EXHIBIT (c)(ii)

Consolidated Financial Statements of the Co-Registrant for the fiscal year ended June 30, 2019.

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State or Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

2018–19

Report on State Finances

of the Queensland Government – 30 June 2019

Incorporating the Outcomes Report and

the AASB 1049 Financial Statements

Contents

Page
Message from the Treasurer	2

Outcomes Report - Uniform Presentation Framework

Overview and Analysis	3-1
Operating Statement by Sector	3-7
Balance Sheet by Sector	3-8
Cash Flow Statement by Sector	3-9
General Government Sector Taxes	3-10
General Government Sector Dividend and Income Tax Equivalent Income	3-10
General Government Sector Grant Revenue	3-11
General Government Sector Grant Expenses	3-11
General Government Sector Expenses by Function	3-12
General Government Sector Purchases of Non-financial Assets by Function	3-12
Certification of Outcomes Report	3-13

AASB 1049 Financial Statements

Overview and Analysis	4-1

Audited Financial Statements
Operating Statement	5-1
Balance Sheet	5-3
Statement of Changes in Net Assets (Equity)	5-4
Cash Flow Statement	5-6
Notes to the Financial Statements	5-7
Certification of Queensland State Government Financial Statements	5-87
Independent Auditor’s Report to the Treasurer of Queensland	5-88

Report on State Finances 2018–19 – Queensland Government	1

Message from the Treasurer

I am pleased to present Queensland’s 2018-19 Report on State Finances which includes the Outcomes Report and audited AASB 1049 Financial Statements.

Queensland has reported a strong operating surplus of $992 million, the sixth surplus in a row. Borrowing has remained stable as a proportion of revenue compared to 2017-18, notwithstanding the delivery of a larger capital program.

The Outcomes Report

The Outcomes Report contains financial statements that are presented in accordance with the Uniform Presentation Framework (UPF) which provides comparable reporting of Commonwealth, State and Territory Governments’ financial information.

Queensland’s annual Budget was prepared in accordance with the UPF, and the Outcomes Report compares the 2018-19 actual results with the 2018-19 Estimated Actual in the 2019-20 Budget papers.

The UPF presentation is structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations sectors.

The AASB 1049 Financial Statements

The AASB 1049 Financial Statements outline the operations of the Queensland Government in accordance with Australian Accounting Standard AASB 1049 and other applicable standards and are audited.

These statements focus on the General Government Sector (GGS) and Total State Sector (TSS) and include detailed notes.

The statements include comparatives for the 2017-18 year, and there is also analysis of variances between original budget and actuals.

AASB 1049 aims to harmonise the Government Finance Statistics (GFS) and Accounting Standard frameworks. The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistical standards and allows comprehensive assessments to be made of the economic impact of government.

I note the assurances of Treasury officials that both the Outcomes Report and the audited financial statements are presented on a true and fair basis and that the independent auditor’s report is unqualified.

In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury by agency personnel and of the Treasury staff involved in its preparation.

The Honourable Jackie Trad MP

Deputy Premier

Treasurer

Minister for Aboriginal and Torres Strait Islander Partnerships

Related Publications

This report complements other key publications relating to the financial performance of the Queensland Public Sector including:

•	the annual Budget papers;

•	Budget updates including the Mid Year Fiscal and Economic Review;

•	the Treasurer’s Consolidated Fund Financial Report; and

•	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

2	Report on State Finances 2018–19 – Queensland Government

2018–19

Outcomes Report

Uniform Presentation Framework of the

Queensland Government – 30 June 2019

Outcomes Report - Overview and Analysis

Overview

The General Government Sector (GGS) achieved a UPF net operating balance of $992 million for 2018-19. This is the sixth consecutive year Queensland has recorded an operating surplus.

The 2018-19 outcome represents a significant improvement on the original 2018-19 Budget and the 2018-19 Mid Year Fiscal and Economic Review, and a moderate improvement on the estimated actual forecast published in the 2019-20 Budget. Royalty income remaining elevated, and greater dividend and tax equivalent income from the Public Non-financial Corporations Sector, more than offset the impact of the lower national GST pool on Queensland’s GST revenue, contributing to the substantial improvement in the net operating balance since the 2018-19 Budget.

The 2018-19 net operating balance of $992 million was $150 million higher than the estimated actual outcome in the 2019-20 Budget. The improved outcome reflects lower than forecast expenses.

Chart 3.1: 2018-19 General Government Sector UPF net operating balance compared to budget forecasts

GGS borrowing with QTC at 30 June 2019 were $29.468 billion, $267 million lower than the 2018-19 Budget estimate of $29.735 billion and $465 million lower than the 2018-19 estimated actual in the 2019-20 Budget. This reflects improved operating cash flows and slightly lower purchases of non-financial assets.

Chart 3.2: General Government Sector borrowing with QTC for 2018-19, estimates and actuals

Relative to 2017-18, the GGS gross borrowing with QTC increased modestly by $212 million in 2018-19, while revenue increased by $1.746 billion.

The overall debt to revenue ratio has remained relatively stable at 54% across 2017-18 and 2018-19. This is a considerable improvement from its peak in 2012-13 of 91%. The Government’s Debt Action Plan played a significant role in this improvement.

Non-financial Public Sector gross borrowing with QTC of $67.576 billion in 2018-19 were $564 million lower than the estimated actual forecast in the 2019-20 Budget. This outcome has resulted in an improvement in the Non-financial Public Sector debt to revenue ratio from the estimated actual of 106% to 104%.

Report on State Finances 2018–19 – Queensland Government	3-1

Outcomes Report - Overview and Analysis

Overview continued

The proportion of General Government net investment in non-financial assets funded through operating cash flows in 2018-19 was 106%, compared with the estimated actual at the time of the 2019-20 Budget of 79%. The outcome represents a significant improvement on the 2018-19 Budget projection of 60% and the 2018-19 MYFER estimate of 70%. This measure reflects the Government’s commitment to fiscally responsible infrastructure investment, without substantially increasing debt.

Chart 3.3: General Government Sector operating cashflows as a proportion of net investments in non-financial assets for 2018-19 estimates and actual

Fiscal principles

In keeping with the requirement to regularly report progress against the principles set out in the Charter of Fiscal Responsibility, the table on page 3-3 provides an overview of these fiscal principles and progress against them for the 2018-19 financial year.

Principle 1 - Target ongoing reductions in Queensland’s relative debt burden, as measured by the General Government debt to revenue ratio

In managing GGS debt, a debt to revenue ratio is a key measure of the sustainability of a jurisdiction’s debt levels. Queensland’s debt to revenue ratio was 54% in 2018-19, in line with the estimated actual and substantially below the peak of 91% in 2012-13.

The lower level of debt provided capacity to support additional infrastructure investment in the 2019-20 Budget.

Principle 2 - Target net operating surpluses that ensure any new capital investment in the General Government Sector is funded primarily through recurrent revenues rather than borrowing

Given the importance of managing GGS debt, the Government recognises that the size of the General Government operating surplus must be large enough that recurrent revenues, rather than borrowings, are the primary funding source for capital investment in the GGS.

The proportion of General Government net investment in non-financial assets funded through operating cash flows in 2018-19 was 106%, compared to 79% estimated in the 2019-20 Budget.

Principle 3 - The capital program will be managed to ensure a consistent flow of works to support jobs and the economy and reduce the risk of backlogs emerging

The capital program includes purchases of non-financial assets, capital grants and new finance leases and similar arrangements. The capital program for the State Non-financial Sector in 2018-19 was $11.149 billion, compared to $9.629 billion in 2017-18. The 2019-20 Budget provides for a capital program of $49.544 billion across 2019-20 to 2022-23.

Principle 4 - Maintain competitive taxation by ensuring that General Government Sector own-source revenue remains at or below 8.5% of nominal gross state product, on average, across the forward estimates

Government has a clear role in providing an economic environment that supports business and jobs growth and does not place undue strain on households. In 2018-19, own-source revenue represented 8.5% of nominal gross state product, consistent with the Government’s fiscal principle. Own source revenue is expected to average 8.1% of gross state product across the forward estimates.

•	the Treasurer’s Consolidated Fund Financial Report; and

•	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

3-2	Report on State Finances 2018–19 – Queensland Government

Outcomes Report - Overview and Analysis

Fiscal principles continued

Principle 5 - Target full funding of long term liabilities such as superannuation and WorkCover in accordance with actuarial advice

Consistent with the long-standing practice of successive governments, the Queensland Government is committed to ensuring that the State sets aside assets, on an actuarially determined basis, to meet long term liabilities such as superannuation and WorkCover. The latest full actuarial review of the QSuper scheme was as at 30 June 2018 and was published in a report dated 4 December 2018. The report found the scheme to be fully funded.

As at 30 June 2019, WorkCover Queensland was fully funded.

Principle 6 - Maintain a sustainable public service by ensuring that overall growth in full-time equivalents (FTE) employees, on average over the forward estimates, does not exceed population growth

The Government has committed to providing high quality and appropriate frontline services that keep pace with growth in the population, while maintaining fiscally responsible and affordable levels of expenditure.

Departmental FTEs increased by 2.0% in 2018-19, compared with estimated actual growth of 2.5% at the time of the 2019-20 Budget, with 91% of the growth attributable to health and education. Average FTE growth over the forward estimates is budgeted to be 1.68%, compared to estimated population growth for Queensland of 1 3⁄4%.

The fiscal principles of the Queensland Government 2018-19

Principle	Indicator
Debt to Revenue Ratio
Target ongoing reductions in Queensland’s relative debt burden, as measured by the General Government debt to revenue ratio	Est. Actual	Outcome
	54%	54%
Target net operating surpluses that ensure any new capital investment in the General Government Sector is funded primarily through recurrent revenue rather than borrowings	Net operating cash flows as a proportion of net investments in non-financial assets
	Est. Actual	Outcome
	79%	106%
The capital program will be managed to ensure a consistent flow of works to support jobs and the economy and reduce the risk of backlogs emerging	State Non-financial Sector capital program
	Est. Actual	Outcome
	$11.537 billion	$11.149 billion
Maintain competitive taxation by ensuring that General Government Sector own-source revenue remains at or below 8.5% of nominal gross state product, on average, across the forward estimates	Own-source revenue to gross state product ratio
	Est. Actual	Outcome
	8.5%	8.5%

Target full funding of long-term liabilities such as superannuation and WorkCover in accordance with actuarial advice	The latest actuarial review of the QSuper scheme as at 30 June 2019 found the scheme to be fully funded. The WorkCover scheme was fully funded as at 30 June 2019.

Maintain a sustainable public service by ensuring that overall growth in full-time equivalent employees, on average over the forward estimates, does not exceed population growth	FTE growth across forward estimates 1.7%. Average population growth across forward estimates 1 3⁄4%

Report on State Finances 2018–19 – Queensland Government	3-3

Outcomes Report - Overview and Analysis

Summary of Key UPF Financial Aggregates

Outlined in the table below are the key aggregates, by sector for 2018-19. The actual outcome for 2018-19 is compared to the estimated actual (Est. Actual) per the 2019-20 Budget.

	General Government		Public Non-financial		Non-financial Public
	Sector		Corporations Sector		Sector
	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome
	$ million	$ million	$ million	$ million	$ million	$ million
Revenue	60,068	59,834	13,215	14,256	67,699	68,334
Expenses	59,226	58,842	11,679	12,587	66,965	67,367
Net operating balance	841	992	1,536	1,669	734	967
Capital purchases	6,060	5,764	2,801	2,687	8,856	8,460

Fiscal balance	(2,677)	(2,191)	1,446	1,471	(2,868)	(2,422)
Borrowing with QTC	29,933	29,468	38,208	38,108	68,141	67,576
Leases and similar arrangements	2,623	2,612	—	—	2,623	2,612
Securities and derivatives	122	121	549	599	671	720

Notes:

1.	Numbers may not add due to rounding.
2.	Non-financial Public Sector consolidates the General Government and Public Non-financial Corporations Sector and excludes inter-sector transactions and balances.

General Government Sector

	2018-19	2018-19
General Government Revenue	Est. Actual	Outcome
	$ million	$ million
Taxation revenue	14,005	14,165
Grants revenue	28,709	28,307
Sales of goods and services	5,869	5,789
Interest income	2,247	2,191
Dividend and income tax equivalent income	2,661	2,786
Other revenue	6,575	6,596
Total Revenue	60,068	59,834

Note:

1.	Numbers may not add due to rounding.

Total GGS revenue was $234 million lower than the 2019-20 Budget estimated actual for 2018-19. Grant revenue was down due to a lower than expected national GST pool and revised timing of Commonwealth road infrastructure milestone payments. Offsetting these decreases were higher taxation revenue, primarily due to additional transfer duty on large commercial transactions, and stronger dividend and income tax equivalent income, mainly due to the improved operating position of the Government-owned electricity network businesses.

	2018-19	2018-19
General Government Expenses	Est. Actual	Outcome
	$ million	$ million
Employee expenses	24,096	24,019
Superannuation expenses
Superannuation interest cost	642	642
Other superannuation expenses	3,044	3,012
Other operating expenses	16,791	16,490
Depreciation and amortisation	3,449	3,451
Other interest expenses	1,514	1,581
Grant expenses	9,691	9,647

Total Expenses	59,226	58,842

Note:

1.	Numbers may not add due to rounding.

Total GGS expenses for 2018-19 were $384 million (0.6%) lower than expected in the 2019-20 Budget estimated actual for 2018-19.

Employee expenses and other superannuation expenses were $108 million lower than the estimated actual, which is borne out by lower than budgeted FTEs. Other operating expenses were $301 million lower mainly due to the timing of health expenses.

3-4	Report on State Finances 2018–19 – Queensland Government

Outcomes Report - Overview and Analysis

Summary of Key UPF Financial Aggregates continued

GGS expenditure is focused on the delivery of core services to the community. As shown in Chart 3.4 below, education and health account for over half of the total expenses, consistent with their share in other jurisdictions.

Chart 3.4: Expenses by Function1 (General Government Sector) 2018-19

[1]	Refer to page 3-12 for further detail of expenses in each function.

Net Operating Balance

The net operating balance is the net of revenue and expenses from transactions and was $992 million compared to the estimated actual in the 2019-20 Budget of $841 million. Lower revenue was more than offset by lower expenses, as discussed above.

Capital Purchases

GGS purchases of non-financial assets totalled $5.764 billion which was $297 million (or 4.9%) lower than the 2019-20 Budget estimate for 2018-19 capital purchases. This represents the actual cash outlay per the Cash Flow Statement. There were also accruals at year end for work completed but not yet settled.

Fiscal Balance

The fiscal balance or net lending/borrowing aggregate broadly shows how much of the acquisition of non-financial assets is financed by the net operating balance (excluding depreciation and non-cash grants) and how much by borrowing.

The fiscal balance for 2018-19 has improved by $487 million since the 2019-20 Budget to a deficit of $2.191 billion, mainly due to the improved operating position and lower than estimated capital purchases.

Borrowing

Gross borrowing with QTC was $29.468 billion, compared to $29.256 billion in 2017-18, and was $465 million lower than the 2019-20 Budget estimated actual projection.

Leases and similar arrangements were $2.612 billion at year end, $11 million lower than estimated.

Net Worth

The General Government’s net worth was $201.505 billion as at 30 June 2019, $5.308 billion higher than the estimated actual included in the 2019-20 Budget. The increase related mainly to an upwards revaluation of land under roads and road infrastructure.

Net Debt

Net debt is the sum of deposits held, advances received and borrowings less cash and deposits, advances paid and investments, loans and placements. These financial assets exceeded these financial liabilities in the GGS by $198 million at 30 June 2019. This reflects a $1.859 billion improvement on the estimated actual forecast net debt of $1.661 billion.

The improvement is primarily due to higher cash balances and lower borrowing with QTC resulting from improved net cash flows from operating activities and lower purchases of non-financial assets, as well as an increase in the valuation of investments, loans and placements.

Operating Result

The operating result represents the result for the State under the Accounting Standards framework. The GGS operating result of $173 million differs from the net operating balance as it includes valuation adjustments such as gains and losses on financial and non-financial assets.

Report on State Finances 2018–19 – Queensland Government	3-5

Outcomes Report - Overview and Analysis

Summary of Key UPF Financial Aggregates continued

Comprehensive Result - Total Change in Net Worth

The comprehensive result includes the revaluation of assets taken to reserves and actuarial adjustments to defined benefit superannuation liabilities. The increase from the estimated actual to the actual comprehensive result was due mainly to the revaluations of non-financial assets discussed above.

Public Non-financial Corporations (PNFC) Sector

The Public Non-financial Corporations Sector comprises bodies such as Government-owned corporations (GOCs) that mainly engage in the production of goods and services (of a non-financial nature) for sale in the market place at prices that aim to recover most of the costs involved.

•

The PNFC Sector recorded a net operating surplus of $1.669 billion, $133 million higher than forecast. Both revenue and expenses were higher than forecast, in part due to higher than expected demand and pricing for electricity.

•	The fiscal balance was a surplus of $1.471 billion, compared to an estimated surplus of $1.446 billion.

•	PNFC borrowing with QTC was $38.108 billion at year end, $100 million lower than estimated in the 2019-20 Budget.

State Financial Sector (SFS)

The State Financial Sector is the GFS terminology used for the consolidation of all State Government departments and other General Government entities, Public Non-financial Corporations, Public Financial Corporations and their controlled entities. The equivalent term for SFS used in the AASB 1049 section of this report is Total State Sector. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

•

The net operating balance for 2018-19 was a deficit of $1.086 billion, while the operating result was a deficit of $4.048 billion as it includes over $4.7 billion in unrealised market value adjustments for QTC’s external borrowings and derivatives, following the fall in long term yields. QTC’s market value interest expense is partly offset by its earnings on its long term investments managed by QIC.

•	Purchases of non-financial assets for the SFS were $8.485 billion.

•

The net worth was $191.747 billion, an increase of $1.612 billion to that published in 2017-18 due to upwards revaluation of non-financial assets more than offsetting the market value increase in QTC’s external borrowings and derivatives.

3-6	Report on State Finances 2018–19 – Queensland Government

2018-19 Operating Statement by Sector ($ million)

			General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector (b)		Public Financial Corporations Sector (b)	State Financial Sector
			Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome	Outcome (c)	Outcome (c)
	Revenue from Transactions
	Taxation revenue		14,005	14,165	—	—	13,724	13,876	—	13,870
	Grants revenue		28,709	28,307	561	605	28,745	28,338	—	28,239
	Sales of goods and services		5,869	5,789	12,142	13,060	15,854	16,684	2,360	18,713
	Interest income		2,247	2,191	67	80	2,270	2,219	4,349	1,678
	Dividend and income tax equivalent income		2,661	2,786	13	13	149	160	—	15
	Other revenue		6,575	6,596	433	497	6,957	7,057	63	7,111
	Total Revenue from Transactions		60,068	59,834	13,215	14,256	67,699	68,334	6,772	69,627

Less	Expenses from Transactions
	Employee expenses		24,096	24,019	2,010	1,877	25,987	25,786	366	25,877
	Superannuation expenses
	Superannuation interest cost		642	642	—	(12)	642	630	—	630
	Other superannuation expenses		3,044	3,012	212	223	3,256	3,235	24	3,258
	Other operating expenses		16,791	16,490	3,903	5,080	18,481	19,349	2,284	21,622
	Depreciation and amortisation		3,449	3,451	2,776	2,585	6,225	6,036	15	6,051
	Other interest expenses		1,514	1,581	1,876	1,860	3,192	3,233	5,893	4,177
	Grants expenses		9,691	9,647	16	26	9,182	9,098	99	9,098
	Other property expenses		—	—	886	948	—	—	36	—
	Total Expenses from Transactions		59,226	58,842	11,679	12,587	66,965	67,367	8,716	70,712

Equals	Net Operating Balance		841	992	1,536	1,669	734	967	(1,944)	(1,086)
	Other economic flows - included in operating result		(938)	(819)	227	179	(785)	(742)	1,963	(2,962)
	Operating Result		(97)	173	1,763	1,848	(51)	225	19	(4,048)
	Other economic flows - other movements in equity		585	5,624	(796)	(1,116)	539	5,570	(824)	5,660
	Comprehensive Result - Total Change in Net Worth (d)		488	5,796	967	732	488	5,795	(805)	1,612

	KEY FISCAL AGGREGATES

	Net Operating Balance		841	992	1,536	1,669	734	967	(1,944)	(1,086)

	Net Acquisition/(Disposal) of Non-financial Assets
	Purchases of non-financial assets		6,060	5,764	2,801	2,687	8,856	8,460	24	8,485
	Less	Sales of non-financial assets	292	312	44	33	335	345	61	405
	Less	Depreciation	3,449	3,451	2,776	2,585	6,225	6,036	15	6,051
	Plus	Change in inventories	47	61	36	29	83	90	—	90
	Plus	Other movements in non-financial assets	1,152	1,121	72	100	1,224	1,221	—	1,221
	Equals	Total Net Acquisition of Non-financial Assets	3,518	3,182	90	198	3,602	3,390	(51)	3,339
	Equals	Fiscal Balance	(2,677)	(2,191)	1,446	1,471	(2,868)	(2,422)	(1,893)	(4,425)

Notes:

(a)	Numbers may not add due to rounding.
(b)

The Non-financial Public Sector (NFP) consolidates the GGS and PNFC Sectors, eliminating inter-sector balances and transactions such as dividend and income tax equivalent income. The State Financial Sector consolidates the NFP and the PFC sectors.

(c)	In accordance with UPF requirements, estimates for Public Financial Corporations (PFC) and State Financial Sectors are not included in Budget documentation.
(d)	For GFS, the change in Net Worth is the change from the previous published outcome. This differs from the AASB 1049 statements where prior year adjustments are permitted under IFRS.

Report on State Finances 2018–19 – Queensland Government	3-7

2018-19 Balance Sheet by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector (b)		Public Financial Corporations Sector (b)	State Financial Sector
	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome	Outcome (c)	Outcome (c)
Assets
Financial assets
Cash and deposits	489	1,868	599	704	1,088	2,571	1,674	2,291
Advances paid	676	667	1,869	2,268	670	661	—	661
Investments, loans and placements	32,125	32,557	545	642	32,669	33,199	145,236	71,756
Receivables	4,377	4,503	1,703	1,874	4,142	4,247	372	4,562
Equity
Investments in other public sector entities	23,951	23,049	—	—	4,080	3,412	—	—
Investments - other	151	150	250	297	401	446	—	446
Total financial assets	61,769	62,793	4,967	5,784	43,050	44,536	147,282	79,716

Non-financial Assets
Land and other fixed assets	205,180	211,257	63,881	63,530	269,060	274,787	136	274,923
Other non-financial assets	6,634	6,700	1,220	893	1,187	992	63	885
Total Non-financial Assets	211,814	217,957	65,101	64,423	270,248	275,779	199	275,808

Total assets	273,583	280,750	70,068	70,207	313,298	320,315	147,481	355,525

Liabilities
Payables	4,265	5,142	3,183	3,395	5,537	6,438	121	6,502
Superannuation liability	26,739	26,986	(368)	(263)	26,371	26,723	—	26,723
Other employee benefits	7,073	7,428	719	830	7,792	8,259	138	8,397
Deposits held	2	—	17	14	19	14	7,173	5,233
Advances received	2,270	2,692	6	6	400	424	—	424
Borrowing with QTC	29,933	29,468	38,208	38,108	68,141	67,576	—	—
Leases and other similar arrangements	2,623	2,612	—	—	2,623	2,612	353	2,965
Securities and derivatives	122	121	549	599	671	720	131,412	102,786
Other liabilities	4,358	4,796	7,883	7,880	5,546	6,045	4,873	10,748
Total liabilities	77,386	79,246	50,197	50,570	117,101	118,810	144,069	163,777

Net Worth	196,197	201,505	19,872	19,637	196,197	201,504	3,412	191,747

KEY FISCAL AGGREGATES
Net Financial Worth	(15,617)	(16,452)	(45,230)	(44,786)	(74,051)	(74,274)	3,212	(84,061)
Net Financial Liabilities	39,568	39,501	NA	NA	78,131	77,686	NA	84,061
Net Debt	1,661	(198)	35,767	35,114	37,428	34,916	(7,973)	36,700

Notes:

(a)	Numbers may not add due to rounding.
(b)

The Non-financial Public Sector (NFP) consolidates the GGS and PNFC Sectors, eliminating inter-sector balances and transactions such as dividend and income tax equivalent income. The State Financial Sector consolidates the NFP and the PFC sectors.

(c)	In accordance with UPF requirements, estimates for Public Financial Corporations (PFC) and State Financial sectors are not included in Budget documentation.

3-8	Report on State Finances 2018–19 – Queensland Government

2018-19 Cash Flow Statement by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector (b)		Public Financial Corporations Sector (b)	State Financial Sector
	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome	Outcome (c)	Outcome (c)
Cash Receipts from Operating Activities
Taxes received	14,003	14,127	—	—	13,723	13,842	—	13,836
Grants and subsidies received	28,991	28,572	551	610	29,015	28,602	—	28,503
Sales of goods and services	6,175	6,027	13,267	15,010	16,759	18,882	2,534	21,060
Interest receipts	2,245	2,173	66	80	2,267	2,202	4,305	1,677
Dividends and income tax equivalents	2,815	3,027	13	13	159	326	—	15
Other receipts	8,027	8,034	286	395	8,268	8,418	111	8,522
	62,256	61,959	14,182	16,110	70,191	72,272	6,950	73,613
Cash Payments for Operating Activities
Payments for employees	(27,598)	(27,348)	(2,273)	(2,032)	(29,751)	(29,270)	(384)	(29,379)
Payments for goods and services	(18,802)	(17,889)	(4,619)	(6,393)	(20,697)	(22,084)	(1,550)	(23,597)
Grants and subsidies	(9,799)	(9,391)	(298)	(266)	(9,569)	(9,078)	(99)	(9,078)
Interest paid	(1,513)	(1,568)	(1,876)	(1,856)	(3,192)	(3,220)	(5,832)	(4,163)
Other payments	(1)	(9)	(1,395)	(1,487)	(571)	(627)	(412)	(836)
	(57,712)	(56,206)	(10,461)	(12,035)	(63,781)	(64,278)	(8,277)	(67,053)

Net Cash Flows from Operating Activities	4,544	5,754	3,722	4,074	6,410	7,994	(1,326)	6,560

Cash Flows from Investing Activities Non-financial Assets
Purchases of non-financial assets	(6,060)	(5,764)	(2,801)	(2,687)	(8,856)	(8,460)	(24)	(8,485)
Sales of non-financial assets	292	312	44	33	335	345	61	405
	(5,769)	(5,452)	(2,758)	(2,654)	(8,520)	(8,115)	37	(8,079)
Financial Assets (Policy Purposes)	(92)	(158)	341	22	(57)	(51)	—	(51)
Financial Assets (Liquidity Purposes)	1,426	918	(47)	77	1,379	996	1,506	1,671

Net Cash Flows from Investing Activities	(4,434)	(4,691)	(2,464)	(2,555)	(7,197)	(7,171)	1,543	(6,459)

Receipts from Financing Activities
Advances received (net)	(475)	(56)	(1)	(1)	(60)	(40)	—	(40)
Borrowing (net)	(452)	(440)	500	411	48	(30)	(384)	(416)
Dividends paid	—	—	(1,850)	(1,849)	—	—	(110)	—
Deposits received (net)	—	—	1	(1)	1	(1)	1,062	534
Other financing (net)	—	—	110	44	—	(64)	140	907
	(927)	(497)	(1,240)	(1,397)	(11)	(135)	708	985

Net Increase/(Decrease) in Cash Held	(816)	566	18	123	(798)	688	924	1,086

KEY FISCAL AGGREGATES
Net cash from operating activities	4,544	5,754	3,722	4,074	6,410	7,994	(1,326)	6,560
Net cash from investments in non-financial assets	(5,769)	(5,452)	(2,758)	(2,654)	(8,520)	(8,115)	37	(8,079)
Dividends paid	—	—	(1,850)	(1,849)	—	—	(110)	—
Cash Surplus/(Deficit)	(1,224)	302	(886)	(429)	(2,110)	(121)	(1,400)	(1,520)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	(1,224)	302	(886)	(429)	(2,110)	(121)	(1,400)	(1,520)
Acquisitions under finance leases and similar arrangements	(974)	(955)	—	—	(974)	(955)	—	(955)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(2,198)	(653)	(886)	(429)	(3,084)	(1,076)	(1,400)	(2,475)

Notes:

(a)	Numbers may not add due to rounding.
(b)

The Non-financial Public Sector (NFP) consolidates the GGS and PNFC Sectors, eliminating inter-sector balances and transactions such as dividend and income tax equivalent income. The State Financial Sector consolidates the NFP and the PFC sectors.

(c)	In accordance with UPF requirements, estimates for Public Financial Corporations (PFC) and State Financial sectors are not included in Budget documentation.

Report on State Finances 2018–19 – Queensland Government	3-9

Outcomes Report - Other General Government UPF Data

Data in the following tables is presented in accordance with the Uniform Presentation Framework.

General Government Sector Taxes

2018-19 Outcome $ million
Taxes on employers’ payroll and labour force	4,160

Taxes on property
Land taxes	1,334
Other	541

Taxes on the provision of goods and services
Stamp duties on financial and capital transactions	3,232
Financial Institutions’ transactions taxes	156
Taxes on gambling	1,333
Taxes on insurance	1,003

Taxes on use of goods and performance of activities
Motor vehicle taxes	2,405
Other	1

Total Taxation Revenue	14,165

Note:

1.	Numbers may not add due to rounding.

General Government Sector

Dividend and Income Tax Equivalent Income

2018-19 Outcome $ million
Dividend and Income Tax Equivalent income from PNFC sector	2,639
Dividend and Income Tax Equivalent income from PFC sector	145
Other Dividend and Income Tax Equivalent income	2

Total Dividend and Income Tax Equivalent income	2,786

Note:

1.	Numbers may not add due to rounding.

3-10	Report on State Finances 2018–19 – Queensland Government

Outcomes Report - Other General Government UPF Data

General Government Sector Grant Revenue

2018-19 Outcome $ million
Current grant revenue

Current grants from the Commonwealth
General purpose grants	14,374
Specific purpose grants	8,633
Specific purpose grants for on-passing	3,257
Total current grants from the Commonwealth	26,265
Other contributions and grants	326
Total current grant revenue	26,591

Capital grant revenue

Capital grants from the Commonwealth
Specific purpose grants	1,662
Specific purpose grants for on-passing	5
Total capital grants from the Commonwealth	1,667
Other contributions and grants	49
Total capital grant revenue	1,716

Total grant revenue	28,307

Note:

1.	Numbers may not add due to rounding.

General Government Sector Grant Expense

2018-19 Outcome $ million
Current grant expenses

Private and not-for-profit sector	2,415
Private and not-for-profit sector on-passing	2,775
Local Government	195
Local Government on-passing	492
Grants to other sectors of Government	1,607
Other	393
Total current grant expense	7,878

Capital grant expenses

Private and not-for-profit sector	521
Local Government	1,074
Local Government on-passing	6
Grants to other sectors of Government	36
Other	132
Total capital grant expenses	1,769

Total grant expenses	9,647

Note:

1.	Numbers may not add due to rounding.

Report on State Finances 2018–19 – Queensland Government	3-11

Outcomes Report - Other General Government UPF Data

General Government Sector Expenses by Function

2018-19 Outcome $ million

General Public Services	5,637
Executive and legislative organs, financial and fiscal affairs, external affairs	657
General services	342
Public debt transactions	1,556
Transfers of a general character between level of government	570
General public services n.e.c.	2,513

Public Order and Safety	5,238
Police services	2,171
Civil and fire protection services	558
Law courts	886
Prisons	1,147
Public order and safety n.e.c.	476

Economic Affairs	1,806
General economic, commercial and labour affairs	321
Agriculture, forestry, fishing and hunting	381
Fuel and energy	469
Mining, manufacturing and construction	271
R&D - Economic affairs	185
Other industries	179

Environmental Protection	1,077
Waste water management	5
Protection of biodiversity and landscape	719
Environmental protection n.e.c.	353

Housing and Community Amenities	1,062
Housing development	696
Community development	116
Water supply	218
Housing and community amenities n.e.c.	32

2018-19 Outcome $ million

Health	17,996
Outpatient services	2,853
Hospital services	10,138
Mental health institutions	472
Community health services	3,616
Public health services	409
R&D - Health	255
Health n.e.c.	254

Recreation, Culture and Religion	833
Recreation and sporting services	333
Cultural services	372
Recreation, culture and religion n.e.c.	128

Education	14,310
Pre-primary and primary education	6,926
Secondary education	4,637
Tertiary education	1,307
Subsidiary services to education	168
Education n.e.c.	1,272

Social Protection	4,605
Sickness and disability	1,848
Old age	12
Family and children	1,373
Housing	425
Social exclusion n.e.c.	174
Social protection n.e.c.	773

Transport	6,277
Road transport	2,773
Bus transport	67
Water transport	165
Railway transport	2,018
Multi-mode urban transport	847
Transport n.e.c.	407

Total	58,842

Note:

1.	Numbers may not add due to rounding.

General Government Sector Purchases of Non-financial Assets by Function

2018-19 Outcome $ million
General public services	242
Public order and safety	417
Economic affairs	30
Environmental protection	136
Housing and community amenities	299
Health	574
Recreation, culture and religion	44
Education	844
Social protection	60
Transport	3,120
Total	5,764

Note:

1.	Numbers may not add due to rounding.

3-12	Report on State Finances 2018–19 – Queensland Government

Certification of Outcomes Report

Management Certification

The foregoing Outcomes Report contains financial statements for the Queensland State Government, prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

This report separately discloses outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial Sectors within Queensland. Entities excluded from this report include local governments and universities. Queensland public sector entities consolidated for this report are listed in the AASB 1049 Financial Statements, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.

In our opinion, we certify that the Outcomes Report has been properly drawn up, in accordance with UPF requirements, to present a true and fair view of:

(i)	the Operating Statement and Cash Flows of the Queensland State Government for the financial year; and

(ii)	the Balance Sheet of the Government at 30 June 2019.

At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

Glenn Miller, CPA	Frankie Carroll, CA FCCA GAICD AITI
Acting Head of Budget and Financial Management	Under Treasurer
Queensland Treasury	Queensland Treasury

22 January 2020

Report on State Finances 2018–19 – Queensland Government	3-13

2018–19

AASB 1049

Financial Statements

Overview and Analysis – 30 June 2019

AASB 1049 - Overview and Analysis

The following analysis compares current year General Government Sector (GGS) and Total State Sector (TSS) performance with last year’s balances, restated for changes in accounting policies, presentational and timing differences and errors.

AASB 1049 Whole of Government and General Government Sector Financial Reporting aims to harmonise the disclosure presentation to be consistent with the Uniform Presentation Framework disclosed in the Outcomes Report.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information under AASB1049:

	General Government Sector		Total State Sector
	2019 $ million	2018 $ million	2019 $ million	2018 $ million
Taxation revenue	14,165	13,244	13,870	12,983
Grants revenue	28,307	27,966	28,239	27,912
Sales of goods and services	5,789	5,884	18,713	18,304
Interest income	2,191	2,389	1,678	1,569
Dividend and income tax equivalent income	2,786	2,920	15	14
Other revenue	6,596	5,685	7,111	6,231
Continuing Revenue from Transactions	59,834	58,087	69,627	67,012

Employee expenses	24,019	22,681	25,877	24,357
Superannuation expenses	3,654	3,409	3,888	3,637
Other operating expenses	16,490	17,259	21,622	21,668
Depreciation and amortisation	3,451	3,326	6,051	5,840
Other interest expense	1,581	1,614	4,177	4,127
Grants expenses	9,647	8,048	9,098	7,469
Continuing Expenses from Transactions	58,842	56,337	70,712	67,099

Net Operating Balance	992	1,750	(1,086)	(86)
Other Economic Flows - Included in Operating Result	(819)	(1,110)	(2,962)	1,432
Operating Result	173	640	(4,048)	1,346
Other Economic Flows - Other Movements in Equity	6,294	(591)	6,331	(594)
Comprehensive Result [1]	6,467	50	2,283	752

Purchases of non-financial assets	5,764	5,126	8,485	7,659

Fiscal Balance	(2,191)	(587)	(4,425)	(2,501)

Borrowing with QTC	29,468	29,256	—	—

Leases and other loans	2,612	2,142	2,965	2,467
Securities and derivatives	121	122	102,786	96,708

Assets	280,750	270,683	355,525	341,879
Liabilities	79,246	75,645	163,777	152,415
Net Worth	201,505	195,038	191,747	189,464

Note:

1.	Comprehensive result is different to the Outcomes Report as it reflects the movement from the 2018 recast position, rather than the 2018 published position.

Report on State Finances 2018–19 – Queensland Government	4-1

AASB 1049 - Overview and Analysis

Net Operating Balance

The General Government Sector (GGS) net operating balance was a surplus of $992 million compared to a restated surplus of $1.75 billion in 2017-18.

GGS revenue grew by around 3% ($1.746 billion) while expenses grew by around 4% ($2.505 billion) over the year.

The Total State Sector (TSS) net operating balance showed a deficit of $1.086 billion compared to a restated deficit of $86 million in 2017-18.

The variances are explained below.

Revenue

Revenue from transactions increased from $58.087 billion in 2017-18 to be $59.834 billion in the GGS and totals $69.627 billion in the TSS, an increase of $2.615 billion over 2017-18.

Revenues by type for the GGS and TSS are shown in the following chart:

Taxation revenue increased in 2018-19 by $921 million for GGS and $887 million for the TSS. This mainly reflects increased collections in almost all categories. Payroll tax increased $254 million resulting from improvements in mining and construction activity. Stamp duty collections were $246 million higher, mainly transfer duty on large transactions.

Commonwealth and other grants comprised 47% of GGS revenue and 41% of TSS revenue. Grant revenue increased $341 million from 2017-18 for the GGS and $327 million for the TSS. The increase was primarily due to

•	specific purpose payments from the Commonwealth which increased $824 million, mainly for health and education services;

•	National Partnership Payments which increased $95 million (mainly for NDRRA);

•	grants for on-passing were $239 million higher, mainly to non-state schools.

These increases were partly offset by lower GST of $797 million (lower relativities).

Dividend and income tax revenue for the GGS was lower in 2018-19 mainly due to the lower returns from the electricity sector.

GGS other revenue was $911 million higher in 2018-19 than 2017-18 mainly due to higher coal royalties. This increase flows through to the TSS.

4-2	Report on State Finances 2018–19 – Queensland Government

AASB 1049 - Overview and Analysis

Expenses

Total expenses for 2018-19 were $58.842 billion for the GGS and $70.712 billion for the TSS, $2.505 billion and $3.614 billion more than the previous year respectively.

Expenses by type are shown in the following chart:

Employee and superannuation expenses were 6% higher in 2018-19, consistent with the estimate in the 2019-20 Budget. The increases are mainly in the areas of Health and Education, reflecting the Government’s commitment to revitalising frontline services.

Other operating expenses were $769 million lower than 2017-18 for the GGS, mainly due to the Commonwealth Games in 2017-18 and the transition of provision of disability services to the NDIS, which is expensed as a grant to the Commonwealth from the State. TSS other operating expenses were $46 million lower for the TSS due to higher costs in the electricity sector and for WorkCover, offsetting the lower expenses in the GGS.

Depreciation and amortisation increased by $125 million for the GGS and $211 million for the TSS, due to increases in infrastructure.

Interest costs decreased by $33 million to $1.581 billion for the GGS in 2018-19, due to lower interest rates on QTC debt, partly offset by interest on new finance leases.

Grant expenses increased $1.599 billion in the GGS, mainly due to the transition of disability services to the NDIS, increases in the on-passing of Commonwealth grants for education and grants to councils for the Waste Levy, Haughton Pipeline, disaster relief and returned works.

Operating Result

The operating result is the surplus or deficit for the year under the Australian Accounting Standards framework. Valuation and other adjustments such as deferred tax, capital returns and market value interest are shown as other economic flows and are included in the operating result.

The GGS operating result for the 2018-19 year was a surplus of $173 million (2017-18: $640 million). The difference in the result compared to 2017-18 is due to the lower net operating balance, discussed above, partly offset by lower actuarial adjustments to the long service leave liability and the market value adjustment to the fixed rate notes with QTC.

The TSS operating result was a deficit of $4.048 billion compared to a surplus of $1.346 billion in 2017-18. The lower result in 2018-19 arose mainly from the lower net operating balance as well as the net effect of realised and unrealised market value adjustments to derivatives, investments and borrowings.

Report on State Finances 2018–19 – Queensland Government	4-3

AASB 1049 - Overview and Analysis

Fiscal Balance

The GGS fiscal deficit was $2.191 billion for 2018-19 compared to a deficit of $587 million for 2017-18. The TSS fiscal deficit was $4.425 billion for 2018-19 compared to a deficit of $2.501 billion for 2017-18 due to the lower net operating balance and higher purchases of non-financial assets.

Assets

Assets controlled by the GGS at 30 June 2019 totalled $280.75 billion, an increase of $10.067 billion on 2017-18, while assets controlled by the TSS at 30 June 2019 totalled $355.525 billion (2018: $341.879 billion), an increase of $13.645 billion.

Financial assets in the GGS were $85 million lower than 2017-18, with higher cash balances offset by the lower balance on the fixed rate notes.

Financial assets of the State increased by $2.552 billion, mainly reflecting higher cash balances ($1.086 billion) and securities and bonds invested by QTC from forward funding and client deposits.

Non-financial assets increased by $10.152 billion in the GGS due to revaluations of land under roads and road infrastructure, as well as capital purchases exceeding depreciation. The increase at the TSS level was $11.093 billion.

Of the TSS assets, GGS assets comprised 79%. Total assets are made up of:

	General Government	Total State
	$M	$M
Financial	62,793	79,716
Infrastructure	57,291	111,827
Land and buildings	136,737	140,828
Plant and equipment and other	23,929	23,154

	280,750	355,525

The main types of assets owned by the State are detailed in the following chart:

4-4	Report on State Finances 2018–19 – Queensland Government

AASB 1049 - Overview and Analysis

Liabilities

Liabilities at 30 June 2019 totalled $79.246 billion for the GGS and $163.777 billion for the TSS, an increase of $3.601 billion over 2017-18 for the GGS and an increase of $11.362 billion for the State.

The overall change in liabilities for the GGS arose largely from increases in the superannuation and long service leave liabilities, mainly due to lower discount rates, as well as higher other employee entitlements. Provisions increased for Stolen Wages and compensation of victims of sexual abuse, while operating and capital payables were higher due to timing differences on payments. Debt from QTC was $212 million higher following withdrawals from the redraw facility, and net new financing of PPPs such as the Toowoomba Second Range Crossing increased leases and other loans by $470 million.

For the TSS, securities and derivatives, largely held by QTC, have increased $6.078 billion, mainly due to market value adjustments. Provisions have increased by $1.85 billion, mainly for WorkCover and the National Injury Insurance Scheme, in addition to the increase in the GGS.

Of the TSS liabilities, GGS liabilities comprised 49%. Total liabilities are made up of:

	General Government	Total State
	$M	$M
Securities and derivatives	121	102,786
Deposits held, borrowings and advances	34,772	8,622
Employee benefit obligations	34,414	35,119
Other liabilities	9,938	17,250

	79,246	163,777

The components of State liabilities are shown in the following chart:

Cash Flow Statement

The GGS recorded positive net cash flows from operating activities of $5.754 billion which were used to fund net investments in non-financial assets of $5.452 billion, resulting in a cash surplus of $302 million (2018: $337 million).

The TSS recorded net cash flows from operating activities for the 2018-19 financial year of $6.56 billion. This has financed net investments in non-financial assets of $8.079 billion, resulting in a cash deficit of $1.52 billion (2018: $680 million deficit).

Report on State Finances 2018–19 – Queensland Government	4-5

2018–19

Audited Information

Queensland General Government and

Whole of Government Consolidated

Financial Statements

30 June 2019

Operating Statement for Queensland

for the Year Ended 30 June 2019

				General Government Sector		Total State Sector
				2019	2018	2019	2018
			Notes	$M	$M	$M	$M
	Continuing Operations Revenue from Transactions
	Taxation revenue		3	14,165	13,244	13,870	12,983
	Grants revenue		4	28,307	27,966	28,239	27,912
	Sales of goods and services		5	5,789	5,884	18,713	18,304
	Interest income		6	2,191	2,389	1,678	1,569
	Dividend and income tax equivalent income		7	2,786	2,920	15	14
	Other revenue		8	6,596	5,685	7,111	6,231
	Continuing Operations Total Revenue from Transactions			59,834	58,087	69,627	67,012

Less	Continuing Operations Expenses from Transactions
	Employee expenses		9	24,019	22,681	25,877	24,357
	Superannuation expenses
	Superannuation interest cost		48	642	667	630	656
	Other superannuation expenses		10	3,012	2,741	3,258	2,981
	Other operating expenses		11	16,490	17,259	21,622	21,668
	Depreciation and amortisation		12	3,451	3,326	6,051	5,840
	Other interest expense		13	1,581	1,614	4,177	4,127
	Grants expenses		14	9,647	8,048	9,098	7,469
	Continuing Operations Total Expenses from Transactions			58,842	56,337	70,712	67,099

Equals Net Operating Balance				992	1,750	(1,086)	(86)

Add	Continuing Operations Other Economic Flows - Included in Operating Result *
	Gains/(losses) on sale of assets/settlement of liabilities		15	42	29	346	177
	Revaluation increments/(decrements) and impairment (losses)/reversals		16	(307)	(79)	1,919	1,675
	Asset write-downs		17	(167)	(239)	(191)	(314)
	Actuarial adjustments to liabilities		18	(398)	(794)	(687)	(797)
	Deferred income tax equivalents			(70)	(42)	—	—
	Dividends and tax equivalents treated as capital returns		19	102	50	—	—
	Other		20	(21)	(34)	(4,350)	692
	Continuing Operations Total Other Economic Flows - Included in Operating Result			(819)	(1,110)	(2,962)	1,432

Equals Operating Result from Continuing Operations				173	640	(4,048)	1,346

Add	Other Economic Flows - Other Movements in Equity **
	Adjustments to opening balances ***			48	57	48	57
	Revaluations****		21	6,246	(648)	6,282	(651)
	Other****		22	—	—	1	—
	Total Other Economic Flows - Other Movements in Equity			6,294	(591)	6,331	(594)

Equals	Comprehensive Result/Total Change in Net Worth			6,467	50	2,283	752

	KEY FISCAL AGGREGATES

	Net Operating Balance			992	1,750	(1,086)	(86)

Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets			5,764	5,126	8,485	7,659
	Less	Sales of non-financial assets		312	292	405	347
	Less	Depreciation		3,451	3,326	6,051	5,840
	Plus	Change in inventories		61	13	90	49
	Plus	Other movement in non-financial assets		1,121	815	1,221	894
	Equals	Total Net Acquisition/(Disposal) of Non-Financial Assets		3,182	2,337	3,339	2,415
Equals	Fiscal Balance			(2,191)	(587)	(4,425)	(2,501)

*	Other economic flows - included in operating result includes fair value gains / losses from financial assets and liabilities held at fair value through profit or loss.
**	Other economic flows - other movements in equity includes fair value gains / losses from financial assets and liabilities held at fair value through other comprehensive income.
***	Refer to Statement of Changes in Net Assets (Equity).
****	Refer to page 5-2 for split of items in Other Movements in Equity between those that may and those that will not be reclassified subsequently to the Operating Result.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-1

Operating Statement for Queensland

for the Year Ended 30 June 2019

continued

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
Analysis of Other Economic Flows - Other Movements in Equity
Adjustments to opening balances	48	57	48	57
Per AASB 7 Financial Instruments: Disclosures, Other Movements in Equity per page 5-01 are required to be classified as follows:

Items that will not be reclassified subsequently to Operating Result
Increments/(decrements) in asset revaluation surplus	7,430	(1,931)	7,641	(923)
Increments/(decrements) on investments	(33)	1,262	2	15
Actuarial gains/(losses) on defined benefit superannuation plans (net of tax)	(1,098)	(86)	(1,161)	(50)
Other	—	—	1	—
Total items that will not be reclassified subsequently to Operating Result	6,299	(755)	6,483	(958)

Items that may be reclassified subsequently to Operating Result
Increments/(decrements) on cash flow hedges (net of tax)	(64)	108	(211)	308
Increments/(decrements) on financial assets at fair value through other comprehensive income	11	(1)	11	(1)
Total items that may be reclassified subsequently to Operating Result when certain conditions are met	(53)	107	(201)	306

Total Other Economic Flows - Other Movements in Equity	6,294	(591)	6,331	(594)

This Operating Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the above components.

5-2	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Balance Sheet for Queensland as at 30 June 2019

			General Government Sector		Total State Sector
			2019	2018	2019	2018
	Notes		$M	$M	$M	$M
Assets
Financial Assets
Cash and deposits	23		1,868	1,302	2,291	1,205
Receivables and loans
Receivables	24	(a)	4,503	4,743	4,562	4,406
Advances paid	24	(b)	667	629	661	622
Loans paid	24	(c)	206	206	10,171	9,753
Securities other than shares	25	(a)	32,351	32,638	61,585	60,784
Shares and other equity investments
Investments in public sector entities	25	(b)	23,049	23,203	—	—
Investments in other entities	25	(c)	1	8	297	245
Investments accounted for using the equity method	26	(a)	149	149	149	149
Total Financial Assets			62,793	62,878	79,716	77,164

Non-Financial Assets
Inventories	28		597	533	1,246	1,225
Assets held for sale	29		145	184	160	272
Investment properties	30		353	371	671	685
Property, plant and equipment	32		209,380	198,559	271,580	259,937
Intangibles	33		816	806	1,555	1,528
Deferred tax asset			6,204	6,420	—	—
Other non-financial assets	34		463	931	597	1,067
Total Non-Financial Assets			217,957	207,805	275,808	264,715

Total Assets			280,750	270,683	355,525	341,879

Liabilities
Payables	35		5,142	4,438	6,502	5,941
Employee benefit obligations
Superannuation liability	36	(a)	26,986	26,000	26,723	25,632
Other employee benefits	36	(b)	7,428	6,698	8,397	7,600
Deposits held	37	(a)	—	—	5,233	4,699
Advances	37	(b)	2,692	2,747	424	462
Borrowing with QTC	37	(c)	29,468	29,256	—	—
Leases and other loans	37	(d)	2,612	2,142	2,965	2,467
Securities and derivatives	37	(e)	121	122	102,786	96,708
Deferred tax liability			528	582	—	—
Provisions	38		3,217	2,584	8,892	7,042
Other liabilities	39		1,052	1,076	1,856	1,863
Total Liabilities			79,246	75,645	163,777	152,415

Net Assets			201,505	195,038	191,747	189,464

Net Worth
Accumulated surplus			88,883	89,002	79,878	84,851
Reserves			112,621	106,035	111,869	104,613
Total Net Worth			201,505	195,038	191,747	189,464

KEY FISCAL AGGREGATES
Net Financial Worth			(16,452)	(12,767)	(84,061)	(75,251)
Net Financial Liabilities			39,501	35,970	84,061	75,251
Net Debt			(198)	(509)	36,700	31,973

This Balance Sheet should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net assets.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-3

Statement of Changes in Net Assets (Equity) for Queensland General Government Sector

for the Year ended 30 June 2019

			Comprehensive Result for Period
	Opening Balance	Adjustments to Opening Balances	Movements	Transfers / Entity Cessation	Actuarial Gain / Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2019
Accumulated surplus[1]	89,002	771	173	36	(1,098)	88,883
Revaluation reserve - financial assets[2]	16,491	(722)	(86)	(11)	—	15,672
Revaluation reserve - non-financial assets[3]	89,438	—	7,430	(31)	—	96,837
Other reserves	107	—	—	6	—	112

Total equity at the end of the financial year	195,038	48	7,517	—	(1,098)	201,505

			Comprehensive Result for Period [7]
	Opening Balance	Adjustments to Opening Balances	Movements	Transfers / Entity Cessation	Actuarial Gain / Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2018
Accumulated surplus[4]	87,740	26	640	682	(86)	89,002
Revaluation reserve - financial assets[5]	15,042	79	1,369	1	—	16,491
Revaluation reserve - non-financial assets[6]	92,099	(48)	(1,931)	(683)	—	89,438
Other reserves	106	—	—	1	—	107

Total equity at the end of the financial year	194,988	57	79	—	(86)	195,038

The following notes relate to current year opening balance adjustments to equity:

1.

The current year accumulated surplus opening balance has increased by $771 million primarily as a result of a fair value adjustment to the fixed rate notes asset with QTC and other investments on adoption of AASB 9 Financial Instruments. (Refer Note 1(e))

2.

The current year financial asset revaluation reserve opening balance has decreased by $722 million. This is the change in the GGS’s Net Worth after the fair value adjustment to the QTC fixed rate note.

The following note relates to equity movements in the current year:

3.	The movement in the revaluation reserve for non-financial assets for 2018-19 of $7.43 billion mainly relates to land under roads and roads infrastructure. This flows through to the Total State Sector.

The following notes relate to prior year adjustments to equity:

4.

The opening accumulated surplus has increased by $26 million, mainly as a result of a re-statement by Queensland Health in relation to demolition works on the former Gold Coast Hospital land, and an adjustment to costs on land sales by Economic Development Queensland. The movement in accumulated surplus for the period includes a prior year decrease of $728 million which is mainly due to an actuarial revision (increase) in the long service leave liability of $725 million following a modelling revision.

5.	The opening in financial asset revaluation reserve includes a prior year increase of $79 million, mainly in relation to changes in value of the Public Non-financial Corporations Sector infrastructure.
6.	The opening non-financial asset revaluation reserve has decreased by $48 million due to a revision in the value of the Southbank Education and Training precinct.
7.	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

5-4	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Statement of Changes in Net Assets (Equity) for Queensland Total State Sector

for the Year ended 30 June 2019

Continued

		Adjustments to	Comprehensive Result for Period
	Opening Balance	Opening Balances	Movements	Transfers / Entity Cessation	Actuarial Gain /Loss on Superannuation [1]	Closing Balance
	$M	$M	$M	$M	$M	$M
2019
Accumulated surplus[2]	84,851	111	(4,048)	124	(1,161)	79,878
Revaluation reserve - financial assets[3]	1,025	(63)	(198)	(11)	—	753
Revaluation reserve - non-financial assets	101,667	—	7,641	(89)	—	109,218
Other reserves	1,921	—	—	(23)	—	1,898

Total equity at the end of the financial year	189,464	48	3,395	1	(1,161)	191,747

		Adjustments to	Comprehensive Result for Period [6]
	Opening Balance	Opening Balances	Movements	Transfers / Entity Cessation	Actuarial Gain /Loss on Superannuation [1]	Closing Balance
	$M	$M	$M	$M	$M	$M
2018
Accumulated surplus[4]	83,042	108	1,346	406	(50)	84,851
Revaluation reserve - financial asset	705	(3)	322	1	—	1,025
Revaluation reserve - non-financial assets[5]	103,359	(48)	(923)	(721)	—	101,667
Other reserves	1,607	—	—	315	—	1,921

Total equity at the end of the financial year	188,712	57	744	—	(50)	189,464

1.	Refer to Note 49 - Retirement Benefit Obligations.

The following notes relate to current year opening balance adjustments to equity:

2.	The current year accumulated surplus opening balance has increased by $111 million, due to the effect of the adoption of AASB 9 Financial Instruments on investments and derivatives.

3.

The current year financial asset revaluation reserve opening balance has decreased by $63 million, due to changes to the valuation of derivatives following the adoption of AASB 9 Financial Instruments.

The following notes relate to prior year adjustments to equity:

4.

The opening accumulated surplus has increased by $108 million, mainly as a result of the reversal of prior year infrastructure impairment losses on water infrastructure. The movement in accumulated surplus for the period includes a prior year decrease of $728 million which is mainly due to an actuarial revision (increase) in the long service leave liability of $725 million following a modelling revision.

5.	The opening non-financial asset revaluation reserve has decreased by $48 million due to a revision in the value of the Southbank Education and Training precinct.

6.	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-5

Cash Flow Statement for Queensland

for the Year Ended 30 June 2019

			General Government Sector		Total State Sector
			2019	2018	2019	2018
	Notes		$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received			14,127	13,232	13,836	12,977
Grants and subsidies received			28,572	28,020	28,503	27,965
Sales of goods and services			6,027	5,919	21,060	20,335
Interest receipts			2,173	2,389	1,677	1,667
Dividends and income tax equivalents			3,027	2,668	15	14
Other receipts			8,034	6,991	8,522	7,567
			61,959	59,218	73,613	70,524
Cash paid
Payments for employees			(27,348)	(25,964)	(29,379)	(27,820)
Payments for goods and services			(17,889)	(18,488)	(23,597)	(23,536)
Grants and subsidies paid			(9,391)	(8,014)	(9,078)	(7,602)
Interest paid			(1,568)	(1,580)	(4,163)	(4,097)
Other payments			(9)	(1)	(836)	(837)
			(56,206)	(54,047)	(67,053)	(63,893)
Net Cash Flows from Operating Activities	40	(a)	5,754	5,171	6,560	6,632

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets			(5,764)	(5,126)	(8,485)	(7,659)
Sales of non-financial assets			312	292	405	347
			(5,452)	(4,834)	(8,079)	(7,312)
Financial Assets (Policy Purposes)
Equity acquisitions			(270)	(4)	—	(4)
Equity disposals			164	557	2	7
Advances and concessional loans paid			(165)	(166)	(164)	(166)
Advances and concessional loans received			113	147	112	147
			(158)	534	(51)	(15)
Financial Assets (Liquidity Purposes)
Purchases of investments			(2,817)	(5,643)	(50,475)	(53,146)
Sales of investments			3,735	4,549	52,147	54,392
			918	(1,094)	1,671	1,245
Net Cash Flows from Investing Activities			(4,691)	(5,394)	(6,459)	(6,082)

Cash Flows from Financing Activities
Cash received
Advances received			3,070	3,254	2	—
Proceeds of borrowing			174	137	688	475
Deposits received			—	—	1,117	555
Other financing (including interest bearing liabilities)			—	—	54,042	53,038
			3,245	3,391	55,849	54,068
Cash paid
Advances paid			(3,127)	(2,349)	(42)	(34)
Borrowing repaid			(615)	(542)	(1,104)	(637)
Deposits withdrawn			—	(2)	(583)	(921)
Other financing (including interest bearing liabilities)			—	—	(53,135)	(54,406)
			(3,741)	(2,893)	(54,864)	(55,998)
Net Cash Flows from Financing Activities			(497)	499	985	(1,930)

Net Increase/(Decrease) in Cash and Deposits Held			566	275	1,086	(1,380)
Cash and deposits at the beginning of the financial year			1,302	1,027	1,205	2,586
Cash and Cash Equivalents Held at the End of the Financial Year	23		1,868	1,302	2,291	1,205

KEY FISCAL AGGREGATES
Net Cash from Operating Activities			5,754	5,171	6,560	6,632
Net Cash Flow from Investments in Non-Financial Assets			(5,452)	(4,834)	(8,079)	(7,312)
CASH SURPLUS/(DEFICIT)			302	337	(1,520)	(680)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)			302	337	(1,520)	(680)
Acquisitions under finance leases and similar arrangements			(955)	(584)	(955)	(584)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements			(653)	(247)	(2,475)	(1,264)

This Cash Flow Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net cash flows.

5-6	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

Index of Notes

Note	Title	Page

1.	Basis of financial statements preparation	5-8
2.	Disaggregated information	5-14
3.	Taxation revenue	5-20
4.	Grants revenue	5-20
5.	Sales of goods and services	5-20
6.	Interest income	5-21
7.	Dividend and income tax equivalent income	5-21
8.	Other revenue	5-21
9.	Employee expenses	5-21
10.	Other superannuation expenses	5-21
11.	Other operating expenses	5-21
12.	Depreciation and amortisation	5-22
13.	Other interest expense	5-22
14.	Grants expenses	5-23
15.	Gains/(losses) on sale of assets/settlement of liabilities	5-23
16.	Revaluation increments/(decrements) and impairment (losses)/reversals	5-23
17.	Asset write-downs	5-24
18.	Actuarial adjustments to liabilities	5-24
19.	Dividends and tax equivalents treated as capital returns	5-24
20.	Other economic flows - included in operating result - other	5-24
21.	Other economic flows - other movements in equity - revaluations	5-25
22.	Other economic flows - other movements in equity - other	5-25
23.	Cash and deposits	5-25
24.	Receivables and loans	5-25
25.	Securities and shares	5-27
26.	Other investments	5-28
27.	Public private partnerships (PPP)	5-30
28.	Inventories	5-34
29.	Assets held for sale	5-34
30.	Investment properties	5-34
31.	Restricted assets	5-35
32.	Property, plant and equipment	5-36
33.	Intangibles	5-47
34.	Other non-financial assets	5-49
35.	Payables	5-49
36.	Employee benefit obligations	5-49
37.	Deposits, borrowings and advances, securities and derivatives	5-51
38.	Provisions	5-53
39.	Other liabilities	5-56
40.	Notes to the Cash Flow Statement	5-56
41.	Expenditure commitments	5-59
42.	Cash and other assets held in trust	5-60
43.	Contingent assets and liabilities	5-60
44.	Post balance date events	5-63
45.	Climate Change	5-64
46.	Financial risk management disclosure	5-64
47.	Net fair value of financial instruments	5-69
48.	Retirement benefit obligations	5-71
49.	Related parties and Ministerial remuneration	5-75
50.	Controlled entities	5-75
51.	Reconciliation to GFS	5-78
52.	Expenses from transactions by function	5-81
53.	Sector assets by function	5-81
54.	General Government Sector budget to actual comparison	5-82

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-7

Notes to the Financial Statements

1.	Basis of financial statements preparation

(a)	General information

This financial report is prepared for the Queensland General Government Sector (GGS) and the consolidated Total State Sector (TSS).

The GGS is a component of the TSS. The GGS is determined in accordance with the principles and rules contained in the Australian Bureau of Statistics’ (ABS) Australian System of Government Finance Statistics: Concepts, Sources and Methods 2015 (ABS GFS Manual). According to the ABS GFS Manual, the GGS consists of all government units and non-profit institutions controlled and mainly financed by government. Government units are legal entities established by political processes that have legislative, judicial or executive authority over other units and which provide goods and services to the community or to individuals on a non-market basis and make transfer payments to redistribute income and wealth. Non-profit institutions are created for the purpose of producing or distributing goods and services but are not a source of income, profit or other financial gain for the government. Refer Note 1(c) for further information on sectors.

Unless otherwise stated, references in this report to “the State” include both the GGS and TSS.

(b)	The Government reporting entity

The Queensland Government economic entity (Total State Sector) includes all State Government departments, other General Government entities, Public Non-financial Corporations (PNFC), Public Financial Corporations (PFC) and their controlled entities. Refer Note 50 for a full list of controlled entities included in each sector.

Under AASB 1049 Whole of Government and General Government Sector Financial Reporting , the preparation of the GGS financial report does not require full application of AASB 10 Consolidated Financial Statements and AASB 9 Financial Instruments . The GGS includes the value of all material assets, liabilities, equity, revenue and expenses of entities controlled by the GGS of Queensland. Assets, liabilities, revenue, expenses and cash flows of government controlled entities that are in the PNFC and the PFC are not separately recognised in the GGS. Instead, the GGS recognises an asset, being the controlling equity investment in those entities and recognises an increment or decrement relating to changes in the carrying amount of that asset, measured in accordance with AASB 1049.

Where control of an entity is obtained during the financial year, its results are included in the Operating Statement from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

Generally, only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report (refer Note 50 for further details).

In the process of reporting the Government of Queensland as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

The ABS GFS Manual provides the basis upon which GFS information contained in the financial report is prepared. In particular, notes disclosing key fiscal aggregates of net worth, net operating balance, total change in net worth, fiscal balance and cash surplus/(deficit), determined using the principles and rules in the ABS GFS Manual are included in the financial report together with a reconciliation of those key fiscal aggregates to the corresponding key fiscal aggregates determined in accordance with AASB 1049 (refer Note 51).

(c)	Sectors

Assets, liabilities, revenue and expenses that are attributed reliably to each sector of the Queensland Government economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between entities within each sector have been eliminated in the sector. The financial impact of inter-sector transactions and balances is also disclosed under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the ABS GFS Manual follows:

General Government Sector (GGS)

The primary function of GGS agencies is to provide public services that:

•	are non-trading in nature and that are for the collective benefit of the community;

•	are largely financed by way of taxes, fees and other compulsory charges; and

•	involve the transfer or redistribution of income.

Public Non-financial Corporations Sector (PNFC Sector)

The primary function of enterprises in the PNFC Sector is to provide goods and services that:

•	are trading, non-regulatory or non-financial in nature; and

•	are financed by way of sales of goods and services to consumers.

Public Financial Corporations Sector (PFC Sector)

The PFC Sector comprises publicly-owned institutions which provide financial services, usually on a commercial basis.

Functions they perform may include:

•	central bank functions;

•	accepting on-call, term or savings deposits;

•	investment fund management;

•	having the authority to incur liabilities and acquire financial assets in the market on their own account; or

•	providing insurance services.

5-8	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(d)	Compliance with prescribed requirements

This financial report has been prepared in accordance with the Financial Accountability Act 2009 . In addition, the financial statements comply with AASB 1049 which requires compliance with all Australian Accounting Standards and Concepts, Interpretations and other authoritative pronouncements, except those identified below.

With respect to compliance with Australian Accounting Standards and Interpretations, the GGS and the TSS have applied those requirements applicable to not-for-profit entities, as the GGS and the TSS are classified as such. It is, however, recognised that the TSS is an aggregation of both for-profit and not-for-profit entities.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period. In accordance with AASB 101 Presentation of Financial Statements and AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors, changes to accounting policies are applied retrospectively unless specific transitional provisions apply.

The financial report of the TSS is a general purpose financial report. The financial report of the GGS is included as two separate columns adjacent to the Total State financial information. GGS information is shaded.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

AASB 1049 harmonises GFS with Generally Accepted Accounting Principles (GAAP) to the extent that GFS does not conflict with GAAP. This requires the selection of options within the Australian Accounting Standards that harmonise with the ABS GFS Manual.

The purpose of this financial report is to provide users with information about the stewardship by the Government in relation to the GGS and TSS and accountability for the resources entrusted to it, information about the financial performance, position and cash flows of the GGS and TSS and information that facilitates assessments of the macro-economic impact of the Government.

(e)	New and changed accounting standards

Accounting standards applied for the first time in 2018-19

AASB 9 Financial Instruments became effective for the State from 1 July 2018. Comparative information for 2017-18 has not been restated and continues to be reported under AASB 139 Financial Instruments: Recognition and Measurement . The following summarises the impact of AASB 9.

•

For the GGS, the fixed rate note asset has been reclassified from held-to-maturity (amortised cost) to fair value through profit or loss as it does not meet the ‘solely payments of principal and interest’ test under AASB 9. This resulted in a $722 million increase in the carrying amount of the fixed rate notes at 1 July 2018.

•

Certain GGS equity investments were previously measured at cost, which is no longer a permitted basis under AASB 9. These investments have been reclassified to fair value through profit or loss (FVTPL) with an increase of $41 million in their carrying amounts. The shares in an unlisted company, to which most of the increase is attributed, were sold during the year.

•

Trade receivables continue to be measured at amortised cost, similar to the previous classification of loans and receivables. However, new impairment requirements have resulted in a loss allowance being applied to all receivables rather than only to those receivables that are credit impaired. The State has adopted the simplified approach under AASB 9 and measures lifetime expected credit losses on all trade receivables and contract assets. The adoption of AASB 9 and the State’s accounting policy choices have resulted in a net $9 million decrease in the loss allowance on 1 July 2018 for GGS and a net $8 million decrease for TSS.

•	There are no changes to either the classification or valuation of cash and cash equivalents.

•

All other financial assets and all financial liabilities listed in Notes 35 and 37 have retained their measurement bases. There were no material changes to their carrying amounts on transition to AASB 9, whether due to reclassification or remeasurement.

All changes to the 1 July 2018 opening balance of financial assets and liabilities were adjusted against the opening accumulated surplus. Additional quantitative disclosures relating to the transition from AASB 139 to AASB 9 are provided in Note 47.

No other standards applied for the first time in 2018-19 had a material impact on the State’s financial statements.

Future impact of accounting standards not yet effective

The following are the significant new and revised standards that apply in future reporting periods.

AASB 1058 Income of Not-for-Profit Entities and AASB 15 Revenue from Contracts with Customers

These standards will first apply to the State’s financial report in 2019-20. The State has analysed the new revenue recognition requirements under these standards and estimates that the adoption of AASB 15 and AASB 1058 will result in approximately $60-70 million of additional contract liabilities being recognised on 1 July 2019. The changes are primarily due to:

•

Grants received in advance by GGS agencies that are under enforceable agreements and contain sufficiently specific performance obligations to transfer goods or services to third parties, such as Student Resource Schemes. These grants are currently recognised as revenue upfront but under AASB 15 they will be recognised as or when the performance obligations are satisfied.

•	AASB 15 requiring a higher threshold to be met for the recognition of variable consideration such as investment performance fees.

•	The existence of significant financing components associated with upfront payments of revenue for the provision of electricity transmission connection services.

•	Differences between when the performance obligations will be satisfied under AASB 15 and when revenue is currently being recognised under AASB 118.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-9

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(e)	New and changed accounting standards continued

Future impact of accounting standards not yet effective continued

Grants that are not enforceable and/or not sufficiently specific will not qualify for deferral and continue to be recognised as revenue as soon as they are controlled. The State receives a number of grants from the Australian Government for which there are no sufficiently specific performance obligations. These grants are expected to continue being recognised as revenue upfront assuming no change to the current grant arrangements.

A range of new disclosures will also be required by the new standards in respect of the State’s revenue.

AASB 16 Leases

AASB 16 will become effective in 2019-20. AASB 16 requires lessees to recognise a right-of-use asset (representing the right to use the underlying leased asset) and a lease liability (representing the obligation to make future lease payments) for all leases with a term of more than 12 months, unless the underlying assets are of low value. In effect, the majority of operating leases (as defined by the current AASB 117 and shown at Note 41) will be reported on the Balance Sheet under AASB 16.

The right-of-use asset will be initially recognised at cost, consisting of the initial amount of the associated lease liability, plus any lease payments made to the lessor at or before the effective date, less any lease incentive received, the initial estimate of restoration costs and any initial direct costs incurred by the lessee. The right-of-use asset will give rise to a depreciation expense.

The lease liability will be initially recognised at an amount equal to the present value of the lease payments during the lease term that are not yet paid. Current operating lease rental payments will no longer be expensed as supplies and services. They will instead be apportioned between a reduction in the lease liability and a finance charge which will be recognised as interest expense.

The State will apply the ‘cumulative catch up’ method on transition and will not need to restate comparative information. Instead, the cumulative effect of applying the standard is recognised as an adjustment to the opening balance of accumulated surplus (or other component of equity, as appropriate) at the date of initial application.

The State has estimated the impact of applying AASB 16 to its existing lease portfolio. On 1 July 2019, the State is expected to recognise around $2.6 billion of right-of-use assets and lease liabilities for the GGS, and around $3.1 billion of right-of-use assets and lease liabilities for the TSS. (This is before netting lease incentives and lease restoration costs.)

Lessor accounting under AASB 16 remains largely unchanged from AASB 117. For finance leases, the lessor recognises a receivable equal to the net investment in the lease. Lease receipts from operating leases are recognised as income either on a straight-line basis or another systematic basis where appropriate.

AASB 1059 Service Concession Arrangements: Grantors

AASB 1059 will become effective in 2020-21. This standard requires the State (the grantor) to recognise an asset and a corresponding liability for Service Concession Arrangements, also known as Public Private Partnerships (PPP), where certain criteria are met. The State has not yet concluded its detailed analysis of the impact of AASB 1059. A preliminary assessment of this standard identifies the following potential future impacts:

•

Arrangements where the State grants or has granted the operator a right to charge for third party usage of an asset that provides public services (such as a toll road) or a right to access a revenue-generating asset located on State land, in return for the construction and operation of that asset and return of the asset to the State at the end of the PPP, are currently classified as ‘Economic Infrastructure Arrangements’. These arrangements are currently not recognised as assets and liabilities in the State’s Balance Sheet. Under AASB 1059, some of these arrangements, primarily toll roads and tunnels, will be brought onto the balance sheet for the first time, resulting in a significant increase in assets and liabilities. The impact on the operating statement has not yet been determined.

•

Arrangements where the State pays the operator to construct and maintain an infrastructure asset (such as a school or hospital building) are currently classified as ‘Social Infrastructure Arrangements’ and are recognised either as leased assets and finance lease liabilities or as PP&E and loans. Under AASB 1059, the classification of these assets and liabilities may change for some arrangements. Also, compared to leases, the assets and liabilities may need to be recognised earlier, during construction, rather than at the end of construction.

(f)	Reporting period

The reporting period of the GGS and TSS is the financial year ended 30 June 2019.

(g)	Presentation

Currency and rounding

All amounts in these statements are in Australian dollars and have been rounded to the nearest $1 million or where the amount is less than $500,000, to zero, unless otherwise indicated. Accordingly, numbers may not add due to rounding.

Comparative information and Errors

Where applicable, comparatives have been restated, to be consistent with changes in presentation for the current reporting period. The impact of any prior year adjustments on net worth is noted in the Statement of Changes in Equity.

AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors requires that material prior period errors be corrected retrospectively by either restating comparative amounts if the errors occurred in the prior year or restating the opening balances of assets, liabilities and equity of the prior year where the error occurred before the prior year.

5-10	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(g)	Presentation continued

Foreign currency

Foreign currency transactions are translated into Australian dollars at the rate of exchange prevailing at the date of the transaction. Amounts payable and receivable in foreign currencies at balance date are translated to Australian dollars at rates of exchange current at 30 June 2019.

Translation differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in other economic flows in the operating result, except when deferred in equity as qualifying cash flow hedges and net investment hedges.

Translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognised in other economic flows in the operating result as part of the fair value gain or loss. Translation differences on non-monetary assets such as equities at fair value through other comprehensive income are included in the fair value reserve in equity.

Translation differences relating to borrowings are accounted for as exchange gains or losses in other economic flows in the operating result.

(h)	Basis of measurement

These financial statements use historical cost accounting principles as the measurement basis unless otherwise stated in the report. Other significant valuation methodologies used include:

Financial assets

•	receivables and loans (except onlendings) are measured at amortised cost;

•	term deposits are measured at amortised cost;

•	securities and bonds and investments in other public sector entities within GGS are measured at fair value through other comprehensive income;

•	other financial assets, including onlendings by QTC, securities and derivatives, are recorded at fair value through profit or loss;

Financial liabilities

•	payables are measured at amortised cost;

•	finance lease liabilities, advances, interest bearing deposits and GGS loans from QTC are measured at amortised cost;

•	other financial liabilities, including securities and derivatives, are recorded at fair value through profit or loss;

Non-financial assets

•	inventories (other than those held for distribution) are valued at the lower of cost and net realisable value under AASB 102 Inventories;

•	land, buildings, infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value. Other classes of assets are valued at cost, which approximates fair value; and

Non-financial liabilities

•

provisions in relation to superannuation, WorkCover, National Injury Insurance Scheme Queensland, motor vehicle accidents, Queensland Government Insurance Fund, the national Redress Scheme and the Queensland Government Long Service Leave Central Scheme are based on actuarial valuations, measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. Refer Note 38.

(i)	Business combinations

Business combinations are recognised in accordance with AASB 3 Business Combinations and accounted for using the acquisition method, regardless of whether equity instruments or other assets and liabilities are acquired.

Cost is measured as the fair value of the assets given or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of cost of acquisition over the fair value of the State’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the State’s share of the fair value of the identifiable net assets of the subsidiary acquired, the difference is recognised directly in other economic flows in the operating result but only after a reassessment of the identification and measurement of the net assets acquired.

(j)	Commonwealth taxation and income tax equivalents

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST). Revenue, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO), in which case, the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables include GST. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Balance Sheet. Cash flows are included in the Cash Flow Statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

The GGS is the collector of income tax equivalents from the PNFC and PFC sectors. Current income tax is included in the net operating balance while deferred tax is treated as an other economic flow. The deferred tax assets and liabilities with other public sector entities are reflected on the face of the GGS Balance Sheet and are eliminated in the TSS.

(k)	Classification

AASB 1049 requires the Operating Statement to include all items of revenue and expenses recognised in a period. All amounts relating to an item included in the determination of comprehensive result (total change in net worth) are classified as transactions or other economic flows in a manner that is consistent with the ABS GFS Manual. Key technical terms from the ABS GFS Manual that are used in this financial report are outlined in Notes 1(c) and 1(l).

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-11

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(k)	Classification continued

Transactions are interactions between two units by mutual agreement or an action within a unit that is analytically useful to treat as a transaction. Other economic flows are changes in the volume or value of an asset or liability that do not result from transactions (e.g. revaluations and other changes in the volume of assets).

Where application of accounting standards results in a variance to GFS, a reconciliation to GFS is provided in Note 51.

(l)	Key GFS technical terms

ABS GFS Manual

The ABS GFS Manual refers to the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods 2015 as updated from time to time.

Cash surplus/(deficit)

The cash surplus/(deficit) is calculated as net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets less distributions paid. GFS cash surplus/(deficit) also deducts the value of assets acquired under finance leases and similar arrangements.

Convergence differences

Convergence differences are differences between the amounts recognised in the financial statements compared with the amounts determined for GFS purposes as a result of differences in definition, recognition, measurement and classification principles and rules.

Comprehensive result - total change in net worth before transactions with owners as owners

This is the net result of all items of revenue and expenses recognised for the period. It is the aggregate of operating result and other movements in equity, other than transactions with owners as owners.

Financial asset

A financial asset is any asset that is:

•	cash;

•	an equity instrument of another entity;

•	a contractual right:

(i)	to receive cash or another financial asset from another entity; or

(ii)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the entity; or

•	a contract that will or may be settled in the entity’s own equity instruments and is:

(i)	a non-derivative for which the entity is or may be obliged to receive a variable number of the entity’s own equity instruments; or

(ii)

a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the entity’s own equity instruments. For this purpose, the entity’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the entity’s own equity instruments.

Key fiscal aggregates

Key fiscal aggregates are referred to as analytical balances in the ABS GFS Manual. These are data identified in the ABS GFS Manual as useful for macro-economic analysis purposes, including assessing the impact of a government on the economy. They are opening net worth, net operating balance (which equals change in net worth due to transactions), fiscal balance, change in net worth due to revaluations and changes in the volume of assets, total change in net worth, closing net worth and cash surplus/(deficit).

Net debt

Net debt in these statements equals (deposit liabilities held plus advances and borrowing liabilities) less (cash and deposits plus investments and loans plus asset advances outstanding). (GFS now has a wider definition of net debt which includes all liabilities in the calculation.)

Fiscal balance

Also known as Net lending/(borrowing), this measures the financing requirements of government and is calculated as the net operating balance, less the net acquisition of non-financial assets. A positive result reflects a fiscal surplus (net lending position) and a negative result reflects a fiscal deficit (net borrowing position), based on the definition in the ABS GFS Manual.

Net operating balance

This is calculated as income from transactions less expenses from transactions, based on the definition in the ABS GFS Manual.

Net worth

For the GGS, net worth is the result of assets less liabilities and shares/contributed capital. For the State, net worth is assets less liabilities since shares and contributed capital is zero. It is an economic measure of wealth and reflects the contribution of governments to the wealth of Australia.

Non-profit institution

A non-profit institution is a legal or social entity that is created for the purpose of producing or distributing goods and services but is not permitted to be a source of income, profit or other financial gain for the units that establish, control or finance it.

5-12	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(l)	Key GFS technical terms continued

Non-financial assets

These are all assets that are not ‘financial assets’.

Operating result

Operating result is a measure of financial performance of the operations of the State for the period. It is the net result of items of revenue, gains and expenses (including losses) recognised for the period, excluding those that are classified as other movements in equity.

Other economic flows

Changes in the volume or value of an asset or liability that do not result from transactions (e.g. revaluations and other changes in the volume of assets) are other economic flows.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-13

Notes to the Financial Statements

2.	Disaggregated information

Operating Statement

		General Government *		Public Non-financial Corporations *		Public Financial Corporations *		Consolidation Adjustments		Total State
		2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
		$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
	Continuing Operations Revenue from Transactions

	Taxation revenue	14,165	13,244	—	—	—	—	(294)	(261)	13,870	12,983
	Grants revenue	28,307	27,966	605	628	—	—	(673)	(683)	28,239	27,912
	Sales of goods and services	5,789	5,884	13,060	12,435	2,360	2,235	(2,497)	(2,249)	18,713	18,304
	Interest income	2,191	2,389	80	77	4,349	4,377	(4,942)	(5,273)	1,678	1,569
	Dividend and income tax equivalent income	2,786	2,920	13	13	—	—	(2,784)	(2,918)	15	14
	Other revenue	6,596	5,685	497	487	63	71	(44)	(12)	7,111	6,231

	Continuing Operations Total Revenue from Transactions	59,834	58,087	14,256	13,641	6,772	6,682	(11,235)	(11,398)	69,627	67,012

Less	Continuing Operations Expenses from Transactions

	Employee expenses	24,019	22,681	1,877	1,705	366	318	(385)	(346)	25,877	24,357
	Superannuation expenses
	Superannuation interest cost	642	667	(12)	(11)	—	—	—	—	630	656
	Other superannuation expenses	3,012	2,741	223	218	24	22	—	—	3,258	2,981
	Other operating expenses	16,490	17,259	5,080	4,573	2,284	1,811	(2,233)	(1,975)	21,622	21,668
	Depreciation and amortisation	3,451	3,326	2,585	2,480	15	35	—	—	6,051	5,840
	Other interest expense	1,581	1,614	1,860	1,903	5,893	6,081	(5,157)	(5,471)	4,177	4,127
	Grants expenses	9,647	8,048	26	21	99	83	(673)	(683)	9,098	7,469
	Other property expenses	—	—	948	870	36	143	(985)	(1,013)	—	—

	Continuing Operations Total Expenses from Transactions	58,842	56,337	12,587	11,759	8,716	8,492	(9,432)	(9,489)	70,712	67,099

Equals	Net Operating Balance	992	1,750	1,669	1,882	(1,944)	(1,810)	(1,802)	(1,909)	(1,086)	(86)

Add	Continuing Operations Other Economic Flows Included in Operating Result
	Gain/(loss) on sale of assets/settlement of liabilities	42	29	2	(28)	302	176	—	—	346	177
	Revaluation increments/(decrements) and impairment (losses)/reversals	(307)	(79)	153	(162)	2,074	1,917	—	—	1,919	1,675
	Asset write-downs	(167)	(239)	(4)	(64)	(19)	(11)	—	—	(191)	(314)
	Actuarial adjustments to liabilities	(398)	(794)	—	—	(289)	(3)	—	—	(687)	(797)
	Deferred income tax equivalents	(70)	(42)	95	67	(25)	(25)	—	—	—	—
	Dividends and tax equivalents treated as capital returns	102	50	—	—	—	—	(102)	(50)	—	—
	Other	(21)	(34)	(67)	(10)	(79)	34	(4,183)	702	(4,350)	692

	Continuing Operations Total Other Economic Flows - Included in Operating Result	(819)	(1,110)	179	(198)	1,963	2,089	(4,285)	652	(2,962)	1,432

Equals	Operating Result from Continuing Operations	173	640	1,848	1,684	19	279	(6,088)	(1,258)	(4,048)	1,346
	* See Note 1(c) for explanation of sectors.

5-14	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

Operating Statement continued

			General Government *		Public Non-financial Corporations *		Public Financial Corporations *		Consolidation Adjustments		Total State
			2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
			$M	$M	$M	$M	$M	$M	$M	$M	$M	$M

Add	Other Economic Flows - Other Movements in Equity
	Adjustments to opening balances		48	57	18	82	(722)	—	704	(82)	48	57
	Revaluations		6,246	(648)	(6)	1,238	6	5	35	(1,247)	6,282	(651)
	Other		—	—	1	—	—	—	—	—	1	—
	Total Other Economic Flows - Other Movements in Equity		6,294	(591)	13	1,320	(715)	5	739	(1,329)	6,331	(594)

Equals	Comprehensive Result		6,467	50	1,861	3,004	(696)	284	(5,349)	(2,586)	2,283	752

	Transactions With Owners In Their Capacity as Owners
	Ordinary dividends provided or paid		—	—	(1,694)	(1,849)	(109)	(60)	1,802	1,909	—	—
	Dividends treated as capital returns paid or provided		—	—	(102)	(50)	—	—	102	50	—	—
	Equity injections/(withdrawals)		—	—	585	(8)	—	—	(585)	8	—	—
	Total Transactions With Owners In Their Capacity as Owners		—	—	(1,211)	(1,907)	(109)	(60)	1,320	1,967	—	—

	Total Change In Net Worth		6,467	50	650	1,097	(805)	224	(4,029)	(619)	2,283	752

	KEY FISCAL AGGREGATES

	Net Operating Balance		992	1,750	1,669	1,882	(1,944)	(1,810)	(1,802)	(1,909)	(1,086)	(86)

Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets		5,764	5,126	2,687	2,509	24	15	10	8	8,485	7,659
	Less	Sales of non-financial assets	312	292	33	47	61	8	—	—	405	347
	Less	Depreciation	3,451	3,326	2,585	2,480	15	35	—	—	6,051	5,840
	Plus	Change in inventories	61	13	29	36	—	—	—	—	90	49
	Plus	Other movement in non-financial assets	1,121	815	100	79	—	—	—	—	1,221	894
	Equals	Total Net Acquisition/(Disposal) of Non-Financial Assets	3,182	2,337	198	97	(51)	(27)	10	8	3,339	2,415
Equals		Fiscal Balance	(2,191)	(587)	1,471	1,785	(1,893)	(1,783)	(1,812)	(1,917)	(4,425)	(2,501)

*	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-15

Notes to the Financial Statements

2.	Disaggregated information continued

Balance Sheet
	General Government *		Public Non-financial Corporations *		Public Financial Corporations *		Consolidation Adjustments		Total State
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Assets
Financial Assets

Cash and deposits	1,868	1,302	704	581	1,674	749	(1,954)	(1,427)	2,291	1,205
Receivables and loans
Receivables	4,503	4,743	1,874	1,571	372	334	(2,186)	(2,242)	4,562	4,406
Advances paid	667	629	2,268	2,284	—	—	(2,275)	(2,291)	661	622
Loans paid	206	206	113	122	87,185	81,962	(77,333)	(72,537)	10,171	9,753
Securities other than shares	32,351	32,638	529	360	58,052	57,552	(29,346)	(29,766)	61,585	60,784
Shares and other equity investments
Investments in public sector entities	23,049	23,203	—	—	—	—	(23,049)	(23,203)	—	—
Investments in other entities	1	8	297	238	—	—	—	—	297	245
Investments accounted for using equity method	149	149	—	—	—	—	—	—	149	149
Total Financial Assets	62,793	62,878	5,784	5,156	147,282	140,598	(136,142)	(131,468)	79,716	77,164

Non-Financial Assets
Inventories	597	533	649	693	—	—	—	—	1,246	1,225
Assets held for sale	145	184	15	29	—	59	—	—	160	272
Investment properties	353	371	318	314	—	—	—	—	671	685
Property, plant and equipment	209,380	198,559	62,110	61,297	90	81	(1)	(1)	271,580	259,937
Intangibles	816	806	694	684	46	38	—	—	1,555	1,528
Deferred tax assets	6,204	6,420	477	536	51	46	(6,732)	(7,002)	—	—
Other non-financial assets	463	931	160	169	12	13	(39)	(46)	597	1,067
Total Non-Financial Assets	217,957	207,805	64,423	63,722	199	238	(6,772)	(7,049)	275,808	264,715

Total Assets	280,750	270,683	70,207	68,877	147,481	140,836	(142,914)	(138,516)	355,525	341,879

Liabilities
Payables	5,142	4,438	3,395	3,477	121	241	(2,156)	(2,215)	6,502	5,941
Employee benefit obligations
Superannuation liability	26,986	26,000	(263)	(368)	—	—	—	—	26,723	25,632
Other employee benefits	7,428	6,698	830	769	138	133	—	—	8,397	7,600
Deposits held	—	—	14	15	7,173	6,111	(1,954)	(1,427)	5,233	4,699
Advances	2,692	2,747	6	7	—	—	(2,275)	(2,291)	424	462
Borrowing with QTC	29,468	29,256	38,108	37,708	—	—	(67,576)	(66,964)	—	—
Leases and other loans	2,612	2,142	—	—	353	325	—	—	2,965	2,467
Securities and derivatives	121	122	599	283	131,412	126,069	(29,346)	(29,766)	102,786	96,708
Deferred tax liabilities	528	582	6,084	6,331	119	88	(6,731)	(7,001)	—	—
Provisions	3,217	2,584	1,000	859	4,709	3,629	(34)	(31)	8,892	7,042
Other liabilities	1,052	1,076	796	808	45	22	(36)	(43)	1,856	1,863
Total Liabilities	79,246	75,645	50,570	49,890	144,069	136,619	(110,108)	(109,739)	163,777	152,415

*	See Note 1(c) for explanation of sectors.

5-16	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

Balance Sheet continued

	General Government *		Public Non-financial Corporations *		Public Financial Corporations *		Consolidation Adjustments		Total State
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M

Net Assets	201,505	195,038	19,637	18,987	3,412	4,216	(32,806)	(28,777)	191,747	189,464

Net Worth
Contributed equity	—	—	8,280	7,695	640	640	(8,920)	(8,335)	—	—
Accumulated surplus/(deficit)	88,883	89,002	(104)	(215)	957	1,740	(9,859)	(5,675)	79,878	84,851
Reserves	112,621	106,035	11,461	11,507	1,814	1,837	(14,027)	(14,766)	111,869	104,613
Total Net Worth	201,505	195,038	19,637	18,987	3,412	4,216	(32,806)	(28,777)	191,747	189,464

KEY FISCAL AGGREGATES

Net Financial Worth	(16,452)	(12,767)	(44,786)	(44,734)	3,212	3,979	(26,035)	(21,728)	(84,061)	(75,251)
Net Financial Liabilities	39,501	35,970	N/A	N/A	N/A	N/A	N/A	N/A	84,061	75,251
Net Debt	(198)	(509)	35,114	34,667	(7,973)	(7,759)	9,757	5,573	36,700	31,973

*	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-17

Notes to the Financial Statements

2.	Disaggregated information continued

Cash Flow Statement

	General Government *		Public Non-financial Corporations *		Public Financial Corporations *		Consolidation Adjustments		Total State
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received	14,127	13,232	—	—	—	—	(291)	(254)	13,836	12,977
Grants and subsidies received	28,572	28,020	610	707	—	—	(678)	(762)	28,503	27,965
Sales of goods and services	6,027	5,919	15,010	14,235	2,534	2,402	(2,512)	(2,220)	21,060	20,335
Interest receipts	2,173	2,389	80	74	4,305	4,476	(4,881)	(5,272)	1,677	1,667
Dividends and income tax equivalents	3,027	2,668	13	13	—	—	(3,025)	(2,666)	15	14
Other receipts	8,034	6,991	395	426	111	158	(18)	(10)	8,522	7,567
	61,959	59,218	16,110	15,454	6,950	7,036	(11,406)	(11,185)	73,613	70,524

Cash paid
Payments for employees	(27,348)	(25,964)	(2,032)	(1,885)	(384)	(318)	385	346	(29,379)	(27,820)
Payments for goods and services	(17,889)	(18,488)	(6,393)	(5,624)	(1,550)	(1,393)	2,235	1,969	(23,597)	(23,536)
Grants and subsidies paid	(9,391)	(8,014)	(266)	(270)	(99)	(83)	678	765	(9,078)	(7,602)
Interest paid	(1,568)	(1,580)	(1,856)	(1,896)	(5,832)	(6,081)	5,094	5,460	(4,163)	(4,097)
Other payments	(9)	(1)	(1,487)	(1,452)	(412)	(359)	1,072	975	(836)	(837)
	(56,206)	(54,047)	(12,035)	(11,127)	(8,277)	(8,234)	9,464	9,516	(67,053)	(63,893)

Net Cash Flows from Operating Activities	5,754	5,171	4,074	4,327	(1,326)	(1,197)	(1,942)	(1,669)	6,560	6,632

Cash Flows from Investing Activities Non-Financial Assets
Purchases of non-financial assets	(5,764)	(5,126)	(2,687)	(2,509)	(24)	(15)	(10)	(8)	(8,485)	(7,659)
Sales of non-financial assets	312	292	33	47	61	8	—	—	405	347
	(5,452)	(4,834)	(2,654)	(2,462)	37	(8)	(10)	(8)	(8,079)	(7,312)

Financial Assets (Policy Purposes)
Equity acquisitions	(270)	(4)	—	—	—	—	270	—	—	(4)
Equity disposals	164	557	—	(50)	—	(500)	(162)	—	2	7
Advances and concessional loans paid	(165)	(166)	(3,066)	(3,252)	—	—	3,067	3,252	(164)	(166)
Advances and concessional loans received	113	147	3,089	2,314	—	—	(3,090)	(2,313)	112	147
	(158)	534	22	(988)	—	(500)	85	939	(51)	(15)

Financial Assets (Liquidity Purposes)
Purchases of investments	(2,817)	(5,643)	(57)	(21)	(49,672)	(49,768)	2,071	2,286	(50,475)	(53,146)
Sales of investments	3,735	4,549	135	93	51,179	53,069	(2,902)	(3,319)	52,147	54,392
	918	(1,094)	77	71	1,506	3,301	(831)	(1,033)	1,671	1,245

Net Cash Flows from Investing Activities	(4,691)	(5,394)	(2,555)	(3,379)	1,543	2,794	(756)	(102)	(6,459)	(6,082)
Cash flows from Financing Activities
Advances received (net)	(56)	905	(1)	(1)	—	—	17	(939)	(40)	(34)
Proceeds of borrowing (net)	(440)	(405)	411	(32)	(384)	294	(2)	(20)	(416)	(162)
Dividends paid (net)	—	—	(1,849)	(1,658)	(110)	(41)	1,959	1,699	—	—
Deposits received (net)	—	(2)	(1)	(2)	1,062	(1,094)	(526)	733	534	(365)
Other financing (net)	—	—	44	(138)	140	(2,263)	723	1,033	907	(1,369)
Net Cash Flows from Financing Activities	(497)	499	(1,397)	(1,831)	708	(3,104)	2,171	2,506	985	(1,930)

*	See Note 1(c) for explanation of sectors.

5-18	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

Cash Flow Statement continued

	General Government *		Public Non-financial Corporations *		Public Financial Corporations *		Consolidation Adjustments		Total State
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Net increase/(decreased) in Cash Held	566	275	123	(883)	924	(1,508)	(527)	735	1,086	(1,380)
Cash at the beginning of the financial year	1,302	1,027	581	1,464	749	2,257	(1,427)	(2,162)	1,205	2,586
Cash and Cash Equivalents Held at the End of the Financial Year	1,868	1,302	704	581	1,674	749	(1,954)	(1,427)	2,291	1,205

KEY FISCAL AGGREGATES
Net Cash from Operating Activities	5,754	5,171	4,074	4,327	(1,326)	(1,197)	(1,942)	(1,669)	6,560	6,632
Net Cash Flow from Investments in Non-Financial Assets	(5,452)	(4,834)	(2,654)	(2,462)	37	(8)	(10)	(8)	(8,079)	(7,312)
Dividends Paid	—	—	(1,849)	(1,658)	(110)	(41)	1,959	1,699	—	—
CASH SURPLUS/(DEFICIT)	302	337	(429)	207	(1,400)	(1,246)	8	22	(1,520)	(680)

*	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-19

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2019	2018	2019	2018
		$M	$M	$M	$M
3.	Taxation revenue

	Stamp Duties
	Transfer	3,195	3,023	3,195	3,023
	Motor vehicles	555	543	555	543
	Insurance	956	894	956	894
	Other duties	37	37	37	37

		4,743	4,498	4,743	4,498

	Payroll tax	4,160	3,906	4,044	3,800
	Vehicle registration fees	1,850	1,770	1,848	1,770
	Gaming taxes and levies	1,333	1,190	1,333	1,190
	Land tax	1,334	1,180	1,313	1,162
	Fire levy	541	512	541	512
	Guarantee fees	156	138	—	—
	Other taxes	48	51	48	51

		14,165	13,244	13,870	12,983

	Taxation revenue is recognised when one or more of the following events are satisfied:

	• the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably;

	• the assessment is raised by the self-assessor (a person who lodges transactions online); and/or

	• the assessment is issued as a result of Commissioner-assessed transactions or following compliance activities such as reviews and audits.

4.	Grants revenue

	Commonwealth
	General purpose payments
	GST revenue grants	14,332	15,129	14,332	15,129
	Other general purpose payments	42	32	43	33
	Specific purpose payments	8,042	7,218	8,055	7,221
	National partnership payments	2,254	2,159	2,254	2,159
	Grants for on-passing to non-Queensland Government entities	3,262	3,023	3,262	3,023

		27,932	27,560	27,946	27,565

	Other
	Other grants	234	199	131	118
	Industry/community contributions	141	208	162	229

		375	406	293	347

		28,307	27,966	28,239	27,912

	Commonwealth and other grants are recognised as revenue when the State obtains control over the grant, usually upon receipt. Where the grant is of a reciprocal nature, revenue is recognised as and when the obligation is fulfilled.

5.	Sales of goods and services

	User charges
	Sale of goods and services	3,717	3,837	16,145	15,745
	Rental income	565	561	658	692

		4,283	4,398	16,803	16,436

	Fees
	Transport and other licences and permits	814	790	814	788
	Other regulatory fees	692	696	1,096	1,080

		1,506	1,485	1,910	1,868

		5,789	5,884	18,713	18,304

	To the extent practicable, revenue from the sale of goods and services and regulatory fees is recognised when the transactions or events giving rise to the revenue occur.

	When revenue has been received in advance for services or works still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities (refer Note 39).

5-20	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2019	2018	2019	2018
		$M	$M	$M	$M
6.	Interest income

	Interest on fixed rate notes	1,880	2,095	—	—
	Distributions from managed funds	109	101	523	466
	Other interest	203	193	1,155	1,104

		2,191	2,389	1,678	1,569

	Interest revenue from financial assets other than those at fair value through profit and loss totalled*:	200	2,286	157	159

	* From 1 July 2018, fixed rate notes are fair valued under AASB 9. The interest above is calculated at amortised cost, and there is a market value adjustment per Note 16.

7.	Dividend and income tax equivalent income

	Dividends	1,803	1,909	15	14
	Income tax equivalent	983	1,010	—	—

		2,786	2,920	15	14

For the GGS, dividends from PNFC and PFC sector entities are recorded as revenue from transactions where the dividends are declared out of current profits. Dividends paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows (refer Note 19).

Dividends from the PNFC and PFC sectors are eliminated in the TSS.

8.	Other revenue

	Royalties	5,216	4,295	5,216	4,295
	Land rents	162	162	163	163
	Donations, gifts and services received at below fair value	129	133	129	134
	Contributed assets	236	302	336	381
	Fines	458	411	458	411
	Other	396	382	809	847

		6,596	5,685	7,111	6,231

	Royalties are recognised when one or more of the following events are satisfied:

	• the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably;

	• the assessment is raised by the self-assessor (a person who lodges transactions online); and/or

	• the assessment is issued as a result of Commissioner-assessed transactions or following compliance activities such as reviews and audits.

	Assets received at below fair value, including those received free of charge and that can be measured reliably, are recognised as revenue at their fair value when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

9.	Employee expenses

	Salaries and wages	21,020	19,928	22,807	21,526
	Annual leave	1,965	1,809	2,121	1,950
	Long service leave	576	508	649	560
	Workers’ compensation	263	236	7	10
	Other employee related expenses	195	199	292	312

		24,019	22,681	25,877	24,357

10.	Other superannuation expenses
	(refer Note 48 for additional disclosures)

	Accumulation contribution	1,994	1,836	2,209	2,043
	Defined benefit service cost	1,018	905	1,050	938

		3,012	2,741	3,258	2,981

11.	Other operating expenses

	Supplies and services	13,213	13,982	18,115	18,519
	Transport service contract	1,777	1,652	—	—
	WorkCover Qld and other claims	738	857	2,876	2,516
	Other expenses	762	768	631	634

		16,490	17,259	21,622	21,668

	Audit fees charged by the Queensland Audit Office to entities included in these financial statements amounted to:	14	13	20	19

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-21

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2019	2018	2019	2018
		$M	$M	$M	$M

12.	Depreciation and amortisation

	Depreciation and amortisation expenses for the financial year were charged in respect of:
	Buildings	1,557	1,473	1,670	1,580
	Infrastructure	1,050	979	3,088	2,902
	Plant and equipment	562	588	866	942
	Major plant and equipment	7	21	59	70
	Heritage and cultural assets	37	37	37	37
	Leased plant and equipment	101	77	102	77
	Software development	137	151	253	258
	Capitalised depreciation expense	—	—	(25)	(25)

		3,451	3,326	6,051	5,840

A number of assets held by the State have been determined to have indefinite useful lives and are therefore not depreciated. Such assets include land, certain road formation earthworks, the Reference Collection of the Library Board of Queensland, the Art Collection and Library Heritage Collection held by the Queensland Art Gallery Board of Trustees, the State Collection and Library Heritage Collection of the Board of the Queensland Museum and certain other heritage and cultural assets that are subject to preservation requirements to maintain these assets in perpetuity.

Other non-financial assets are depreciated or amortised on a straight-line basis from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use) and based on their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly. Any expenditure which increases the originally assessed capacity or service potential of an asset is capitalised and the new depreciable value is depreciated over the remaining useful life of the asset.

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter. The unexpired period of the lease includes any option period where exercise of the option is reasonably certain.

Capital work in progress is not depreciated until it reaches service delivery capacity.

Major spares purchased specifically for particular assets are capitalised and depreciated on the same basis as the asset to which they relate.

Estimated useful lives, residual values and depreciation methods are reviewed at the end of each annual reporting period.

Reference should be made to individual agency reports for details of depreciation and amortisation methodologies. The following provides an indication of the estimated useful lives of the different non-financial asset classes held by the State:

Asset class	Useful life
Property, plant and equipment

Buildings	1 - 167 years
Plant and equipment	1 - 100 years
Infrastructure assets	up to 200 years
Heritage and cultural assets	1 - indefinite

Intangibles

Computer software	1 - 28 years
Other intangibles (including intellectual property, licences and access rights)	1 - 150 years

		General Government Sector		Total State Sector
		2019	2018	2019	2018
		$M	$M	$M	$M
13.	Other interest expense
	Interest	1,439	1,499	4,042	4,018
	Finance charges relating to finance leases	117	92	117	92
	Other	25	24	17	17

		1,581	1,614	4,177	4,127

	Interest and other finance charges are recognised as expenses in the period in which they are incurred.
	Interest expense on financial liabilities other than those at fair value through profit and loss amounts to:	1,581	1,614	233	204

5-22	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
14. Grants expenses

Grants - recurrent	7,188	5,917	7,147	5,872
Grants - capital	1,638	1,251	1,603	1,207
Grants to first home owners	131	195	131	195
Personal benefit payments	218	195	218	195
Community service obligations	472	490	—	—

	9,647	8,048	9,098	7,469

15. Gains/(losses) on sale of assets/settlement of liabilities

Gains/(losses) on sale of financial assets/settlement of liabilities
Gains/(losses) on sale of financial assets at fair value through other comprehensive income	14	1	14	1
Gains/(losses) on sale of derivatives	—	—	(250)	96
Gains/(losses) on sale of other investments/settlement of liabilities	14	(5)	594	56

	27	(4)	358	153

Gains/(losses) on sale of non-financial assets
Gains/(losses) on sale of non-financial assets	16	33	(12)	25
Gains/(losses) on sale of intangibles	(1)	(1)	—	(1)

	15	33	(12)	24

	42	29	346	177

16. Revaluation increments/(decrements) and impairment (losses)/reversals

Revaluation increments/(decrements) of financial assets
Revaluation increments/(decrements) - derivatives	—	(122)	(42)	(252)
Revaluation increments/(decrements) - fixed rate notes	(311)	—	—	—
Revaluation increments/(decrements) - other investments (mainly managed funds)	8	23	1,914	1,989

	(303)	(99)	1,871	1,736

Revaluation increments/(decrements) of non-financial assets
Revaluation increments/(decrements) - investment property	2	(12)	6	(17)
Revaluation increments/(decrements) - other non-current assets	—	(1)	(40)	6
Revaluation increment/s(decrements) - intangibles	—	—	210	—

	2	(12)	177	(11)
Revaluation increments/(decrements) - environmental certificates/obligations	—	—	19	1

Revaluation increments/(decrements) - self generating and regenerating assets	3	3	3	3

Impairment (losses)/reversals
Impairment (losses)/reversals - receivables and loans	(4)	35	(27)	28
Impairment (losses)/reversals - assets held for sale	(4)	(6)	(4)	(6)
Impairment (losses)/reversals - non-financial assets	—	—	(44)	(76)
Impairment (losses)/reversals - intangible assets	—	(1)	(75)	(1)

	(9)	28	(151)	(54)

	(307)	(79)	1,919	1,675

At each reporting date, an assessment is undertaken as to whether there are any indications that an asset is impaired. The carrying values of assets that have previously been impaired are assessed annually to determine if there has been a reversal in impairment. Where this exists, the impairment is reversed only to the extent that the re-assessed value does not exceed the original carrying value net of the depreciation and amortisation. Impairment on goodwill is not reversed.

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the State and that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year are discussed below.

Impairment of non-financial assets

An impairment loss is recognised when an asset’s carrying amount exceeds its recoverable amount. The recoverable amount of the impaired asset is determined as the higher of the asset’s fair value less costs to sell and value in use. Value in use is based on discounted cash flows using a risk adjusted discount rate where assets are held primarily for the generation of cash flows.

Impairment - electricity generators

The value-in-use of electricity generators is determined on the estimated future cash flows based on the continuing use of the asset, discounted to a present value.

The cash flow projections are prepared using forecast economic, market and industry trends, market based assumptions (such as demand, pricing and operational costs), and capital expenditure programs that willing market participants might reasonably adopt. The present value of projected cash flows is determined using a discount rate which is based on the weighted-average cost of capital (WACC). Determination of the WACC is based on separate analysis of debt and equity costs, utilising information (some of which is publicly available), including the risk free interest rate, an industry risk premium, and the underlying cost of debt.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-23

Notes to the Financial Statements

16.	Revaluation increments/(decrements) and impairment (losses)/reversals continued

Impairment of non-financial assets continued

Impairment - electricity generators continued

Stanwell recognised an impairment loss reversal of $4 million in 2019 in relation to Swanbank Power Station (an impairment loss of $67 million was previously recognised in 2018). In relation to the Kunioon coal resource, Stanwell recorded impairments of land and development costs of $30 million and mining information (intangible) asset of $75 million.

Impairment - water assets

Queensland Bulk Water Supply Authority (Seqwater) charges South East Queensland distributor-retailers, local governments and other customers for the supply of bulk water, with bulk water prices passed through to customers. From 2007-08, a price path was implemented to phase-in price rises associated with the construction of the South East Queensland water grid. Under the price path, prices progressively transition to full cost recovery, with the under-recovery of costs funded by debt until 2018-19. Price path debt will be repaid over the following period ending in 2027-28.

Seqwater has performed an impairment assessment on its bulk water asset base reflecting the three most likely bulk water pricing scenarios up to and post 2028, consistent with the previous year’s methodology, and no impairment is necessary.

Impairment of financial assets

Impairment for financial assets is determined on the basis of lifetime expected credit losses based on reasonable and supportable forward-looking information that is available without undue cost or effort. Expected credit losses are a probability weighted estimate of the present value of the difference between the cash flows that are due to the entity and the cash flows it expects to receive. Lifetime expected credit losses refers to the expected credit losses that result from all possible default events over the expected life of the financial asset.

Significant judgement is applied in determining the effects of future changes to macroeconomic factors (e.g. economic growth, unemployment, household debt levels, etc.) on the measurement of expected credit losses.

The amount of expected credit losses (or reversal) is recognised in profit or loss as an impairment gain or loss.

Impairment of receivables

Queensland Treasury recognised an impairment loss reversal of $20 million (2018: $71 million) as a result of increased debt recovery activity in relation to State Penalties Enforcement Registry (SPER) fines receivable. Refer Note 24(e) for more information.

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
17. Asset write-downs

Bad debts written off not previously impaired	(147)	(225)	(165)	(266)
Inventory write-down (net)	(7)	(6)	(9)	(9)
Other assets written off/scrapped	(13)	(8)	(16)	(39)

	(167)	(239)	(191)	(314)

18. Actuarial adjustments to liabilities

Long service leave - gains/(losses)	(320)	(819)	(320)	(819)
Insurances and other - gains/(losses)	(79)	25	(368)	22

	(398)	(794)	(687)	(797)

19. Dividends and tax equivalents treated as capital returns

Dividends	102	50	—	—

For GGS, dividends and tax equivalents from PNFC and PFC sector entities paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows.

There were no tax equivalents treated as capital returns in 2018-19 or 2017-18.

Dividends and tax equivalents treated as capital returns from the PNFC and PFC sectors are eliminated in the Total State Sector.

20. Other economic flows - included in operating result - other

Net market value interest revenue/(expense)	—	—	(4,262)	736
Time value adjustments	(16)	(33)	(48)	(69)
Share of net profit/(loss) of associates and joint ventures accounted for using the equity method	1	(2)	1	(2)
Onerous contracts expense	—	—	(24)	39
Other economic flows not elsewhere classified	(6)	1	(16)	(12)

	(21)	(34)	(4,350)	692

5 -24	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
21. Other economic flows - other movements in equity - revaluations

Revaluations of financial assets - increments/(decrements)
Financial assets at fair value through other comprehensive income	11	—	11	—
Available-for-sale financial assets	—	(1)	—	(1)
Investments in Public Sector entities	(33)	1,262	2	15
Cash flow hedges	(64)	108	(211)	308

	(86)	1,369	(198)	322
Revaluations of non-financial assets - increments/(decrements) Property, plant and equipment	7,430	(1,931)	7,641	(923)
Actuarial gain/(loss) on defined benefit superannuation plans	(1,098)	(86)	(1,161)	(50)

	6,246	(648)	6,282	(651)

22. Other economic flows - other movements in equity - other

Equity transfers and adjustments including those from ceased entities	—	—	1	—

23. Cash and deposits

Cash	368	236	2,257	516
Deposits on call	10	39	34	689
QTC cash funds	1,490	1,028	—	—

	1,868	1,302	2,291	1,205

Reconciliation to Cash Flow Statement

Balances per Cash Flow Statement	1,868	1,302	2,291	1,205

All material cash balances held by agencies are managed and invested by QTC daily to maximise returns in accordance with agreed risk profiles on a whole of Government basis.

Cash and deposits includes cash on hand, cash at bank, deposits at call (which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value) and money market deposits, net of outstanding bank overdrafts. Where a net overdraft arises on cash at bank, the overdraft is included in Borrowings on the Balance Sheet.

24. Receivables and loans
(a) Receivables
Current
Trade debtors	1,080	1,066	2,754	2,609
Interest receivable	71	12	12	14
GST input tax credits receivable	252	255	285	289
Dividends and guarantee fees receivable	1,877	1,930	—	—
Royalties and land rents revenue receivable	21	19	21	19
Taxes receivable	299	265	303	269
Income tax equivalents receivable	150	221	—	—
Other receivables	1,214	1,448	1,314	1,566

	4,964	5,216	4,689	4,766
Less: Loss Allowance	569	583	613	627

	4,394	4,633	4,077	4,139

Non-current
Trade debtors	46	38	326	88
Other	92	97	193	204

	138	136	519	292
Less: Loss Allowance	29	26	34	26

	109	110	486	266

	4,503	4,743	4,562	4,406

(b) Advances paid
Current
Advances	169	103	168	102
Less: Loss Allowance	10	11	10	11

	159	92	158	92

Non-current
Advances	512	540	508	536
Less: Loss Allowance	4	4	6	6

	508	536	502	530

	667	629	661	622

Audited Consolidated Financial Statements 2018–19 – Queensland Gover	5-25

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
24. Receivables and loans continued
(c) Loans paid
Current
Finance leases	7	8	9	9
Other loans	20	53	27	60

	27	61	35	69
Non-current
Onlendings	—	—	9,852	9,425
Finance leases	56	71	161	176
Other loans	123	75	123	82

	180	145	10,135	9,684

	206	206	10,171	9,753

Loans include finance leases and loans supporting policy objectives of the Government rather than for liquidity management purposes. Settlement on finance leases is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment.

Receivables and loans are initially measured at fair value plus any directly attributable transaction costs. Subsequently, receivables and loans (except onlendings by QTC) are recorded at amortised cost using the effective interest method less any loss allowances. Onlendings are recognised at fair value through profit or loss.

Any interest income is recognised in the operating result in the period in which it accrues.

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
Finance lease receivables due:
Not later than 1 year	8	10	14	15
Later than 1 year but not later than 5 years	26	30	52	56
Later than 5 years	34	45	210	227

	68	85	276	299
Less: Future finance revenue	4	5	106	113

	64	80	170	186

(d) Minimum operating lease payments receivable not recognised in the financial statements:
Not later than 1 year	29	26	87	83
Later than 1 year but not later than 5 years	111	97	291	270
Later than 5 years	239	251	927	931

	379	374	1,306	1,283

(e) Impairment of receivables

The 2018-19 loss allowances for receivables reflect lifetime expected credit losses and incorporate both historical credit loss data and reasonable and supportable forward-looking information. Forward-looking information includes forecast economic changes expected to impact the State’s debtors, along with relevant industry and statistical data where applicable. In 2017-18, an impairment allowance was recognised on individual receivables only when they became credit impaired.

Loss allowances are assessed by agencies either individually by debtor or on a collective basis using provision matrices. Where a provision matrix is used, loss rates are determined separately for groupings of customers with similar loss patterns. In 2017-18, receivables were assessed for impairment individually under AASB 139.

Areas of significant credit risk concentrations for the GGS and TSS are unpaid penalties and fines within the State Penalties Enforcement Registry (SPER) and outstanding claims recoverable from licensees by the Queensland Building and Construction Commission (QBCC). These two debtor groups both exhibit high credit loss rates due to their nature. QBCC insurance claims are recoverable from at-fault builders who, in the majority of cases, have ceased trading due to bankruptcy or insolvency.

		2019				2018
	Gross	Average	Expected	Carrying	Gross	Impairment	Carrying
	receivables	loss rate	credit losses	amount	receivables	allowance	amount
	$M		$M	$M	$M	$M	$M
SPER penalties and fines receivable	1,037	31.3%	325	712	1,007	345	662
QBCC Insurance Fund Group claims receivable	104	89.4%	93	11	117	100	17
Other receivables	4,068	5.6%	229	3,839	3,934	207	3,727

Total State Sector	5,209		647	4,562	5,058	652	4,406

The State typically considers a financial asset to be in default when it is over 90 days past due. However, debts referred to SPER are usually over 90 days past due, and SPER will continue enforcement activity on those debts as long as it is cost effective to do so. A financial asset can also be in default before becoming 90 days past due if information indicates that the State is unlikely to receive the outstanding amounts in full.

5-26	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

24.	Receivables and loans continued

(e) Impairment of receivables continued

Where the State has no reasonable expectation of recovering an amount owed by a debtor, the debt is written off by directly reducing the receivable against the loss allowance. SPER debts are written off in accordance with internal policy guidelines when it becomes unlikely that the debts could be recovered cost-effectively. If the amount of debt written off exceeds the loss allowance, the excess is recognised as an impairment loss.

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
Loss allowance as at 1 July	615	672	661	711
Amounts written off during the year	(7)	(12)	(24)	(14)
Increase/decrease in allowance recognised in operating result	4	(36)	25	(28)

Loss allowance as at 30 June	613	624	663	669

The difference between the 30 June 2018 balance and the 1 July 2018 balance is due to remeasurements of the loss allowance on adoption of AASB 9. Refer to Note 1(e) for the transitional impact of AASB 9.

25.	Securities and shares

Financial assets at amortised cost

Term deposits are measured at amortised cost as the contractual cash flows represent solely payments of principal and interest, and the State holds the deposits with the objective of collecting all contractual cash flows. In 2017-18, the term deposits were categorised as held-to-maturity.

Financial assets at fair value through other comprehensive income (FVOCI)

Financial assets are categorised as fair value through other comprehensive income (equity) if they are designated so upon initial recognition or in accordance with paragraph 4.1.2A of AASB9 . Financial assets at fair value through equity are valued at fair value at balance date. Unrealised gains and losses are brought to account reserves in equity and included as other economic flows - other movements in equity on the Operating Statement.

Securities/bonds within GSS include corporate bonds, corporate notes and government bonds. These are measured at FVOCI as the GGS holds these investments for the purpose of both selling and collecting contractual cash flows.

The State has elected to measure at FVOCI certain share investments held for strategic purposes in entities that are not controlled or associated. For GGS, controlling investments in other public sector entities (PNFCs and PFCs) are also measured at FVOCI. The State has not disposed of any FVOCI equity investments during this reporting period.

In 2017-18, the above bonds and shares were categorised as available-for-sale.

Financial assets at fair value through profit or loss (FVTPL)

Financial assets are categorised as fair value through profit or loss if they are designated so upon initial recognition or mandatorily measured. Financial assets at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as Other economic flows included in the operating result.

Under Rental Purchase Plan agreements and Pathways Shared Equity program, the State has a proportional interest in the underlying properties and those interests meet the definition of a financial instrument. They are measured at FVTPL with fair value being based on the net market value of the State’s proportion of the underlying properties.

For GGS, fixed rate notes held with QTC were previously measured at amortised cost (held-to-maturity). Under AASB 9, they are now measured at FVTPL because the cash flows do not solely represent payments of principal and interest. This change in measurement category has resulted in an increase of $722 million in the carrying amount of the fixed rate notes on 1 July 2018, which was adjusted against opening accumulated surplus. Fixed rate notes are eliminated on consolidation of the TSS.

Other financial assets at fair value through profit or loss held by the State include money market deposits, discount securities, Commonwealth and State securities, floating rate notes, medium term notes, fixed interest deposits, investments managed by QIC Limited, other investments in managed funds, shares and derivatives. The accounting policy for derivatives is further discussed in Note 37.

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
(a) Securities other than shares
Current
Term deposits and other investments held at amortised cost	56	92	108	92
Rental Purchase Plan	6	6	6	6
Securities/bonds	435	398	7,832	7,613
Fixed rate notes	2,999	4,190	—	—
Investments managed by QIC Limited*	1,358	1,310	6,304	7,586
Derivatives
Derivatives - cash flow hedges	—	—	56	32
Other derivatives	4	—	271	158
Other	19	20	3,968	5,320

	4,877	6,016	18,545	20,807

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-27

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
25. Securities and shares continued
(a) Securities other than shares continued
Non-current
Term deposits and other investments held at amortised cost	171	166	178	166
Rental Purchase Plan	181	182	181	182
Securities/bonds	—	—	8,990	7,364
Fixed rate notes	26,347	25,577	—	—
Investments managed by QIC Limited*	641	595	32,313	31,250
Derivatives
Derivatives - cash flow hedges	—	—	8	74
Other derivatives	—	—	364	148
Other	134	103	1,008	792

	27,474	26,622	43,040	39,977

	32,351	32,638	61,585	60,784

* Total State investments managed by QIC Limited were allocated over the following categories:
Cash			6,680	8,977
Fixed interest			5,552	6,577
Global equities			8,987	7,845
Property and infrastructure			7,230	6,517
Other			10,167	8,922

			38,616	38,837

(b) Investments in public sector entities
General Government Sector investment in public sector entities	23,049	23,203

The GGS has equity investments in PNFCs and PFCs that are measured at fair value as the Government’s proportional share of the carrying amount of net assets of the PNFC and PFC Sector entities on a GAAP basis. Investments in public sector entities on this basis differ from valuations under GFS. Refer to Note 51 for the reconciliation to GFS.

Note 1(c) outlines the functions of the PNFC and PFC sectors. Refer to Note 50 for a comprehensive list of entities within each sector. Investments in the PNFC and PFC Sectors are eliminated on consolidation of the TSS.

	General Government
	Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
(c) Share investments in other entities that are not controlled or associated
Current
Shares at fair value through profit or loss	—	—	297	238
Non-current
Shares at fair value through profit or loss	—	7	—	7
Shares at fair value through other comprehensive income (2018: Available-for-sale shares)	1	1	1	1

	1	8	1	8

	1	8	297	245

26.	Other investments

Investments in other entities refer to claims on other entities (or arrangements) entitling the State to a share of the income of the entity and a right to a share of the residual assets of the entity should it be wound up (in the case of associates and joint ventures) or a share of revenue, expenses, assets and liabilities of the arrangement (in the case of joint operations). These investments are held at fair value.

(a) Investments accounted for using the equity method

Associates are those entities over which the State has significant influence but not control. Joint ventures are joint arrangements whereby the State has joint control and rights to the net assets of the arrangements. Such entities are accounted for using the equity method of accounting in accordance with AASB 128 Investments in Associates and Joint Ventures . The State’s share of its associates’ or joint ventures’ post-acquisition profits or losses (less dividends) is recognised in the Operating Statement as an other economic flow and its share of post-acquisition movements in reserves is recognised in the reserves. The cumulative post-acquisition movements are recognised against the carrying amount of the investment. Dividends from associates and joint ventures are recognised as revenue from transactions in the Operating Statement.

5-28	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

26.	Other investments continued

(a) Investments accounted for using the equity method continued

The following investments held by the State in unlisted associated and joint venture entities are accounted for using the equity method:

Name of entity	Principal activity			Ownership		Equity accounted
				interest		amount
				2019	2018	2019	2018
				%	%	$M	$M
Dumaresq-Barwon Border Rivers Commission	Water management	(i	)	50	50	69	70
Translational Research Institute Trust	Medical research and education	(ii	)	25	25	75	76
Aviation Australia Riyadh College of Excellence LLC	Aircraft technical and vocational training	(iii	)	51	51	5	3
Investments under $1 million		(iv	)			—	—

General Government Sector						149	149

Total State Sector						149	149

(i)	Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales governments. Each government holds a 50% interest.

(ii)

Translational Research Institute (TRI) Trust is a Discretionary Unit Trust founded by four members, of which Queensland Health is one. Each founding member holds 25 units in the TRI Trust and equal voting rights. The TRI Trust’s objectives are to operate and manage the TRI Facility to promote medical study, research and education.

(iii)

Aviation Australia Pty Ltd (AA) has a 51% shareholding in Aviation Australia Riyadh College of Excellence LLC (AARCOE). As AA is only entitled to 20% of the profits or losses of AARCOE, it is not considered a subsidiary.

(iv)

The State has a 43% interest in Western Queensland Primary Care Collaborative Limited (WQPCC) and 36% interest in North Queensland Primary Health Network Limited (NQPHNL), both of which are companies limited by guarantee. WQPCC’s purpose is to increase efficiency and effectiveness of health services in Western Queensland. NQPHNL’s purpose is to work with health practitioners and providers to improve and coordinate Primary Health Care in North Queensland.

Through 5 Hospital and Health Services, the State has a 71.4% interest in Tropical Australia Academic Health Centre Limited (TAAH) which was established as a public company limited by guarantee on 3 June 2019 with the purpose of health advancement through the promotion of the study and research of health topics of special importance to people living in the tropics. The investment is not material and has not been treated as a subsidiary.

The State has a 50% interest in Southern Queensland Rural Health (SQRH) established to support nursing, midwifery, allied health students and health professionals to develop a high quality and highly skilled workforce across regional, rural and remote Southern Queensland.

(b) Investments in joint operations

Joint operations are joint arrangements whereby the State has control and rights to the assets and obligations for the liabilities, relating to the arrangements. Such arrangements are accounted for in accordance with AASB 11 Joint Arrangements . The State recognises its share of jointly held or incurred assets, liabilities, revenue and expenses in the joint operations.

General Government Sector

Joint arrangements that contribute less than $10 million in net assets and/or net revenue to the Balance Sheet or Operating Statement are as follows:

Department of State Development, Manufacturing, Infrastructure and Planning

The Department of State Development, Manufacturing, Infrastructure and Planning holds a 50% interest in a joint operation with the Mackay Regional Council to develop residential land within the Andergrove Urban Development Area.

The department also holds a 50% interest in a joint operation with the Redland City Council to facilitate land development within the Toondah Harbour Priority Development Area.

Sunshine Coast Hospital and Health Service

The Sunshine Coast Hospital and Health Service has a 28.9% (2018: 28.9%) interest in the Sunshine Coast Health Institute (SCHI). TAFE East Coast Queensland, Griffith University and the University of the Sunshine Coast each have a 23.7% interest in the SCHI. SCHI’s primary aims are to advance the education of trainee medical officers, nurses, midwives and other health care professionals, while providing outstanding patient care and extending research knowledge.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-29

Notes to the Financial Statements

26.	Other investments continued

(b) Investments in joint operations continued

Total State Sector

Joint arrangements for the TSS include the GGS joint arrangements above, as well as the following:

CS Energy Limited

The following are the joint operations in which CS Energy Limited has an interest:

Name	Principal Activities	2019	2018
		Interest	Interest
Callide Power Management Pty Ltd	Joint Operation Manager	50%	50%
Callide Power Trading Pty Ltd	Electricity Marketing Agent	50%	50%
CS Energy Oxyfuel Pty Ltd	Electricity generation	0%	75%

CS Energy Limited has a 50% interest in Callide C Power Station through the unincorporated Callide Power Project Joint Venture and is entitled to 50% of the earnings generated by Alinta Energy Retail Sales Pty Ltd in the residential retail energy market in South East Queensland.

Stanwell Corporation Limited

Stanwell has 50% (2018: 50%) interest in the Kogan North Joint Venture operation with Australian CBM Pty Ltd and this joint venture will be transferred to CleanCo on 1 November 2019.

27.	Public private partnerships (PPP)

In July 2017, the Australian Accounting Standards Board (AASB) issued AASB 1059 Service Concession Arrangements: Grantors . At this stage, the Standard will be applied in 2020-21 for the first time and gives guidance on accounting for private sector financed infrastructure assets from a grantor’s perspective. In the meantime, the following policies are applied by the State as grantor.

Agreements equally proportionately unperformed arising from PPPs are not recognised as assets or liabilities. Instead, the payments under these agreements are expensed systematically over the term of the agreements. Any leasing arrangements are disclosed in accordance with AASB 117 Leases . Further, the commitments for future payments under finance leases are also disclosed as commitments in Note 41.

The following PPPs apply to both the GGS and TSS statements.

Employment, Small Business & Training

Southbank Education and Training Precinct

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on State land. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Axiom over the life of the contract. The arrangement involved the refurbishment or demolition of existing buildings and the development of new buildings.

Construction work was completed on 31 October 2008 and the State has entered into a Head Lease and Sublease with Axiom. The State pays abatable, undissected service payments to Axiom for the operation, maintenance and provision of the precinct. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the facility is constructed is owned and recognised as an asset of the State.

The fair value of the buildings is recognised as an asset with the corresponding recognition for future payments as a loan liability.

Education

(a) South East Queensland schools - Aspire

In April 2009, the State Government entered into a contractual arrangement with Aspire Schools (Qld) Pty Limited (Aspire) to design, construct, maintain and partially finance seven schools of the State for a period of 30 years on the State’s land.

Construction work commenced in May 2009 and was finalised in January 2014. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Aspire over the life of the contract.

The State will lease back these schools from Aspire and will pay abatable, undissected service payments to Aspire for the operation, maintenance and provision of the schools. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the schools are constructed is owned and recognised as an asset of the State.

The fair value of the buildings was recognised as a finance lease asset with the corresponding recognition for future payments as a finance lease liability.

(b) Queensland schools - Plenary

In December 2013, the State Government entered into a contractual arrangement with Plenary Schools Pty Ltd (Plenary) for the construction and management of 10 schools in South East Queensland. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Plenary over the life of the contract. The project period is for 30 years and is expected to end in December 2043.

5-30	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

27.	Public private partnerships continued

Education continued

(b) Queensland schools - Plenary continued

Construction work commenced in January 2015 and was finalised in January 2019. Under current arrangements the State pays a series of capital contributions during the construction phase of the project totalling $190 million. These contribution payments result in lower service payments over the period of the concession.

The fair value of the buildings is recognised as a finance lease asset with the corresponding recognition for future payments as a finance lease liability. The land on which the schools are constructed is owned and recognised as an asset of the State.

Queensland Health and Hospital and Health Services (HHSs)

The State Government has entered into a number of contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities for a period of time on State land. After an agreed period of time, ownership of these facilities will pass to Queensland Health or the relevant HHS.

Entity	Facility	Counterparty	Term of Agreement	Commencement Date
Metro North HHS	Butterfield Street car park	International Parking Group Pty Ltd	25 years	January 1998
Metro North HHS	The Prince Charles Hospital car park	International Parking Group Pty Ltd	22 years	November 2000
Metro North HHS	Surgical, Treatment and Rehabilitation Service (STARS)	Australian Unity	20 years	23 February 2017
Metro South HHS	The Princess Alexandra Hospital multi storey car park	International Parking Group Pty Ltd	25 years	February 2008
Sunshine Coast HHS	Noosa Hospital	Ramsay Health Care	20 years	September 1999
Sunshine Coast HHS	Sunshine Coast University Private Hospital	Ramsay Health Care	5 years	June 2013
Sunshine Coast HHS	Sunshine Coast University Hospital	Exemplar Health	25 years	November 2016
Gold Coast HHS	The Gold Coast University Hospital western car park	SurePark Pty Ltd	31 years	July 2010
Townsville HHS	Medilink	Trilogy Funds Management Ltd	30 years	January 2012
Townsville HHS	Goodstart Early Learning	Trilogy Funds Management Ltd	32 years	February 2012

In 2012, the State, represented by the Queensland Health, entered into a PPP with Exemplar Health (EH) to finance, design, build and operate the Sunshine Coast University Hospital (SCUH). During 2016-17, the Department novated all rights and obligations to SCUH as the State representative and legal counterparty to the PPP arrangement. The 25-year operating phase of the PPP commenced on 16 November 2016, this being the date of Commercial Acceptance. Borrowings of $538m represented the fair value of the liability payable to EH for the construction of SCUH. Other than certain assets contained within the Sunshine Coast Health Institute, Sunshine Coast HHS (SCHHS) has full control of all SCUH buildings, land, specialist medical assets and all other equipment. At the end of the 25-year term, the assets will remain in the control of SCHHS. These assets are included in buildings as per Note 32.

As part of the SCUH PPP, EH constructed two carparks on the SCUH site. These carparks are legally owned by the SCHHS and recorded in the building asset class at a fair value of $116 million as at 30 June 2019 (2018: $116 million). The State has granted EH a licence to undertake carparking operations for the duration of the 25-year operating term which entitles EH to generate revenue from the operations themselves.

In 2017, the State, represented by the Department of Health, entered into a PPP with Australian Unity. Australian Unity’s scope of work includes the construction of a new Surgical, Treatment and Rehabilitation Service (STARS). The land on which STARS will be developed is owned by the State and will be leased to Australian Unity for 99 years. The State is contractually obligated to occupy the STARS building upon completion (scheduled for late 2020) and will enter into a lease for an initial 20 year period, with an option to extend this lease by two periods of 10 years. (Because these are future commitments, they are not included in Note 41).

The services agreement with Ramsay Health Care as operators of the Sunshine Coast University Private Hospital (SCUPH) was structured to ensure that service capacity was available for public patients within the facility. The operator was not permitted to change any fees to public patients other than those normally charged for a service in a public hospital. This agreement terminated in September 2018 at which time SCUPH ceased providing services to public patients. After the service term, Ramsay Health Care will continue to operate the entire facility as a private provider of health services for a further 45 years. At the end of the 50 year period the building and related building infrastructure will be transferred to SCHHS.

The State has also entered into a number of contractual arrangements (termed co-location agreements) with private sector entities for the construction and operation of private health facilities for a period of time on State land. After an agreed period of time, ownership of these facilities will pass to the State. The State does not control the facilities associated with these arrangements and accordingly, does not recognise these facilities and any rights or obligations that may attach to these arrangements, other than those recognised under generally accepted accounting principles.

Entity	Facility	Counterparty	Term of Agreement	Commencement Date
Metro North HHS	Caboolture Private Hospital	Affinity Health Ltd	25 years	May 1998
Metro North HHS	Holy Spirit Northside Private Hospital	The Holy Spirit Northside Private Hospital Ltd	66 years	September 1999
Metro South HHS	Mater Private Hospital Redland	Sisters of Mercy in Queensland	25 years + 30 years	August 1999
Metro South HHS	Translational Research Institute Building	Translational Research Institute Pty Ltd	30 years + 20 years	May 2013
Metro South HHS	University of Queensland Training Facility – Redland Hospital	University of Queensland	20 years	August 2015
Metro South HHS	University of Queensland Training Facility – Queen Elizabeth II Jubilee Hospital	University of Queensland	20 years	September 2015
Gold Coast HHS	Gold Coast Private Hospital	Healthscope Ltd	50 years	March 2016

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-31

Notes to the Financial Statements

27.	Public private partnerships continued

Transport and Main Roads

(a) Brisbane Airport Rail Link

In 1998, the State Government entered into a 35 year concession agreement with Airtrain Citylink Limited (Airtrain) to design, construct, maintain and operate the Brisbane Airport Rail Link (BARL), a public passenger rail system connecting the Queensland Rail City network to the Brisbane Domestic and International Airports. The BARL is currently in the maintaining and operating phase of the agreement after commencement of operations on 7 May 2001.

In return for collecting passenger fares, Airtrain must maintain, operate and manage the BARL for the period of the concession and also assume the demand and patronage risk for the concession period. At the end of this period, the agreement provides for Airtrain to transfer the BARL assets at no cost to the State.

The State Government leases airport land from the Brisbane Airport Corporation and sub-leases the land to Airtrain.

(b) Gold Coast Light Rail - G:link

In May 2011, the State Government entered into a contractual arrangement with GoldLinQ Consortium (GoldLinQ) to finance, design, build, operate and maintain the Gold Coast light rail system linking key activity centres from Griffith University (Gold Coast Campus) and the Gold Coast University Hospital to Broadbeach via Southport. The operation of the system commenced in July 2014. At the end of the 15-year operations period, ownership of the system will be transferred to the State.

GoldLinQ Consortium partially financed construction of the system, with the State providing a capital contribution. During operations, GoldLinQ Consortium will be paid monthly performance based payments for operations, maintenance and repayment of the debt finance used to construct the system. The State will receive fare-box and advertising revenue generated by the system.

In April 2016, the State entered into a contractual arrangement with GoldLinQ for stage two of the Gold Coast Light Rail system. Stage two connects the existing light rail system at Gold Coast University Hospital Light Rail station to heavy rail at the Helensvale station. Stage two of the system commenced operations on 18 December 2017.

(c) Airport Link

In June 2008, the State Government entered into a 45-year service concession arrangement with Bris Connections to design, construct and maintain the Airport Link toll road (Airport Link). In April 2016, Transurban Queensland assumed responsibility for Airport Link and now operates Airport Link under the service concession arrangement.

In return for collecting the tolls, Transurban Queensland must maintain, operate and manage the toll road for the concession period and also assume the demand and patronage risk. The State does not recognise any assets associated with the arrangement. At the end of the service concession period, Airport Link assets will be transferred at no cost to the State.

(d) Gateway and Logan Motorways

A Road Franchise Agreement (RFA) was established between the State and Queensland Motorways Limited (QML) in April 2011 for the operation, maintenance and management of the Gateway and Logan Motorways for a period of 40 years. In 2014, Transurban Queensland acquired QML and now operates the Gateway Motorway and Logan Motorway toll roads under the RFA with the State.

In return for collecting the tolls, Transurban Queensland must maintain, operate and manage the toll roads for the period of the franchise and also assumes the demand and patronage risk for the franchise period. The State does not recognise any assets associated with the arrangement. At the end of the RFA concession period, the toll roads infrastructure assets will be transferred to the State.

(e) New Generation Rollingstock

In January 2014, the State Government entered into a 32-year contractual arrangement with NGR Project Company Pty Ltd (Bombardier NGR Consortium) for the design, construction and maintenance of 75 new six car train sets and a new purpose-built maintenance centre. The arrangement will involve the State paying the consortium a series of availability payments over the concession period.

In June 2016, the maintenance centre was accepted by the State. There have been 59 train sets recognised to date with the remaining train sets to be recognised as they are accepted.

In March 2019, an amendment deed was signed to modify the trains in accordance with the Disability Standards for Accessible Public Transport 2002 . Modifications to all 75 trains will be completed by 2024.

At the expiry of the concession period, the State will retain ownership of the trains and the maintenance centre.

(f) Toowoomba Second Range Crossing

In August 2015, the State Government entered into a contractual arrangement with Nexus Infrastructure Consortium to finance, design, build, operate and maintain a range crossing connecting the Warrego Highway at Helidon Spa in the east with the Gore Highway at Athol in the west, via Charlton.

The State will provide contributions during the construction stage of the project and ongoing service payments over the 25 year operation and maintenance period.

The western section of the toll road was opened to traffic in December 2018. The remaining eastern section is completed except for three kilometres being rebuilt due to a significant geotechnical issue. With the opening of the western section, the State recognised a lease asset and a corresponding lease liability. Maintenance payments will be expensed during the relevant year.

5-32	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

27.	Public private partnerships continued

Transport and Main Roads continued

(f) Toowoomba Second Range Crossing continued

The Toowoomba Second Range Crossing will be a toll road with Transurban Queensland contracted to collect tolls on behalf of the State.

At the expiry of the concession period, the State will retain ownership of the range crossing.

Housing and Public Works

(a) Development at 1 William Street Brisbane

1 William Street is a commercial office tower development. Cbus Property was the successful tenderer with a bid of $653 million and on 21 December 2012, the State entered into a sublease pre-commitment via a series of transaction documents involving:

•	a project deed (overarching document);

•	a development lease (from the State to the developer during construction phase, which runs for approximately 4 years);

•	a ground lease (covering land tenure from the State to the developer for 99 years post-construction phase); and

•	a sublease (from the developer to the State for the building tenure, being 15 years).

Operating lease commitments of $812 million (2018: $877 million) are included in the estimated cash flows below and Note 41.

(b) Queen’s Wharf Precinct

On 16 November 2015, the Queensland Government entered into contractual arrangements with the Destination Brisbane Consortium (the Consortium) to redevelop the Queen’s Wharf Precinct in the centre of Brisbane into an Integrated Resort Development (IRD) Project. A leasehold development lease and a freehold development lease for the project commenced on 22 February 2018, transferring responsibility of the whole of the site from the State to the Consortium. As at 30 June 2019, the land and buildings in the precinct have been valued on the basis that the contractual arrangements are considered to be non-cancellable and the highest and best use of the land and buildings in the precinct is that of an IRD.

Cross River Rail Delivery Authority

On 4 April 2019, the Queensland Government announced the companies selected to build the Cross River Rail Project. The Tunnel, Stations and Development (TSD) PPP will be delivered by the Pulse consortium.

The TSD PPP will deliver the underground section of the project, including the tunnel from Dutton Park to Normanby and the construction of four new, state-of-the-art underground stations at Boggo Road, Woolloongabba, Albert Street and Roma Street.

The TSD package reached Financial Close on 1 July 2019 and the RIS package reached contract close in August 2019. (Refer also to Note 44 Post balance date events.)

Further information may be obtained from the individual financial reports of the relevant agencies.

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
Estimated net cash flows resulting from Public Private Partnerships
Inflows
Not later than 1 year	88	92	88	92
Later than 1 year but not later than 5 years	277	277	277	277
Later than 5 years but not later than 10 years	404	371	404	371
Later than 10 years	428	420	428	420

	1,198	1,161	1,198	1,161
Outflows
Not later than 1 year	(828)	(1,011)	(828)	(1,011)
Later than 1 year but not later than 5 years	(2,192)	(2,262)	(2,192)	(2,262)
Later than 5 years but not later than 10 years	(3,076)	(2,958)	(3,076)	(2,958)
Later than 10 years	(7,041)	(7,159)	(7,041)	(7,159)

	(13,137)	(13,391)	(13,137)	(13,391)

	(11,939)	(12,230)	(11,939)	(12,230)

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-33

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
28. Inventories

Current
Raw materials	14	14	306	285
Work in progress	50	42	71	77
Finished goods	153	146	235	217
Land held for resale	335	290	335	290
Inventories held for distribution	31	29	31	29
Assets formerly held for lease	10	8	10	8
Environmental certificates held for sale/surrender	—	—	69	142
Other	4	4	188	178

	597	533	1,246	1,225

Inventories (other than those held for distribution) are carried at the lower of cost and net realisable value under AASB 102 Inventories . Cost is determined on the weighted average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their present location and condition, except for training costs which are expensed as incurred. Where inventories are acquired for nil or nominal consideration, the cost is the current replacement cost as at the date of acquisition.

Land held for resale is stated at the lower of cost and net realisable value. Such cost is assigned by specific identification and includes the cost of acquisition and development. Inventories held for distribution are those inventories which the State distributes for nil or nominal consideration. These are measured at cost, adjusted for any loss of service potential.

Environmental certificates are recognised in the financial statements at fair market value where fair value is determined by reference to observable market prices at reporting date.

All inventories are classified as current non-financial assets.

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
29. Assets held for sale

Land	125	158	137	170
Buildings	20	24	20	24
Investment properties	1	—	2	1
Infrastructure	—	—	1	4
Plant and equipment	—	2	—	61
Intangible assets	—	—	—	11

	145	184	160	272

Non-current assets classified as held for sale consist of those assets that are determined to be available for immediate sale in their present condition and where their sale is highly probable within the next twelve months.

In accordance with AASB 5 Non-current Assets Held for Sale and Discontinued Operations , non-current assets held for sale are measured at the lower of carrying amount and fair value less costs to sell and are not depreciated or amortised.

While an asset is classified as held for sale, an impairment loss is recognised for any write downs of the asset to fair value less estimated costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset but not in excess of any cumulative impairment loss previously recognised.

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
30. Investment properties

At independent valuation	353	371	672	687
Less: Accumulated depreciation and impairment losses	—	—	1	2

Land, buildings and work in progress at independent valuation	353	371	671	685

Movements in investment properties were not material.

Pursuant to AASB 140 Investment Property , properties held to earn rental income or for capital gains purposes are classified as investment properties. Such properties are valued at fair value. Changes in fair value are recognised in the Operating Statement as other economic flows and no depreciation expense or asset impairment is recognised.

5-34	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

31. Restricted assets

A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M

Cash to be used to further medical research in specified areas	97	96	97	96

Cash and property, plant and equipment to be used for other specific purposes	1,108	998	1,112	1,004

	1,206	1,095	1,210	1,101

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-35

Notes to the Financial Statements

32.	Property, plant and equipment

General Government Sector

	Gross		Accumulated depreciation/impairment		Written down value
	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M
Land	99,315	94,159	(11)	(11)	99,304	94,148
Buildings	58,962	56,441	(21,529)	(19,856)	37,433	36,585
Infrastructure	80,551	79,093	(23,260)	(22,880)	57,291	56,213
Major plant and equipment	98	72	(6)	(2)	93	70
Heritage and cultural assets	2,203	2,119	(680)	(635)	1,523	1,484
Plant and equipment	6,775	6,569	(3,961)	(3,783)	2,815	2,787
Leased plant and equipment	4,810	3,512	(651)	(550)	4,160	2,962
Capital work in progress	6,761	4,311	—	—	6,761	4,311

	259,477	246,275	(50,097)	(47,716)	209,380	198,559

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	94,148	91,497	36,585	35,383	56,213	61,405	70	75	1,484	1,400
Acquisitions	176	105	233	259	3	2	—	3	7	2
Disposals	(87)	(67)	(14)	(17)	(1)	—	—	—	—	—
Revaluation increments/(decrements)	4,951	2,574	1,373	1,332	971	(6,124)	(12)	(13)	49	74
Impairment (losses)/reversals	—	—	—	4	—	—	—	—	—	—
Depreciation and amortisation	—	—	(1,557)	(1,473)	(1,050)	(979)	(7)	(21)	(37)	(37)
Net asset transfers	116	39	814	1,096	1,155	1,909	42	27	21	45

Carrying amount at end of year	99,304	94,148	37,433	36,585	57,291	56,213	93	70	1,523	1,484

	Plant and equipment		Leased plant and equipment		Capital work in progress		Total
	2019	2018	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	2,787	2,745	2,962	2,592	4,311	3,710	198,559	198,807
Acquisitions	325	366	955	584	4,864	3,900	6,563	5,221
Disposals	(27)	(29)	(1)	(2)	(7)	(1)	(137)	(116)
Revaluation increments/(decrements)	(1)	(1)	66	(85)	—	—	7,397	(2,243)
Impairment (losses)/reversals	—	—	—	—	—	—	—	4
Depreciation and amortisation	(562)	(588)	(101)	(77)	—	—	(3,314)	(3,175)
Net asset transfers	293	293	279	(50)	(2,407)	(3,299)	312	61

Carrying amount at end of year	2,815	2,787	4,160	2,962	6,761	4,311	209,380	198,559

5-36	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Total State Sector

	Gross		Accumulated depreciation/impairment		Written down value
	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M
Land	101,607	96,614	(48)	(51)	101,559	96,563
Buildings	62,490	59,790	(23,221)	(21,407)	39,269	38,382
Infrastructure	165,972	161,523	(54,146)	(51,786)	111,827	109,737
Major plant and equipment	1,795	1,810	(907)	(916)	889	894
Heritage and cultural assets	2,204	2,119	(680)	(635)	1,524	1,485
Plant and equipment	11,574	11,172	(6,813)	(6,298)	4,761	4,875
Leased plant and equipment	4,819	3,521	(659)	(558)	4,160	2,963
Capital work in progress	7,592	5,042	—	(4)	7,592	5,039

	358,053	341,592	(86,473)	(81,654)	271,580	259,937

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	96,563	93,874	38,382	37,139	109,737	113,768	894	935	1,485	1,400
Acquisitions	180	105	234	259	94	65	—	4	7	2
Disposals	(90)	(69)	(16)	(18)	(27)	(34)	—	—	—	—
Revaluation increments/(decrements)	4,779	2,612	1,366	1,413	1,480	(5,034)	(39)	(40)	49	74
Impairment (losses)/reversals	3	4	—	3	(17)	(73)	—	—	—	—
Depreciation and amortisation	—	—	(1,670)	(1,580)	(3,088)	(2,902)	(59)	(70)	(37)	(37)
Net asset transfers	124	38	973	1,166	3,647	3,946	93	65	21	45

Carrying amount at end of year	101,559	96,563	39,269	38,382	111,827	109,737	889	894	1,524	1,485

	Plant and equipment		Leased plant and equipment		Capital work in progress		Total
	2019	2018	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	4,875	4,730	2,963	2,592	5,039	4,531	259,937	258,970
Acquisitions	373	413	955	584	7,287	6,194	9,129	7,626
Disposals	(41)	(70)	(1)	(2)	(15)	(12)	(190)	(206)
Revaluation increments/(decrements)	(100)	138	66	(85)	—	—	7,602	(921)
Impairment (losses)/reversals	(30)	—	—	—	—	(4)	(44)	(70)
Depreciation and amortisation	(866)	(942)	(102)	(77)	—	—	(5,823)	(5,608)
Net asset transfers	551	607	279	(50)	(4,719)	(5,669)	969	147

Carrying amount at end of year	4,761	4,875	4,160	2,963	7,592	5,039	271,580	259,937

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-37

Notes to the Financial Statements

32.	Property, plant and equipment continued

Recognition and measurement

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially capitalised and recorded at cost. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector mandates asset recognition thresholds for departments and not-for-profit statutory bodies as follows:

Asset class	Asset recognition threshold
Land	$1 (all land)
Buildings	$10,000
Infrastructure	$10,000
Plant & equipment	$5,000
Major plant & equipment	An amount greater than or equal to $5,000, the exact amount of which is at the agency’s discretion.
Leased assets (finance leases)	The threshold for the class to which the asset would belong if it were not subject to a finance lease.
Heritage & cultural assets	$5,000
Work in progress	n/a
Library reference collections	$1,000,000

Asset recognition thresholds for other entities within the TSS do not exceed the thresholds above.

Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition. Cost is determined as the value given as consideration, plus costs incidental to the acquisition including all other costs incurred in getting the assets ready for use. Training, marketing and advertising costs are expensed as incurred.

In accordance with AASB 116, administration and other general overhead costs are expensed in the year they are incurred. Overhauls and major inspections are only capitalised if it is probable that future economic benefits associated with them will flow to the entity and their cost can be measured reliably. Any remaining carrying amount of the cost of the previous inspection/overhaul (as distinct from physical parts) is derecognised.

Assets acquired at no cost or for nominal consideration that can be measured reliably, are recognised initially as assets and revenues at their fair value at the date of acquisition.

Recording and valuation

Land, buildings, infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value in accordance with AASB 13, AASB 116 and Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector .

Other classes of assets are valued at cost which approximates fair value.

On initial recognition, all costs incurred in purchasing or constructing the asset and getting it ready for use are capitalised to the value of the asset. Costs also include the initial estimate of the costs of dismantling and restoring the site on which it is located, where that obligation is recognised and measured in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets.

5-38	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Recognition and measurement continued

Recording and valuation continued

Subsequent costs are added to the carrying amount of the asset when it improves the condition of the asset beyond its originally assessed standard of performance or capacity. Otherwise, subsequent costs are expensed.

Non-current physical assets measured at fair value are comprehensively revalued once every five years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Separately identified components of assets are measured on the same basis as the assets to which they relate.

Any revaluation increment arising on the revaluation of an asset is credited to the asset revaluation reserve for that class of assets, except to the extent it reverses a revaluation decrement for the class of assets previously recognised as an other economic flow included in the operating result. A decrease in the carrying amount on revaluation is charged as an other economic flow included in the operating result, to the extent it exceeds the balance of the relevant asset revaluation reserve for the same class of assets.

Items or components that form an integral part of an asset are recognised as a single asset (functional asset). The recognition threshold is applied to the aggregate cost of each functional asset. Energy entities’ easements are disclosed as part of property, plant and equipment because they are considered to be an integral part of the property, plant and equipment of those entities.

Impairment

Property, plant and equipment assets are assessed for indicators of impairment on an annual basis. If an indicator of possible impairment exists, the State determines the asset’s recoverable amount, being the higher of the asset’s fair value less costs to sell and current replacement cost. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss.

An impairment loss is recognised as an other economic flow included in the operating result, unless the asset is carried at a revalued amount. When assets are measured at a revalued amount, the impairment loss is offset against the asset revaluation surplus of the relevant class. Impairment losses are reversed when there is an indication that the impairment loss may no longer exist and there has been a change in the estimated recoverable amount.

Refer to Note 16 for further information on the State’s policy on impairment and for any impairment losses recognised in the Operating Statement.

Land under roads

The value included in the balance of land under road is approximately $61.8 billion (2018: $57.7 billion).

All land under roads acquired is recorded at fair value in accordance with AASB 13 and AASB 116 using an englobo basis based on the statutory land valuations (as agreed by all state Valuers-General in 2009).

The englobo method reflects the characteristics that would be taken into account by a potential buyer of land under roads that is made available for sale (after having the legislative restriction removed). Englobo valuation is inclusive of all potential land uses and assumes that if removal of the legislative restriction occurred, land under roads would revert to its original state before subdivision. The methodology is appropriate for all land under roads, regardless of its location or whatever type of road infrastructure (if any) is currently on it.

Fair value is determined by the State Valuation Services using an acceptable, reliable valuation methodology which is undertaken by multiplying the total area of land under roads within each local government area by the average statutory value of all freehold and leasehold land within the corresponding local government area. The statutory valuations for non-rural land are determined on the basis of site value, with the unimproved value used for rural land.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-39

Notes to the Financial Statements

32.	Property, plant and equipment continued

Recognition and measurement continued

Property, plant and equipment held for rental

Items of property, plant and equipment that have been held for rental to others are routinely sold in the course of the State’s ordinary business. These assets are transferred to inventories at their carrying amount when they cease to be rented and become held for sale. Cash flows received from the subsequent sale of assets that were previously held for rental to others and cash paid to purchase these assets are recognised as operating activities rather than investing activities.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly derived from observable inputs or estimated using another valuation technique.

Observable inputs are publicly available data that are relevant to the characteristics of the assets/liabilities being valued. Observable inputs used by the State include, but are not limited to, published sales data for land and general office buildings.

Unobservable inputs are data, assumptions and judgements that are not available publicly but are relevant to the characteristics of the assets/liabilities being valued. Significant unobservable inputs used by the State include, but are not limited to, subjective adjustments made to observable data to take account of the characteristics of the State’s assets/liabilities, internal records of recent construction costs (and/or estimates of such costs) for assets’ characteristics/functionality, and assessments of physical condition and remaining useful life. Unobservable inputs are used to the extent that sufficient relevant and reliable observable inputs are not available for similar assets/liabilities.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use.

All assets and liabilities of the State for which fair value is measured or disclosed in the financial statements are categorised within the following fair value hierarchy, based on the data and assumptions used in the most recent specific appraisals:

•	Level 1: represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

•	Level 2: represents fair value measurements that are substantially derived from inputs (other than quoted prices included within level 1) that are observable, either directly or indirectly; and

•	Level 3: represents fair value measurements that are substantially derived from unobservable inputs.

None of the State’s valuations of non-financial assets are eligible for categorisation into level 1 of the fair value hierarchy.

More specific fair value information about the State’s property, plant and equipment is outlined below.

5-40	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 fair value reconciliation

General Government Sector

	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	70,814	68,125	32,134	31,216	56,214	61,404	67	72	1,475	1,378
Acquisitions	5	1	235	263	3	3	—	2	11	6
Disposals	(65)	(53)	(7)	(13)	(1)	—	—	—	(12)	—
Revaluation increments/(decrements)	4,203	1,752	1,282	1,179	975	(6,125)	—	(11)	57	80
Impairment (losses)/reversals	—	—	—	72	—	—	—	—	—	1
Depreciation and amortisation	—	(3)	(1,429)	(1,355)	(1,050)	(975)	—	(23)	(36)	(36)
Net asset transfers	371	993	625	771	1,155	1,908	(67)	27	19	45

Carrying amount at end of year	75,329	70,814	32,840	32,134	57,297	56,214	—	67	1,514	1,475

	Leased plant and equipment		Total
	2019	2018	2019	2018
	$M	$M	$M	$M
Carrying amount at beginning of year	588	536	161,292	162,730
Acquisitions	81	33	336	309
Disposals	—	—	(84)	(66)
Revaluation increments/(decrements)	20	22	6,537	(3,102)
Impairment (losses)/reversals	—	—	—	72
Depreciation and amortisation	(1)	(4)	(2,516)	(2,395)
Net asset transfers	(5)	—	2,097	3,744

Carrying amount at end of year	682	588	167,662	161,292

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-41

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 fair value reconciliation continued

Total State Sector

							Major plant and		Heritage and cultural
	Land		Buildings		Infrastructure		equipment		assets
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	71,993	69,272	34,013	33,053	109,706	113,724	891	931	1,475	1,378
Acquisitions	5	2	237	264	109	49	—	4	11	6
Disposals	(66)	(54)	(9)	(14)	(34)	(24)	—	(1)	(12)	—
Revaluation increments/(decrements)	4,229	1,789	1,275	1,257	1,490	(5,037)	(27)	(38)	57	80
Impairment (losses)/reversals	2	(2)	—	74	12	(68)	—	—	—	1
Depreciation and amortisation	—	(3)	(1,542)	(1,461)	(3,087)	(2,897)	(52)	(71)	(36)	(36)
Net asset transfers	383	990	766	840	3,588	3,960	(16)	66	19	45

Carrying amount at end of year	76,546	71,993	34,741	34,013	111,783	109,706	796	891	1,514	1,475

	Leased plant and equipment		Total
	2019	2018	2019	2018
	$M	$M	$M	$M
Carrying amount at beginning of year	588	536	218,666	218,894
Acquisitions	81	33	443	359
Disposals	—	—	(121)	(93)
Revaluation increments/(decrements)	20	22	7,044	(1,927)
Impairment (losses)/reversals	—	—	14	4
Depreciation and amortisation	(1)	(4)	(4,719)	(4,473)
Net asset transfers	(5)	—	4,736	5,902

Carrying amount at end of year	682	588	226,063	218,666

5-42	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value

General Government Sector

Description	Fair value at 30 June 2019 $M	Significant unobservable inputs
Land	75,329	Level 3 land assets are mainly held by the Department of Natural Resources, Mines and Energy and the Department of Environment and Science. These assets are classified as land under roads, reserves, unallocated state land, national parks and leasehold land.

		Land under roads not subject to freehold or leasehold title or reserve tenure vests in the State. This land is valued using the englobo approach as agreed by State Valuers-General. Further details on this valuation approach are outlined above. The most significant unobservable input in the valuation of land under roads is the valuers’ judgement in relation to the value that the market would assign to the restrictions placed on the land.

		The valuation of reserves and unallocated state land is based, where possible, on recent sales in the general location of the land, adjusted for specific attributes of and restrictions on the land being valued. As such, the most significant unobservable input into the valuation of reserves and unallocated state land is the valuers’ professional judgement applied in determining the fair value.

		National park land is valued with reference to sales of land with a similar topography and location. This market data is adjusted by the valuer to reflect the nature of restrictions upon national park land. Accordingly, the most significant input to the valuation of national park land is the valuers’ judgement in relation to the adjustments potential market participants would make to the price paid for this land in light of the restrictions.

		Leasehold land is valued using the present value of the future income from leases over the land. In calculating the value of leasehold land, the discount rate applied to the leases is a significant unobservable input.

Buildings	32,840	Buildings classified as Level 3 are those which, due to their specialised nature and/or construction, do not have an active market. These assets are generally valued using a current replacement cost approach.

		Within level 3 buildings, major sub-groups exist which are valued using similar methods. The most significant of these groups are schools and early childhood buildings, correctional centres, court houses and juvenile justice facilities, health services buildings (including hospitals) and social housing.

		Schools and early childhood buildings are valued on a current replacement cost basis, utilising published current construction costs for the standard components of the buildings. Adjustment and allowances are made for specialised fit out requirements and more contemporary construction/design approaches. Significant judgement is also required in determining the remaining service life of these buildings.

		Correctional centres, court houses and juvenile justice facilities are valued using a current replacement cost approach. Significant inputs into this approach are construction costs, locality allowances for regional and remote facilities, remaining useful life and current condition assessments.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-43

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

General Government Sector continued

Description	Fair value at 30 June 2019 $M	Significant unobservable inputs
Buildings continued		Health services buildings (including hospitals) are valued using current replacement cost. In determining the replacement cost of each building, the estimated replacement cost of the asset or the likely cost of construction, including fees, on-costs if tendered on the valuation date are assessed based on historical records and adjusted for contemporary design/construction practices. The resulting values are adjusted using published locality indices to allow for regional and remote location. The valuers apply professional judgement in assessing the assets’ current condition and remaining service life.

		Social housing is valued using market based inputs. However, because multi-unit properties do not have separate titles, significant adjustments are made by valuers. Significant unobservable inputs to the valuers’ adjustments are the discount rates applied to represent the cost of obtaining strata title.

Infrastructure	57,297	Level 3 infrastructure within the GGS is primarily roads held by the Department of Transport and Main Roads and roads and tracks within National Park and State Forest land. Due to their specialised nature and the lack of an active market for infrastructure, these assets are valued using a current replacement cost methodology.

		Road infrastructure, and roads and tracks are valued based on a combination of raw materials and other costs of construction compiled by an external expert and internal assumptions based on engineering professional judgement. As part of this process, road stereotypes (ranging from unformed roads through to major motorways) are assigned to each road segment and are further defined by variables such as terrain, environment, surface types and costing regions. These inputs are also adjusted for contemporary technology and construction techniques. Accordingly, the most significant unobservable input to the valuation of roads is the calculated replacement cost which is heavily reliant upon engineers’ and valuers’ professional judgement.

Heritage and cultural assets	1,514	Heritage and cultural assets are mainly comprised of unique or iconic items which are considered to be of historical or cultural significance. These assets are primarily held by the Queensland Art Gallery and the Queensland Museum. While some of these items are able to be traded, such transactions are highly individualised and accordingly it is not considered that there is an active market for these types of assets.

		Collections held by the Queensland Art Gallery and Queensland Museum are largely valued on an individual basis with reference to recent transactions in similar works or the cost of replicating or recollecting items. Due to the unique nature of these items, despite some reliance on recent transactions in similar items, the most significant input to the valuation of collections held by the Queensland Art Gallery and Queensland Museum is the professional judgement of the valuer.

5-44	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

Total State Sector

Description	Fair value at 30 June 2019 $M	Significant unobservable inputs
Infrastructure	111,783	In addition to the infrastructure assets identified above in the GGS, level 3 infrastructure for the TSS includes rail, ports, electricity and water infrastructure assets.

		The majority of water infrastructure assets (mainly Seqwater) are valued using an income based approach. Unobservable inputs in this type of valuation include assumptions about future market conditions and selection of an appropriate discount rate. The discount rate is a significant unobservable input to the valuation of water infrastructure.

		Port infrastructure has been largely valued using an income based approach. Inherent in this valuation process are assumptions in relation to future operating cash flows, projected capital replacement and selection of an appropriate discount rate (equal to the Weighted Average Cost of Capital) for the organisation holding the assets. The discount rate has a significant impact upon the final valuation and, being based upon professional judgement, is an unobservable input.

		The valuation of electricity distribution and transmission infrastructure is undertaken using an income based approach. Being regulated assets, significant professional judgement is required in forecasting future cash flows. The significant unobservable inputs affecting the valuation of electricity infrastructure include assumptions about future revenue cash flows, future capital expenditure requirements and selection of an appropriate discount rate.

		The valuation of National Electricity Market connected power stations is based on an income approach using a pre-tax nominal cash flow and discount rate model and various demand, supply and renewable energy target scenarios. The significant unobservable inputs affecting the valuation include assumptions about electricity spot prices, contract load and premium and discount rate.

		The majority of rail infrastructure is valued using a current replacement cost methodology except for regional freight assets which are valued on a discounted cash flow basis. The significant unobservable inputs to the current replacement cost valuation are costs to replace existing assets and the assessments of current asset condition and remaining useful life.

Major Plant and Equipment	796	Major plant and equipment in the TSS is primarily Queensland Rail rollingstock.

		Rollingstock is valued using a current replacement cost approach. The significant unobservable inputs to the valuation of rollingstock are estimated costs to replace existing assets and the assumptions made about current asset condition and remaining useful life.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-45

Notes to the Financial Statements

32.	Property, plant and equipment continued

Assets not recognised

The following assets are not recognised in the Balance Sheet:

Railway corridor land

Under the Transport Infrastructure Act 1994 , railway corridor land was rendered State land under the control of the Department of Natural Resources, Mines and Energy which, for reporting purposes, recorded the land at nil value. This land is on-leased to Queensland Rail via the Department of Transport and Main Roads at no cost.

Library collections

Purchases for common use collections are expensed as they are incurred, except for the State Library’s Library Collection. Purchases for this collection are capitalised and held at fair value in accordance with Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector, except for certain heritage assets whose value cannot be reliably measured.

Native forests and biological assets

Disclosures are outlined in Note 34 Other non-financial assets.

User funded assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. These assets are not included in the Balance Sheet as users of the assets have either fully or partially funded these facilities and they are either not considered to be controlled by the corporations or no income will flow from the facilities.

Heritage assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Balance Sheet because of the unique nature of the items and the difficulty in determining a reliable value.

5-46	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

33.	Intangibles

General Government Sector

	Gross		Accumulated amortisation		Written down value
	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M
Software development	1,949	1,844	(1,219)	(1,147)	729	698
Purchased software	314	322	(268)	(259)	47	63
Other	64	68	(25)	(23)	40	46

	2,327	2,235	(1,512)	(1,429)	816	806

	Software		Other		Total
	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	760	724	46	39	806	763
Acquisitions	8	8	3	4	11	12
Acquisitions through internal development	150	178	—	—	150	178
Disposals	(6)	(1)	—	—	(6)	(1)
Impairment (losses)/reversals[1]	—	(1)	—	—	—	(1)
Amortisation	(137)	(151)	(7)	(6)	(144)	(157)
Net asset transfers	—	3	(1)	9	(1)	12

Carrying amount at end of year	776	760	40	46	816	806

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-47

Notes to the Financial Statements

33.	Intangibles continued

Total State Sector

	Gross		Accumulated amortisation		Written down value
	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M
Software development	3,063	2,931	(1,944)	(1,867)	1,119	1,064
Purchased software	680	591	(471)	(440)	210	151
Licences and rights	116	116	(103)	(103)	13	13
Other	372	372	(159)	(73)	213	300

	4,231	4,011	(2,676)	(2,483)	1,555	1,528

	Software		Licences and rights		Other		Total
	2019	2018	2019	2018	2019	2018	2019	2018
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	1,215	1,149	13	13	300	304	1,528	1,466
Acquisitions	27	24	—	—	3	7	30	31
Acquisitions through internal development	349	309	—	—	—	—	349	309
Disposals	(6)	(1)	—	—	—	—	(6)	(1)
Revaluation increments/(decrements)	—	—	—	—	210	—	210	—
Impairment (losses)/reversals [1]	—	(1)	—	—	(75)	—	(75)	(1)
Amortisation	(253)	(258)	—	—	(18)	(19)	(270)	(277)
Net asset transfers	(4)	(6)	—	—	(206)	8	(210)	2

Carrying amount at end of year	1,329	1,215	13	13	213	300	1,555	1,528

Intangible assets are recognised in accordance with AASB 138 Intangible Assets. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector which is applicable to departments and statutory bodies, mandates classes of non-current physical and intangible assets. Software is classified as an intangible asset, rather than property, plant and equipment unless it is an integral part of the related hardware.

Internally generated goodwill, brands and items of similar substance, as well as expenditure on initial research, are specifically excluded from being recognised in the Balance Sheet.

In accordance with the Non-Current Assets Policies for the Queensland Public Sector, the recognition threshold for departments and statutory bodies is $100,000. Items with a lesser value are expensed. The threshold for other entities does not exceed this amount.

Internally generated intangible assets are only revalued where an active market exists for the asset in question, otherwise they are measured at cost.

[1]	For information on Impairment policies, refer to Note 16.

5-48	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
34. Other non-financial assets

Current
Prepayments	301	889	401	996
Other	5	3	4	3

	306	892	405	999

Non-current
Biological assets	7	8	7	9
Prepayments	141	28	168	51
Other	10	2	17	9

	157	39	192	68

	463	931	597	1,067

Other non-financial assets primarily represent prepayments by the State. These prepayments include salaries and wages, grant payments, prepayments under finance lease agreements and payments of a general nature made in advance.

Under AASB141 Agriculture , biological assets are defined as living animals and plants. They are distinguished from other assets by the fact that they have the natural capacity to grow and/or procreate.

Biological assets are recognised at fair value and include livestock (comprising cattle, horses, and sheep) and plants (comprising grain and cotton crops).

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
35. Payables

Current
Trade creditors	2,496	2,075	3,245	2,869
Grants and other contributions	505	317	720	528
GST payable	50	58	139	152
Other payables	1,809	1,720	2,051	1,826

	4,860	4,170	6,156	5,375

Non-current
Trade creditors	276	263	313	294
Grants and other contributions	—	—	25	265
Other payables	6	5	8	7

	282	268	346	566

	5,142	4,438	6,502	5,941

Payables mainly represent amounts owing for goods and services provided to the State prior to the end of the financial year. The amounts are unsecured, are usually paid within 30 days of recognition and are non-interest bearing.

Payables are recognised at amortised cost using the effective interest rate method.

36. Employee benefit obligations

(a) Superannuation liability
Current
Superannuation (refer Note 48)	1,641	2,039	1,641	2,039
Judges’ pensions (refer Note 48)	24	23	24	23

	1,666	2,062	1,666	2,062

Non-current
Superannuation (refer Note 48)	24,371	23,135	24,108	22,766
Judges’ pensions (refer Note 48)	949	804	949	804

	25,320	23,939	25,057	23,571

	26,986	26,000	26,723	25,632

Superannuation/retirement benefit obligations

A superannuation liability for the State public sector is recognised in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year end.

The present value of the accrued benefits is calculated using the projected unit credit method and represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-49

Notes to the Financial Statements

36.	Employee benefit obligations continued

Superannuation/retirement benefit obligations continued

The costs of providing future benefits to employees are recognised over the period during which employees provide services. All superannuation plan costs, excluding actuarial gains and losses, are recognised in the Operating Statement. Actuarial gains and losses are recognised directly in equity on an annual basis and represent experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred e.g. investment returns on plan assets) and the effects of changes in actuarial assumptions underlying the valuation.

For the State Public Sector Superannuation Scheme (QSuper), expected future payments are discounted using market yields at the reporting date on Government bonds with terms to maturity that match the estimated future cash outflows. The gross discount rate for 10 year Commonwealth bonds at 30 June 2019 was 1.3% (2018: 2.6%).

Employees in the electricity industry contribute to an industry multiple employer superannuation fund, Energy Super Fund (ESF). The ESF uses discount rates in 2019 that are more closely aligned to the corporate bond rate (refer Note 48).

Future taxes are part of the provision of the existing benefit obligations and are taken into account in measuring the net liability or asset.

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
(b) Other employee benefits
Current
Salary and wages payable	870	743	965	840
Annual leave	1,994	1,859	2,215	2,061
Long service leave	524	451	1,007	862
Other employee entitlements	76	65	184	192

	3,465	3,118	4,371	3,955

Non-current
Long service leave	3,951	3,570	4,008	3,625
Other employee entitlements	11	11	18	20

	3,963	3,580	4,025	3,645

	7,428	6,698	8,397	7,600

Wages, salaries and sick leave

Liabilities for wages and salaries are accrued at year end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs.

Annual leave

The Annual Leave Central Scheme (ALCS) was established on 30 June 2008 to centrally fund annual leave obligations of departments, commercialised business units and shared service providers. Members pay a levy equal to their accrued leave cost into the scheme and are reimbursed by the scheme for annual leave payments made to their employees. Entities that do not participate in the ALCS continue to determine and recognise their own leave liabilities.

The State’s annual leave liability has been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs. In accordance with AASB 119 Employee Benefits , where annual leave is not expected to be paid within 12 months, the liability is measured at the present value of the future cash flows.

Long service leave

A levy of 2.1% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme which was introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary.

The valuation method used incorporates consideration of expected future wage and salary levels, experience of employee departures and periods of service. On-costs have been included in the liabilities and expenses for the Long Service Leave Central Scheme. These amounts have not been separately identified as they are not material in the context of the State’s overall employee entitlement liabilities.

The State’s long service leave provisions are calculated in accordance with AASB 119 using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. The gross discount rate for 10 year Commonwealth bonds at 30 June 2019 was 1.3% (2018: 2.6%).

Entities that do not participate in the Long Service Leave Central Scheme determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date or when an employee accepts a voluntary redundancy in exchange for these benefits. The State recognises termination benefits when it is demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy.

Benefits falling due more than 12 months after balance date are discounted to present value.

5-50	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2019	2018	2019	2018
		$M	$M	$M	$M
37.	Deposits, borrowings and advances, securities and derivatives

	(a) Deposits held

	Current
	Deposits at fair value through profit or loss	—	—	5,219	4,684
	Interest bearing security deposits	—	—	14	15

		—	—	5,233	4,699

	(b) Advances

	Advances received
	Current
	Commonwealth	87	38	87	38
	Public Non-financial Corporations	2,268	2,284	—	—

		2,355	2,322	87	38
	Non-current
	Commonwealth	337	425	337	425

		2,692	2,747	424	462

	(c) Borrowing with QTC

	Current
	Borrowing with QTC	39	106	—	—

	Non-Current
	Borrowing with QTC	29,429	29,150	—	—

		29,468	29,256	—	—

At 30 June 2019, $4.445 billion was held in a redraw facility with QTC (2018: $4.57 billion) and offset against Borrowing with QTC in the Balance Sheet.

(d) Leases and other loans

Current
Finance lease liability (refer Note 41)	43	201	43	201
Loans - other	12	11	12	80

	55	212	55	281

Non-Current
Finance lease liability (refer Note 41)	1,835	1,197	1,835	1,197
Loans - other	722	734	1,075	989

	2,557	1,931	2,910	2,186

	2,612	2,142	2,965	2,467

Lease liabilities are effectively secured, as the rights to the leased assets revert to the lessor in the event of a default. Interest on finance leases is recognised as an expense as it accrues.

(e) Securities and derivatives

Current
Government securities issued	—	—	14,126	15,134
Derivatives
Derivatives - cash flow hedges	—	—	202	77
Other derivatives	—	—	245	170

	—	—	14,573	15,381

Non-current
Government securities issued	—	—	87,541	81,073
Derivatives
Derivatives - cash flow hedges	—	—	67	15
Other derivatives	121	122	605	238

	121	122	88,213	81,327

	121	122	102,786	96,708

Deposits held, advances, borrowing with QTC and leases and other loans, securities and derivatives disclosed above are classified as either financial liabilities held at amortised cost or as financial liabilities at fair value through profit or loss. The carrying amount of financial liabilities in each of the categories is disclosed in Note 47.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-51

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

Financial liabilities held at amortised cost

Financial liabilities held at amortised cost are initially measured at fair value plus any directly attributable transaction costs and subsequently measured at amortised cost using the effective interest method.

Financial liabilities measured at amortised cost include interest bearing security deposits, borrowing with QTC, advances from the Commonwealth and PNFCs, and finance lease and other loans. The borrowing with QTC and advances from PNFCs are eliminated on consolidation of the TSS.

Financial liabilities at fair value through profit or loss

Financial liabilities are categorised as fair value through profit or loss if they are classified as held for trading or designated so upon initial recognition. Financial liabilities at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result.

Financial liabilities at fair value through profit or loss include deposits, government securities issued by QTC and derivatives. In relation to deposits, income derived from their investment accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date. Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

Government securities issued include short-term treasury notes, Australian and overseas bonds and floating rate notes principally raised by QTC.

Derivative financial instruments

The State, through its controlled entities, enters into derivative financial instruments in the normal course of business in order to hedge exposure to movements in interest rates, electricity prices and foreign currency exchange rates. Certain criteria must be met in order for derivatives to be hedge accounted. GGS entities do not trade in derivatives.

Derivative financial instruments are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at each reporting period.

Derivative instruments are used to hedge the State’s exposures to interest rate, foreign currency, commodity prices and credit risks as part of asset and liability management activities. In addition, they may also be used to deliver long term floating rate or long term fixed rate exposure. Derivatives may be designated as either hedges of the fair value of recognised assets or liabilities or firm commitments (fair value hedges) or as hedges of the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges). Gains or losses on fair value hedges are recognised as other economic flows included in the operating result. Gains or losses on the effective portion of cash flow hedges are recognised directly in the hedge reserve in equity, while the ineffective portion is recognised immediately as other economic flows included in the operating result.

Amounts taken to the hedge reserve in equity are transferred to the operating result when the hedged transaction affects the operating result, such as when a forecast sale or purchase occurs or when the hedge becomes ineffective. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gains or losses previously deferred in equity are transferred to the carrying amount of the asset or liability.

When a hedging instrument expires or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised in the operating result or in the carrying amount of an asset or liability when the forecast transaction occurs. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the operating result.

All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Derivative assets are disclosed in Note 25(a) and derivative liabilities are disclosed in part (e) of this note. Derivative instruments used by the State include options, futures contracts, electricity derivative contracts, forward starting loans, forward rate agreements, foreign exchange contracts, cross currency swaps and interest rate swaps which may be categorised as:

(i) Cash flow hedges

Risk management strategy

The State applies hedging accounting on eligible electricity derivatives (mostly price swaps and futures) that are used to protect against movements in the price of electricity. The economic relationship is determined by matching the critical terms such as forecasted volume, time period and region, between the hedging instrument and the hedged item. The hedge ratio for these hedging relationships is intended to be 100 per cent. However, the inherent variability in the volume of electricity demand and sales means that actual sales and purchases volumes can vary from the forecasts. These variances are the main source of hedge ineffectiveness.

The State also enters into commodity swaps to hedge against price fluctuations of commodities such as diesel fuel and gas and forward exchange contracts and cross currency swaps to protect against foreign exchange movements. The total amount of these derivatives is not material.

5-52	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

Derivative financial instruments continued

(i) Cash flow hedges continued

Amount, timing and uncertainty of future cash flows

The electricity derivatives are recognised at trade date and settled net, with the majority of cash flows expected within three years. As at 30 June 2019, the notional amount of electricity hedges outstanding over the next three years and their price ranges are as follows:

	2019
	Nominal quantity GWh	Price range $ / MWh
Electricity derivatives designated as cash flow hedges of electricity sales	27,615	47 to 111
Electricity derivatives designated as cash flow hedges of electricity purchases	3,297	48 to 145
Effects of hedge accounting on financial position and performance
	Total State Sector
	2019	2018
	$M	$M
Carrying amount of hedging instruments - assets	64	106
Carrying amount of hedging instruments - liabilities	269	92
Change in fair value of hedging instruments - gain/(loss) - for calculating hedge ineffectiveness	(325)	NA
Change in value of hedged items - gain/(loss) - for calculating hedge ineffectiveness	333	NA
Hedge ineffectiveness recognised in profit or loss [1]	(6)	NA

[1] Hedge ineffectiveness is recognised in Revaluation increments/decrements - see Note 16

Cash flow hedge reserve reconciliation:
Opening balance	(37)	(281)
Effective portion of hedging gains or losses recognised in equity	(244)	288
Amounts reclassified to profit or loss - hedged item has affected profit or loss [2]	33	20

Closing balance	(248)	26

2 Reclassification adjustments are included in Sales of goods and services (for sales) or Other operating expenses (for purchases)

The difference of $63 million between the 30 June 2018 closing balance and the 1 July 2018 opening balance is due to the implementation of AASB 9.

The 30 June 2019 closing balance of the cash flow hedge reserve relates to continuing hedges, with the exception of negative $21 million that relates to hedge relationships for which hedge accounting is no longer applied.

No amounts were recognised in or transferred from hedging reserves by GGS entities in 2019 or 2018.

(ii) Derivatives which do not qualify for hedge accounting

Certain derivatives do not qualify for hedge accounting as they are held for trading or not designated as hedges. These instruments typically include some electricity derivatives such as swaps, caps and options and environmental derivatives contracts, such as forward contracts and options. Interest rate swaps, forward rate agreements, options and credit default swaps are also used to hedge exposure to interest rate movements, foreign currency and credit risks but are not hedge accounted.

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
38. Provisions
Current
Outstanding claims
Workers’ compensation	—	—	1,210	1,070
Other	275	219	285	228
Onerous contracts	—	—	9	1
National Injury Insurance Scheme Queensland	—	—	31	24
Queensland Government Insurance Fund	333	128	333	128
Other	154	170	240	254

	763	517	2,108	1,705

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-53

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
38. Provisions continued
Non-current
Outstanding claims
Workers’ compensation	—	—	1,814	1,650
Other	810	756	821	769
Onerous contracts	—	—	176	146
National Injury Insurance Scheme Queensland	—	—	1,634	861
Queensland Government Insurance Fund	1,431	1,139	1,431	1,139
Other	213	172	908	771

	2,454	2,067	6,784	5,336

	3,217	2,584	8,892	7,042

Provisions are recognised when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required is determined by considering the class of obligations as a whole. Provisions are measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessment of the time value of money and risks specific to the liability.

Outstanding Claims

The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables.

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
Outstanding claim recoveries and reinsurance receivables	14	11	178	183

In accordance with AASB 1023 General Insurance Contracts , the claims liability includes a risk margin in addition to expected future payments. These liabilities are discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates.

(i) Workers’ Compensation

WorkCover Queensland is the main provider of workers’ compensation insurance in Queensland. The discount rate applied to Workers’ Compensation gross outstanding claims as at 30 June 2019 was 1.6% (2018: 2.7%) and the inflation rate was 2.6% (2018: 3%). The risk margin applied was 9% (2018: 9.6%).

(ii) National Redress Scheme for Survivors of Institutional Child Sexual Abuse (National Redress Scheme)

The National Redress Scheme for Survivors of Institutional Child Sexual Abuse commenced on 1 July 2018 with Queensland Government participation from 19 November 2018. The Scheme will run for 10 years and will provide eligible applicants support through a monetary payment capped at $150,000.

The provision for the National Redress Scheme includes an estimate of Queensland’s future payments to the Commonwealth including amounts for monetary payments, counselling, legal and administrative costs and offsets for payments previously made to survivors under the Forde Redress Scheme and the proportion of survivors estimated to pursue civil damages instead of a monetary payment under the National Redress Scheme.

(iii) National Injury Insurance Scheme Queensland (NIISQ)

NIISQ was established on 1 July 2016 to provide ongoing lifetime treatment, care and support services for people who sustain eligible, serious personal injuries in a motor vehicle accident on or after 1 July 2016, regardless of fault.

The NIISQ is funded via a levy which Queensland motorists pay for in conjunction with their Compulsory Third Party (CTP) premium and registration. The levy is set annually and is based on actuarial advice to fully fund present and likely future liabilities of the scheme. Scheme liabilities are long term in nature and estimates of costs are sensitive to underlying financial assumption for inflation and the discount rate. Actuarial assumptions underpinning the levy adopt long-term assumptions for inflation and the discount rate to support year to year levy stability (3.8% p.a. and 5.5% p.a. respectively for 2018-19).

NIISQ provisions are assessed annually by independent actuaries and are measured in accordance with AASB 137 as the present value of the expected future payments for claims of the NIISQ incurred up to 30 June 2019, including claims incurred but not reported. The estimate of the NIISQ provision is based on market consistent assumptions of 3.1% p.a. inflation and the discount rate of 2.6% p.a. as at 30 June 2019 (3.4% and 3.6% respectively for 2018).

5-54	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

38.	Provisions continued

Outstanding Claims continued

(iv) Queensland Government Insurance Fund (QGIF)

QGIF was established as a centrally managed self-insurance fund for the State’s insurable liabilities covering property, medical and other liabilities and is an administrative arrangement within the Consolidated Fund. QGIF aims to improve the management of insurable risks through identifying, providing for and funding the Government’s insurance liabilities. Participating government agencies pay premiums into the fund to meet the cost of claims and future insurable liabilities. QGIF outstanding claim liabilities are reported at whole of Government level, with claims paid out of Queensland Treasury’s Administered accounts.

The State’s QGIF provisions are actuarially assessed annually and are calculated in accordance with AASB 137. The liabilities relate to all claims incurred prior to 30 June 2019 and include an estimate of the cost of claims that are incurred but not reported. Expected future payments are discounted using yields on Australian government bonds. This risk free discount rate applied as at 30 June 2019 was 1.2% (2018: 2.5%).

(v) Wages and Savings Class Action Settlement (Pearson v State of Queensland)

In September 2016, a class action on behalf of a certain group of Aboriginal and Torres Strait Islander people who were subject to the Protection Acts controls was brought against the State of Queensland for the alleged breach of trust and fiduciary duty regarding the handling of accounts and the management of wages obtained under the Protection Acts during the period 1939 to 1972.

On 3 July 2019, the parties to the litigation reached a conditional settlement of the claims and on 9 July 2019, the Deputy Premier made an announcement confirming that an in-principle settlement had been agreed. The agreed amount of $190 million represents a global settlement. Refer to Note 44 Post balance date events.

Other provisions

(i) Power Purchase/Pooling Agreement provisions

A provision for onerous contracts has been realised in relation to long-term power purchase/pooling agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. The provision for onerous contracts reflects the net present value of the least net cost of exiting these onerous PPAs which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements, for early termination.

An onerous contract provision exists in relation to the Gladstone Interconnection and Power Pooling Agreement and was remeasured upwards by $25 million during the year due to a change in future years’ cash flow assumptions.

The extent of the future losses from the power purchase/pooling agreements will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability and the introduction of new generation capacity. The discount rate used reflects current market assessments of the time value of money and the risks specific to these obligations.

(ii) Restoration provisions

Provisions are recognised for dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

General Government Sector movements in provisions

	Outstanding Claims	QGIF	Other Provisions	Total
	2019	2019	2019	2019
	$M	$M	$M	$M
Carrying amount at beginning of year	976	1,267	341	2,584
Additional provisions recognised	265	583	97	945
Reductions in provisions and payments	(158)	(151)	(72)	(381)
Change from remeasurement and discounting adjustments	4	65	—	69

Carrying amount at end of year	1,086	1,764	367	3,217

Total State Sector movements in provisions

	Outstanding Claims	NIISQ	QGIF	Other Provisions	Total
	2019	2019	2019	2019	2019
	$M	$M	$M	$M	$M
Carrying amount at beginning of year	3,716	885	1,267	1,173	7,042
Additional provisions recognised	2,287	523	583	112	3,505
Reductions in provisions and payments	(1,664)	(33)	(151)	(83)	(1,931)
Change from remeasurement and discounting adjustments	(209)	289	65	131	276

Carrying amount at end of year	4,130	1,665	1,764	1,333	8,892

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-55

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
39. Other liabilities

Current
Unearned revenue	466	479	660	663
Environmental surrender obligations (RECs, GECs, NGACs)	—	—	148	164
Other	133	157	113	129

	599	637	921	957

Non-current
Unearned revenue	245	243	719	700
Other	208	197	217	206

	453	439	936	906

	1,052	1,076	1,856	1,863

40. Notes to the Cash Flow Statement

(a) Reconciliation of operating result to net cash flows from operating activities

Operating result	173	640	(4,048)	1,346

Non-cash movements:
Depreciation and amortisation	3,458	3,332	6,068	5,860
Net (gain)/loss on disposal of non-current assets	(42)	(29)	(346)	(177)
Impairment and write-off of bad debts	9	(28)	151	54
Equity accounting (profit)/loss	(1)	2	(1)	2
Unrealised net (gain)/loss on borrowings/investments	26	50	4,321	(551)
Revaluation (increments)/decrements	299	108	(2,070)	(1,730)
Net asset write downs, transfers and donations	(241)	(322)	(338)	(371)
Other	306	870	347	908

(Increase)/decrease in receivables	344	(370)	43	(70)
(Increase)/decrease in inventories	(3)	9	(93)	(149)
(Increase)/decrease in prepayment and other assets	(7)	(39)	—	(45)
Increase/(decrease) in payables	793	406	562	328
Increase/(decrease) in provisions	654	675	1,806	1,133
Increase/(decrease) in other liabilities	(13)	(132)	157	93

Total non-cash movements	5,581	4,531	10,608	5,286

Cash flows from operating activities	5,754	5,171	6,560	6,632

5-56	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

40.	Notes to the Cash Flow Statement continued

(b) Changes in liabilities arising from financing activities

General Government Sector
		Cash Flows		Non-Cash Changes
	Opening Balance 2018	Cash Received	Cash Payments	New Leases	Market Value Adjustment	Time Value Adjustment	Transfers/ Reclass	Other	Closing Balance 2019
	$M	$M	$M	$M	$M	$M	$M	$M	$M
Advances	2,747	3,070	(3,127)	—	—	2	—	—	2,692
QTC Borrowings	29,256	116	(72)	—	—	—	169	—	29,468
Other loans	744	—	(11)	—	—	—	—	—	733
Leases	1,398	—	(470)	955	—	—	(18)	14	1,879
Other financing	122	—	(1)	—	—	—	—	—	121

	34,267	3,187	(3,680)	955	—	2	151	14	34,894

Total State Sector
		Cash Flows		Non-Cash Changes
	Opening Balance 2018	Cash Received	Cash Payments	New Leases	Market Value Adjustment	Time Value Adjustment	Transfers/ Reclass	Other	Closing Balance 2019
	$M	$M	$M	$M	$M	$M	$M	$M	$M
Advances	462	2	(42)	—	—	2	—	—	424
Other loans	1,069	90	(80)	—	—	—	—	7	1,086
Leases	1,398	—	(470)	955	—	—	(18)	14	1,879
Deposits	4,699	1,117	(583)	—	—	—	—	—	5,233
Other financing	96,708	54,042	(53,135)	—	5,171	—	—	—	102,786

	104,337	55,251	(54,310)	955	5,171	2	(18)	21	111,408

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-57

Notes to the Financial Statements

40.	Notes to the Cash Flow Statement continued

(b) Changes in liabilities arising from financing activities continued

General Government Sector
		Cash Flows		Non-Cash Changes
	Opening Balance 2017	Cash Received	Cash Payments	New Leases	Market Value Adjustment	Time Value Adjustment	Transfers/ Reclass	Other	Closing Balance 2018
	$M	$M	$M	$M	$M	$M	$M	$M	$M
Advances	1,830	3,254	(2,349)	—	—	11	—	—	2,747
QTC Borrowings	31,358	126	(144)	—	—	—	(2,085)	—	29,256
Other loans	545	—	(18)	—	—	—	217	—	744
Leases	1,337	—	(324)	584	20	—	(217)	—	1,398
Deposits	2	—	(1)	—	—	—	(1)	—	—
Other financing	—	—	(1)	—	122	—	1	—	122

	35,073	3,380	(2,837)	584	142	11	(2,086)	—	34,267

Total State Sector
		Cash Flows		Non-Cash Changes
	Opening Balance 2017	Cash Received	Cash Payments	New Leases	Market Value Adjustment	Time Value Adjustment	Transfers/ Reclass	Other	Closing Balance 2018
	$M	$M	$M	$M	$M	$M	$M	$M	$M
Advances	485	—	(34)	—	—	11	—	—	462
Other loans	879	—	(18)	—	—	—	208	—	1,069
Leases	1,337	—	(324)	584	20	—	(217)	—	1,398
Deposits	5,039	557	(921)	—	—	—	24	—	4,699
Other financing	99,200	53,038	(54,407)	—	(1,190)	—	68	—	96,708

	106,940	53,594	(55,704)	584	(1,170)	11	83	—	104,337

5-58	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

41.

Expenditure commitments

As at 30 June 2019, State Government entities had entered into the following capital and lease commitments. Commitments are exclusive of anticipated recoverable GST. These commitments are in addition to those disclosed as PPPs in Note 27, except for finance lease commitments related to Education and Transport and Main Roads’ PPPs and operating lease commitments for 1 William Street which are also included in Note 27. Other than obligations under finance leases, commitments have not been recognised as liabilities in the Balance Sheet.

		General Government Sector		Total State Sector
		2019	2018	2019	2018
		$M	$M	$M	$M
	Capital expenditure commitments

	Capital expenditure commitments contracted at reporting date but not recognised in the Balance Sheet are:	2,866	2,991	3,748	3,618

	Operating lease commitments

	Not later than 1 year	544	494	618	560
	Later than 1 year but not later than 5 years	1,460	1,271	1,691	1,486
	Later than 5 years	1,150	1,192	1,278	1,340

		3,155	2,958	3,587	3,385

	Operating leases are primarily entered into as a means of acquiring access to office accommodation and storage facilities. Lease payments are generally fixed but with inflation escalation clauses on which contingent rentals are determined. Some renewal or extension options exist in relation to operating leases. No operating leases contain restrictions on financing or other leasing activities.

	Operating lease commitments of $812 million (2018: $877 million) in relation to 1 William Street are also included in Note 27 PPPs.

	Capacity Payments under the Gladstone Interconnector and Power Pooling Agreement
				Total State Sector
				2019	2018
				$M	$M
	Not later than 1 year			42	40
	Later than 1 year but not later than 5 years			202	180
	Later than 5 years			314	344

				558	563

		General Government Sector		Total State Sector
		2019	2018	2019	2018
		$M	$M	$M	$M
	Finance lease commitments

	Not later than 1 year	194	340	194	340
	Later than 1 year but not later than 5 years	823	557	823	557
	Later than 5 years	3,126	1,985	3,126	1,985

	Total minimum lease payments	4,144	2,882	4,144	2,882
	Future finance charges	(2,265)	(1,484)	(2,265)	(1,484)

	Total lease liabilities	1,879	1,398	1,879	1,398

	Current lease liabilities (refer Note 37)	43	201	43	201
	Non-current lease liabilities (refer Note 37)	1,835	1,197	1,835	1,197

		1,879	1,398	1,879	1,398

	Finance leases are entered into as a means of funding the acquisition of certain non-current physical assets. Lease payments are generally fixed. No leases have escalation clauses other than in the event of payment default. The majority of finance leases relate to PPPs of Education and Transport and Main Roads. A small number of leases have an option to renew.

	Finance leases of $1.6 billion (2018: $1.1 billion) in relation to Education and Transport and Main Roads are also included in Note 27 PPPs.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-59

Notes to the Financial Statements

42.	Cash and other assets held in trust

	Various monies were held in trust by State Government agencies at year end and have not been included as assets/liabilities in the Balance Sheet. A summary follows of entities holding assets in trust:
		General Government Sector		Total State Sector
		2019	2018	2019	2018
		$M	$M	$M	$M
	QIC Limited	—	—	42,005	47,157
	The Public Trustee of Queensland	1,879	1,778	1,879	1,778
	Queensland Rural and Industry Development Authority	116	156	116	156
	Queensland Art Gallery Board of Trustees	33	2	33	2
	Justice and Attorney-General	31	72	31	72
	Queensland Police Service	24	25	24	25
	Queensland Performing Arts Trust	21	20	21	20
	Darling Downs Hospital and Health Service	14	14	14	14
	Queensland Treasury	13	15	13	15
	Department of Natural Resources, Mines and Energy	9	45	9	45
	Department of Environment and Science	2	79	2	79
	Other	64	55	64	55

		2,206	2,263	44,212	49,420

	Security, tender and other deposits administered by the State in a fiduciary or trust capacity are not recognised in the financial statements but are disclosed for information purposes. Whilst these transactions and balances are in the care of the State, they are subject to the normal internal control and external audit requirements.

43.	Contingent assets and liabilities

	Contingent assets and liabilities represent items that are not recognised in the Balance Sheet because at balance date:

•   there is a possible asset or obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Government; or

•   there is a present obligation arising from past events but it is not recognised because it is either not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or the amount of the obligation cannot be measured reliably.

	Below are details of the more significant contingent assets and liabilities from a GGS and TSS perspective.

	Pursuant to section 15 of the Queensland Treasury Corporation Act 1988, any losses of QTC are the responsibility of the Consolidated Fund. On this basis, the contingent assets and liabilities of the QTC, which forms part of the Public Financial Corporations Sector, are also incorporated in GGS statements.

(a) Contingent liabilities – quantifiable
			General Government Sector		Total State Sector
			2019	2018	2019	2018
			$M	$M	$M	$M
Nature of contingency
Guarantees and indemnities	(i	)	55,401	52,269	11,665	11,203
Other	(ii	)	18	21	21	24

			55,419	52,290	11,686	11,227

(i) Guarantees and indemnities

General Government Sector

For the GGS, these mainly comprise guarantees of borrowings by local governments and Public Non-financial Corporations from QTC of $8.953 billion and $43.676 billion (2018: $8.619 billion and $41.003 billion) respectively and insurance policies held by Asteron Life & Superannuation Limited of $246 million (2018: $257 million previously issued by Suncorp Life and Superannuation Limited). QTC also provided guarantees of $1.2 billion relating to Australian Financial Services Licences for CS Energy, Energy Queensland Limited and Stanwell, and guarantees of $100 million (2018: $100 million) relating to the trading activities in the National Electricity Market of subsidiaries of Energy Queensland Limited.

Total State Sector

From a TSS perspective, borrowings by PNFCs from QTC as disclosed above are eliminated on consolidation.

(ii) Other

General Government Sector

As at 30 June 2019, there are 20 cases (2018: 23 cases) filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability, should the outcomes of the above mentioned cases prove unfavourable for the State, is $6 million (2018: $9 million).

As at 30 June 2019, potential performance payments in accordance with contractual event commitments totalled a maximum of $12 million (2018: $9 million) payable over six years by Tourism and Events Queensland.

5-60	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

(b) Contingent liabilities - not quantifiable

General Government Sector

Legal proceedings and disputes

A number of legal actions have been brought against the State Government and its agencies. Notification has also been received of a number of other cases that are not yet subject to court action but which may result in subsequent litigation. Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions/claims.

Native Title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth). The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.

The Government has a potentially significant liability in respect of compensation arising from actions that have impaired native title rights and interests since 1975. To date, few claims have progressed due to the uncertainty around calculating native title compensation. In March 2019, the High Court handed down its decision in the Griffiths v Northern Territory appeal case (known as the Timber Creek case). The decision established a precedent for quantifying native title compensation.

The Queensland Government is developing a framework to settle future native title compensation claims that is consistent with the Timber Creek decision. At reporting date, it is not possible to quantify the State’s potential liability for native title compensation.

Securities, warranties and guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

Financial assurance liability gap for mining projects

Financial assurances are required for mining projects to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation. The liability to undertake rehabilitation work remains the responsibility of the mining leaseholder. The State’s responsibility in regard to rehabilitation is limited to managing any potential public safety and health risks only. At reporting date, it is not possible to determine the extent or timing of any potential financial effect of this responsibility.

Long-term sales permits

The Department of Agriculture and Fisheries has issued long-term permits to various sawmilling businesses regarding the supply of log timber from State-owned native forests. These sales permits provide for the payment of compensation by the State to the holder to the extent that the specified quantity of log timber is not harvested from the particular State-owned forests.

Collingwood Park guarantee

Due to a mine subsidence event that occurred at Collingwood Park in 2008, the State, under the Mineral Resources Act 1989, provides a guarantee to owners of affected land to stabilise land, repair subsidence-related damage (if cost effective to do so) or purchase land beyond economic repair.

Investigations into non-conforming building products

The State had established a dedicated taskforce to determine the existence of, and develop, a response strategy regarding non-conforming building products (particularly around aluminium composite panelling) on Queensland Government owned buildings and non-government owned buildings. The taskforce investigation work has been completed and provisions have now been made where rectification or remediation is required.

Impact of disasters

As a result of disasters impacting Queensland, further claims are anticipated on the State via the Queensland Reconstruction Authority. As per the 2019-20 Budget papers, the expected future expenditure in relation to disasters is $1.365 billion (2018: $860 million), the majority of which is expected to be recovered from the Commonwealth. This increase in future expenditure is mainly due to the North and Far North Queensland Monsoon Trough events.

In 2014, certain property owners commenced a class action making claims against the State, Seqwater and SunWater in respect of the January 2011 flood. On 29 November 2019, the Court found one plaintiff’s claim in negligence established against all parties and addressed a series of questions that apply to members of the class but are not determinative of the outcome of their claims. The Queensland Government will not appeal the decision of the New South Wales Supreme Court on this class action. Seqwater and Sunwater have their own insurance policies and the relevant insurance companies now have a legal right to determine their next steps. Seqwater and Sunwater filed Notices of Intention to Appeal the class action decision. At this stage the State is not in a position to reliably estimate the financial implications of the judgement for the State and its entities.

Social benefit bond trial

The Department of Child Safety, Youth and Women has responsibility for administering a Social Benefit Bond called Indigenous Disadvantage (Newpin). Payment by the department is dependent on demonstrating the delivery of outcomes. The contingency relates to the portion of the payment where reliable estimates for the outcome payments are not available.

Contaminated land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition in the event that their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-61

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

(b) Contingent liabilities - not quantifiable continued

Total State Sector

In addition to the above GGS non-quantifiable contingent liabilities, the following relate specifically to the PNFC and PFC.

WorkCover Queensland

The Workers’ Compensation and Rehabilitation Act 2003 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

QIC Limited

QIC Limited, in its capacity as trustee, is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds, the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee, provided the trustee has acted within the terms of the trust deeds.

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities.

Funds managed by QIC Limited in a trustee capacity totalled $42.345 billion at 30 June 2019 (2018: $47.487 billion).

State asset sales

As part of the State’s asset sales process in 2011-12 (the initial public offering of shares in QR National Limited (now Aurizon Limited), the Forestry Plantations business, the Port of Brisbane business, the Abbot Point Coal Terminal (X50) business and Queensland Motorways Limited), the State put in place a number of contractual arrangements which result in contingent liabilities as follows:

•

Superannuation indemnity for QR National and Forestry Plantations Queensland for the cost of employer contributions above a particular threshold for their employees who remained as members of QSuper’s defined benefit category.

•

State indemnities for directors and officers of relevant Government-owned corporations and State public servants were put into place in relation to liabilities which might arise out of the restructuring and sale of the various sale entities.

•	Indemnities as to tax and other liabilities (including previous cross border lease liabilities) accrued during the State’s ownership.

•	Compensation potentially payable in the event that the leases issued over land and infrastructure by State agencies are terminated.

•	Compensation potentially payable for improvements in the event of the termination of relevant leases.

•	Various warranties in relation to the businesses sold.

At present, the State is unaware of any breaches of agreements and there are no claims being made. As such, it is not possible to estimate any potential financial effect should such a claim arise in the future.

(c) Contingent assets - quantifiable

			General Government Sector		Total State Sector
			2019	2018	2019	2018
			$M	$M	$M	$M

Nature of contingency
Guarantees and indemnities	(i	)	8,701	7,904	9,451	8,650
Other	(ii	)	11	11	11	11

			8,711	7,915	9,462	8,660

(i) Guarantees

General Government Sector

The Department of Natural Resources, Mines and Energy held financial assurances of $6.411 billion in 2017-18 for mining projects, to cover rehabilitation should a leaseholder fail to undertake rehabilitation. These have now been transferred to Queensland Treasury which holds non-cash surety totalling $8.303 billion under the Financial Provisioning Scheme which commenced on 1 April 2019. The objective of the scheme is to reduce the risk to the State associated with mines failing to complete their rehabilitation and to provide an additional source of funds to rehabilitate existing abandoned mines.

The Departments of Environment and Science and Natural Resources, Mines and Energy hold bank guarantees totalling $31 million and $18 million (2018: $1.144 billion and $17 million) respectively as financial security to ensure compliance with various acts, environmental management activities, vegetation management development applications and other agreements.

The Department of Innovation, Tourism Industry Development and the Commonwealth Games holds bank guarantees totalling $206 million (2018: $206 million).

The Department of Health hold $7 million (2018: $3 million) in guarantees from third parties which are related to capital projects.

The Department of State Development, Manufacturing, Infrastructure and Planning holds bank guarantees in relation to the Advance Queensland Industry Attraction Fund (AQIAF) and other financial support provided to public sector proponents totalling $134 million (2018: $122 million).

Total State Sector

In addition to the above GGS quantifiable guarantees and indemnities, the following relate specifically to the PNFC and PFC.

WorkCover Queensland holds bank guarantees on behalf of self-insurers totalling $448 million (2018: $470 million).

Queensland Rail holds bank, insurance company and other guarantees of $214 million (2018: $191 million).

5-62	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

(c) Contingent assets - quantifiable continued

(i) Guarantees continued

Total State Sector continued

Energy Queensland Limited holds bank guarantees totalling $89 million (2018: $84 million) mainly relating to the construction of capital assets for energy customers.

(ii) Other

A loan of $11 million (2018: $11 million) paid to Construction Industry Skills Centre Pty Ltd is only repayable to the State Government in circumstances contingent on the winding up of the company and related trust.

(d) Contingent assets - not quantifiable

General Government Sector

Department of Natural Resources, Mines and Energy and SunWater Limited land

The Department of Natural Resources, Mines and Energy and SunWater Limited (SunWater) share a 8.827 hectare site at Rocklea. Various agreements entered into since 2001 with SunWater carry an obligation on SunWater to provide a freehold portion of land to the department at no cost with sale proceeds from the surplus land payable to SunWater. The sale of surplus land is subject to various approvals from Brisbane City Council, leading to uncertainty about the timing of the sale and therefore the time at which the Department of Natural Resources, Mines and Energy will receive freehold title. For these reasons, it is not possible to provide a reliable estimate of the value of the land at balance date.

National Health Reform funding

At 30 June 2018, certain funding under the National Health Reform Agreement for health care activities was contingent on decisions by the Federal Government and therefore could not be reliably measured. The full amount of this revenue has since been received in 2018-19.

Total State Sector

Insurance claims

There are a number of insurance and other claims against external parties yet to be finalised in relation to various matters.

Bank guarantees

SunWater Limited holds a number of bank guarantees in the event of non-payment of services.

QIC performance fees

Performance fees are potentially receivable by QIC Limited subject to specific criteria being met over the performance period. If the performance criteria are not met over the performance period, no performance fee is receivable. At year end, based on performance to date, there remains a significant degree of uncertainty over whether performance targets will be achieved over the performance periods for some performance fee arrangements and it is not possible to estimate the financial effect of the contingent asset.

44.	Post balance date events

Pearson v State of Queensland

In September 2016, Mr Hans Pearson commenced representative proceedings in the Court on behalf of a certain group of Aboriginal and Torres Strait Islander people (approximately 10,000) who were subject to the Protection Acts controls. Mr Pearson alleged breach of trust and fiduciary duty regarding the handling of accounts and the management of wages obtained under the Protection Acts during the period 1939 to 1972 and contraventions by the State of the Racial Discrimination Act 1975 (Cwth) during the period 2002 to 2018.

On 3 July 2019, the parties reached a conditional settlement of the claims in the proceeding subject to the preparation and execution of appropriate settlement documentation and approval by the Federal Court of Australia. Under the agreement to settle, the State will pay $190 million to the Applicant and the group members. This includes the Applicant’s legal costs, interest and the costs of administering a settlement scheme but not including the Applicant’s costs of obtaining the Court’s approval of the settlement.

The settlement of $190 million has been provided for and expensed in the 2018-19 financial year. Refer to Note 38.

Cross River Rail

As per Note 27, the Cross River Rail Delivery Authority (CRRDA) has been established to lead the development, procurement and delivery of the Cross River Rail Project (“the Project”). On 4 April 2019, the Queensland Government announced the companies selected to build the Project. The Tunnel, Stations and Development (TSD) PPP will be delivered by the Pulse consortium.

The TSD package reached Financial Close on 1 July 2019, and will be treated as a construction contract with an executory services contract, with the asset and liability recognised progressively as work is carried out. State contributions paid throughout the project will reduce the liability at the date of payment. The balance of the State liability will reduce as the quarterly service payments are paid, with the liability being measured at amortised cost.

On 25 August 2019, the CRRDA reached contract close for the Rail Integration Systems (RIS) work package, to be delivered by Unity Alliance. The RIS Alliance will deliver the design, supply and installation of the supporting rail system and integration to Cross River Rail into Queensland Rail’s train network and an upgrade to Exhibition Station. From 2019-20, the RIS Package will be accounted for as a construction contract.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-63

Notes to the Financial Statements

44.	Post balance date events continued

Amendment to the Civil Liability and Other Legislation Amendment Act 2018

The Government announced on 22nd October 2019 that it would amend the Civil Liability and Other Legislation Amendment Act 2018 to extend the definition of abuse to include serious physical and psychological abuse, as well as sexual abuse. The proposed legislation would remove the limitation period for commencing an action in damages for personal injury arising from serious physical and psychological abuse experienced as a child. The consequential obligation for the State is under review.

45.	Climate Change

The State recognises the importance of acting to address climate change and has developed the Queensland Climate Transition Strategy and the Queensland Climate Adaptation Strategy (Q-CAS) as central components of Queensland’s Climate Change Response. Adaptation can take many forms, including changing the way the State conducts its business, constructing better infrastructure, building resilient communities, and eliminating stressors on our biodiversity and critical ecosystem services. The Q-CAS is based around four objectives: Recognise, Equip, Integrate and Collaborate.

In line with the objectives of the Q-CAS, climate change has become a key consideration in policy development and implementation of initiatives across the State. Some of the initiatives the Queensland Government is undertaking to respond to the challenges of climate change include the Powering Queensland Plan (confirming the Government’s commitment to a 50 per cent Queensland Renewable Energy Target by 2030), the Land Restoration Fund, and Solar 150 which provides long-term income certainty to support the development of up to 150 megawatts of large-scale solar power generation in Queensland.

The Government has established CleanCo, a third electricity generator GOC, to take ownership of the State’s existing renewable and low-emissions energy generation assets. It will begin trading in the national electricity market in 2019-20 with a mandate to support 1,000 megawatts of new renewable generation by 2025. CleanCo is also responsible for delivering the Queensland Government’s Renewables 400 procurement program to deliver up to 400 megawatts of new renewable and energy storage projects in Queensland. The Government has also provided $250 million over two years for CleanCo to build, own and operate new commercial renewable energy generation in Queensland.

Assessing the key physical and transitional risks of climate change in the Queensland environment are a critical part of addressing the State’s environmental and social responsibilities. There has been evidence that the impact of climate change is already being assessed by investors and ratings agencies, and is being priced into finance and insurance markets. It is worth noting that there has been strong demand for “green bonds” issued by QTC which are included in Note 37(e).

Physical Risks

In assessing the physical risks of acute and chronic natural disasters, the mitigating impact of and the funding available from the Commonwealth under the Disaster Recovery Funding Arrangements (DRFA) is crucial. These Commonwealth-state cost-sharing arrangements provide financial support for relief and recovery activities resulting from natural disasters, reimbursing the State for up to 75% of recovery expenditure. $362 million was received in 2018-19, included in Note 4. The Queensland Reconstruction Authority (QRA) was established specifically to manage and coordinate disaster recovery and reconstruction funding for Queensland. The Queensland Government Insurance Fund (refer Note 38) is a Fund established to oversee the State Government’s self-insurance scheme and covers, among other things, insurance for loss and damage to property that may not be covered by DRFA. GOCs access insurance in the private market.

The Government is also supporting the community to address physical risks. For example, the Drought and Climate Adaptation Program is aimed at improving the capacity of farmers and regional communities to become more resilient to the impacts of climate variability and drought.

Transitional Risks

The Government is facilitating transition through policy, projects and procurement, drawing on interstate and international practice. The Government is creating platforms for innovation and demand for new services and is setting policy direction to drive government and non-government action.

For example, the State Planning Policy has been amended to require that the projected impacts of climate change be avoided or mitigated in strategic land use planning and development assessment. To this end, state-wide coastal hazards mapping has been updated to include the internationally accepted climate change projection of 0.8 metre sea level rise to 2100. Furthermore, as part of the State Infrastructure Plan, all state government projects greater than $100 million will undertake a sustainability assessment and there is a commitment to achieving Green Star ratings for government buildings as part of the Queensland Building Plan Discussion Paper. There is also recent evidence of changes to the structural requirements of major port and water infrastructure assets flowing through engineering standards resulting from hydrology studies.

Further consideration will be given to the impact of transitional risks on the valuation of the State’s assets, particularly the valuation of energy, ports, water and transport infrastructure assets in Note 32.

The fiscal impact of climate change on key revenue and expense lines (such as dividend and tax equivalent income (Note 7) and royalty revenue (Note 8) will emerge over the medium to long term, along with implications for the State’s Balance Sheet.

46.	Financial risk management disclosure

The State’s activities expose it to a variety of financial risks such as credit risk, liquidity risk and market risk (including interest rate risk, price risk and foreign exchange risk). The State’s overall risk management objectives, policies and strategies focus on minimising financial risk exposures and seek to mitigate potential adverse effects. The diverse nature of the financing and investing activities undertaken by agencies across the Queensland Government supports a decentralised approach to risk management. Individual agencies are responsible for managing risks to which they are exposed.

Risk management strategies in relation to the State’s financial assets and liabilities are summarised below. Additional risk management information can be found in individual agencies’ general purpose financial reports.

5-64	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(a)	Credit risk

Credit risk exposure represents the potential loss that would be recognised if counterparties failed to meet contractual obligations in relation to receivables, loans and other financial assets. The State’s major concentrations of credit risk are with the banking sector, the National Electricity Market, the electricity distribution market and rural, housing and health sectors. Credit risk is regularly assessed, measured and managed in strict accordance with credit risk policies.

Credit risk in relation to receivables is managed in the following manner:

•	trading terms require payment within a specified period after the goods and services are supplied;

•	outstanding accounts are reviewed and expected credit losses are assessed annually;

•	bad debts are only written off once appropriate approval is obtained;

•	the credit ratings of all counterparties are monitored and limits adjusted where necessary;

•	where possible, transactions are undertaken with a large number of counterparties to avoid concentrations of credit risks.

Credit risk in relation to loans and other financial assets is managed through regular analysis of borrowers, potential borrowers and financial market counterparties with respect to their ability to meet interest and capital repayment obligations. Where appropriate, collateral is obtained in the form of rights to securities, deeds of undertaking, letters of credit or guarantees.

Details of credit risk exposure for Receivables and loans are disclosed in Note 24.

The credit exposure for derivative contracts, other than electricity derivatives, is calculated utilising the ‘value-at-risk’ methodology which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility. The State utilises collateral arrangements to limit its derivative credit exposure.

The State is exposed to significant concentrations of credit risk in the finance sector, in particular, the domestic banking sector. While the State has been focused on diversifying its investment portfolio, investments in bank credit predominate because of the State’s requirement to invest with counterparties rated BBB+ or better and to invest in highly liquid securities. A ratings-based approach is used to determine maximum credit exposure, as well as the counterparty’s credit metrics, country of domicile, size of its funding programs, asset composition and quality of the underlying security.

The State’s largest holder of investments and non-electricity derivatives is QTC. QTC’s credit risk exposures and its counterparty exposures by rating are as follows:

By credit rating 2019	AAA $M	AA+ $M	AA $M	AA- $M	A+ $M	A $M	Other $M	Total $M
Cash & equivalent	—	—	—	1,577	—	—	—	1,577
Financial assets	1,374	880	118	15,687	1,998	932	101	21,090
Derivatives	—	—	—	50	12	—	—	62

	1,374	880	118	17,314	2,010	932	101	22,729

	6%	4%	1%	76%	9%	4%	0%	100%

By credit rating 2018	AAA $M	AA+ $M	AA $M	AA- $M	A+ $M	A $M	Other $M	Total $M
Cash & equivalent	—	—	—	641	—	—	—	641
Financial assets	1,423	586	257	15,041	2,141	1,573	180	21,201
Derivatives	—	—	—	42	11	—	—	53

	1,423	586	257	15,724	2,152	1,573	180	21,895

	6%	3%	1%	72%	10%	7%	1%	100%

The State also operates in the National Electricity Market, operated by the Australian Energy Market Operator, which has strict prudential guidelines that minimise the potential for credit related losses. This is supported by individual GOCs’ Board approved policies. Security deposits, letters of credit or bank guarantees are obtained from customers to mitigate possible losses. Credit risk exposures that relate to electricity derivative financial instruments are managed under International Swaps and Derivatives Association (ISDA) agreements. The ISDA also has a strict credit policy, based on counterparties’ credit ratings and requiring appropriate security.

The State has made loans and advances to primary producers and small businesses at either commercial or concessional interest rates. The credit risk of the rural sector is mitigated through collateral in the form of real property mortgages.

Collateral and other credit enhancements

The maximum exposure to credit risk for the GGS and TSS on recognised financial assets, including derivatives, without taking account of any collateral or other credit enhancements is the carrying amount of these assets on the Balance Sheet.

The State holds as security collateral in the form of charges over real property, cash deposits, and bank, insurance company and other guarantees. Refer to Note 43 for details of guarantees and indemnities.

Within the GGS, collateral is held in respect of $7 million (2018: $6 million) gross loans and advances that are credit-impaired, for which total expected credit losses of $2 million (2018: $2 million) is recognised after taking into account collateral. Approximately $4 million (2018: $3 million) of the loans have no loss allowance recognised because the value of the collateral exceeds the loan amount.

Master netting arrangements

The GGS does not have financial instruments that are subject to enforceable master netting arrangements or similar agreements.

The TSS enters into derivative transactions under ISDA Master Agreements and similar agreements. Under the terms of these agreements, the right to set off is enforceable only on the occurrence of default or other credit events. The TSS’s ISDA agreements do not currently meet the criteria for offsetting at balance date and accordingly the relevant assets and liabilities are shown grossed up.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-65

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(a)	Credit risk continued

Master netting arrangements continued

Collateral is also transferred with derivative counterparties to reduce the TSS’s credit exposure.

The following table presents financial instruments that are subject to enforceable master netting or similar agreements but not yet offset in the Balance Sheet. The column ‘net amount’ shows the impact on the Total State if all set off rights were exercised.

	Gross amount $M	Master netting & collateral $M	Net amount $M
2019
Financial assets:
- Derivative assets	745	(514)	231
Financial liabilities:
- Derivative liabilities	998	(624)	374

Net exposure	(253)	109	(143)

2018
Financial assets:
- Derivative assets	420	(228)	192
Financial liabilities:
- Derivative liabilities	379	(195)	184
- Non derivative financial liabilities	4	—	4

Net exposure	37	(33)	4

(b)	Liquidity risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding strategies is used to ensure funds are available, such as maintaining a sufficient level of cash holdings to fund unexpected cash flows. QTC measures the minimum liquidity requirement to comfortably meet the following scenarios simultaneously:

•	Standard & Poor’s Liquidity Ratio - maintaining a ratio greater than 80% of liquid assets over debt;

•	Liquidity forecast - maintaining a minimum of $4 billion forecast liquidity over any pending 12 month period;

•	Daily cash balances - maintaining a minimum of five working days’ net cash requirements in 11AM cash, RBA repo eligible securities; and

•	Negotiable certificates of deposits to fund the net cash flows from assets and liabilities on QTC’s Balance Sheet.

Liquidity risk of electricity market trading is controlled by the Australian Energy Market Operator, whereby all market participants are required to deliver irrevocable bank guarantees as security for timely settlement.

The contractual maturities of financial liabilities are included below:

General Government Sector

The table below sets out the contractual cash flows of the GGS financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2019
	1 Year or Less $M	1 to 5 Years $M	Over 5 Years $M	Total $M	Carrying Value $M
Payables	7,800	294	—	8,094	8,094
Commonwealth advances	101	172	275	548	424
Other liabilities at amortised cost	2,432	730	3,308	6,469	4,880
Borrowing with QTC	1,211	4,830	29,393	35,435	29,468
Derivatives	7	51	80	138	121

	11,551	6,077	33,056	50,684	42,988

As at 30 June 2018
	1 Year or Less $M	1 to 5 Years $M	Over 5 Years $M	Total $M	Carrying Value $M
Payables	6,837	279	—	7,116	7,116
Commonwealth advances	52	237	312	602	462
Other liabilities at amortised cost	2,652	672	2,947	6,272	4,427
Borrowing with QTC	1,405	5,293	28,666	35,364	29,256
Derivatives	—	38	113	151	122

	10,946	6,518	32,039	49,504	41,383

5-66	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(b)	Liquidity risk continued

Total State Sector

The table below sets out the contractual cash flows of the TSS’s financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2019	1 year or less $M	1 to 5 years $M	Over 5 years $M	Total $M	Carrying value $M
Payables	9,520	364	—	9,884	9,884
Commonwealth borrowings	101	172	275	548	424
Other liabilities at amortised cost	163	737	3,308	4,208	2,619
Government securities and other loans at fair value	22,131	40,503	52,649	115,282	107,246
Derivatives	568	591	594	1,753	1,119

	32,483	42,366	56,825	131,675	121,292

As at 30 June 2018	1 year or less $M	1 to 5 years $M	Over 5 years $M	Total $M	Carrying value $M
Payables	8,467	586	—	9,053	9,053
Commonwealth borrowings	52	237	312	602	462
Other liabilities at amortised cost	368	672	2,947	3,987	2,142
Government securities and other loans at fair value	23,688	40,150	51,278	115,116	101,232
Derivatives	245	164	121	529	500

	32,819	41,809	54,659	129,287	113,389

(c)	Market risk

(i)	Interest rate and unit price risk

Interest income

The GGS and TSS are exposed to interest rate risk through investments managed by QIC Limited, cash deposits with the Commonwealth Bank of Australia and borrowings from the Commonwealth Government. The GGS is also exposed to interest rate risk through its deposits and fixed rate notes with QTC. The Long Term Asset Advisory Board (LTAAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets within the framework provided by the Government. Since July 2012, LTAAB has been reducing risk in the Asset Portfolio. The result was a reduction in expected return and volatility. In light of this strategy, the expected rate of return on the portfolio on which the interest rate on the fixed rate notes is set was reduced from 7% to 6.5% starting from 1 July 2018. These assets are held to fund superannuation and other long-term obligations of the State. LTAAB has been renamed as the State Investment Advisory Board (SIAB) from 4 July 2019.

The GGS does not undertake hedging in relation to interest rate risk on cash deposits or borrowings. This is managed as per the liquidity risk management strategy.

Interest expense

A number of other State-owned entities enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk. In some instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate. At times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile.

General Government Sector

The GGS is exposed to movements in interest rates and managed fund unit prices through its cash deposits, investments and borrowings.

The effect of a 1% movement in interest rates on the GGS cash balances would be a $19 million (2018: $13 million) change in the GGS operating result and equity.

The GGS has fixed rate notes with QTC and other investments with QIC Limited that are exposed to interest rate changes and changes in the unit price of the funds managed. The rate on the fixed rate notes is reviewed annually and was changed to 6.5% from 1 July 2018 (2018: 7%). Assuming all other variables remained constant, if the return on the notes moved by +/-1%, the GGS net operating balance would be approximately $289 million higher or lower (2018: $298 million). A +/-1% change in the market value of the underlying QIC investments on QTC’s balance sheet would be reflected in an increment / decrement in the GGS other economic flows included in the operating result. If the return on other GGS investments with QIC moved by +/-1%, the GGS operating result and equity would be approximately $26 million higher or lower (2018: $24 million).

GGS borrowing with QTC are in the form of fixed rate loans, generic debt pool borrowings (which are akin to fixed rate loans) or floating rate loans. Although the majority of the GGS agency borrowings are either fixed rate loans or generic debt pool loans, the Consolidated Fund bears the risk of movements between the fixed rate and market rate. Consequently, if interest rates on borrowing with QTC were to change by 1%, the effect on the GGS operating result and equity would be approximately $295 million (2018: $293 million).

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-67

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(c)	Market risk continued

(i)	Interest rate and unit price risk continued

Interest expense continued

Total State Sector

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of the State and raises funding in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds and invests surplus funds on behalf of its clients and for liquidity management purposes. These activities expose the State to interest rate risk including basis risk which is managed within a value-at-risk (VaR) framework and complemented by other measures such as defined stress tests and PVBP (the change in present value for a 1 basis point movement).

	Total State Sector
	2019 $M	2018 $M
Interest rate risk VaR at 30 June	17	11
Average for the year	23	14
Financial year - minimum	15	11
Financial year - maximum	53	24

The above VaR calculation for 2019 now includes the potential mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund. At 30 June 2018, the State had an exposure of approximately $0.90 million per basis point to changes in the credit spreads of assets held in the QTC Cash Fund.

The effect of a 1% movement in interest rates on the State’s cash balances would result in a $23 million (2018: $12 million) change to the State’s operating result and equity.

The State has other investments exposed to interest rate changes and changes in the unit price of the funds managed by QIC Limited. Assuming all other variables remained constant, if the return on these investments moved by 1%, the effect on the State’s operating result and equity would be approximately $379 million (2018: $377 million). For the range of changes to the operating result and equity that are considered reasonably possible at year end, refer to individual agency statements, particularly QTC.

(ii)	Share price and commodity price risk

Share price risk

At 30 June 2019, the State held less than 3% of the shares in Aurizon Holdings Limited (formerly QR National Limited), which is listed on the Australian Stock Exchange. Consequently, it is exposed to changes in the share price. If the share price changed by 10%, the effect on the State’s operating result and equity would be approximately $30 million (2018: $24 million).

Commodity price risk

Other State entities are exposed to commodity price risk resulting from changes in electricity, coal, gas, diesel and other commodity prices. Longer term fixed price supply agreements are utilised to manage risk in relation to coal and gas. A variety of swaps, futures, options and forward exchange contracts are used to hedge against price fluctuations of other commodities, such as diesel fuel. Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity in the National Electricity Market. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

As a result of its ownership of electricity generating Government-owned corporations, the State is exposed to Electricity Price Risk.

Each entity is responsible for its own risk management and may make varying assumptions in assessing its sensitivity to such movements. The agencies with a material impact for TSS are CS Energy, Energy Queensland Limited and Stanwell Corporation Limited.

On the assumption that all other variables remain constant, the impact of electricity forward price movements on the State’s operating result and equity are as follows:

	2019				2018
	Operating Result		Equity		Operating Result		Equity
	$M	$M	$M	$M	$M	$M	$M	$M
	+10%	-10%	+10%	-10%	+10%	-10%	+10%	-10%
CS Energy	(25)	22	(85)	77	(25)	16	(127)	117
	+20%	-20%	+20%	-20%	+20%	-20%	+20%	-20%
Energy Queensland Limited	10	(12)	168	(168)	6	(1)	171	(166)
	+30%	-30%	+30%	-30%	+30%	-30%	+30%	-30%
Stanwell	(30)	19	(450)	450	(22)	54	(275)	254

5-68	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(d)	Foreign exchange risk

The State is exposed to movements in foreign currencies as a result of future commercial transactions and recognised assets and liabilities denominated in currencies other than the Australian dollar. The State enters into forward exchange contracts, currency options and swaps to effectively manage the exposure resulting from purchases of various plant, equipment and component parts in foreign currencies. Foreign exchange risk is managed by individual agencies which hedge significant proportions of anticipated transactions in line with their respective risk management strategies.

The State also borrows offshore to provide access to additional sources of funding and diversify risk and undertakes investments in foreign currency assets. To effectively manage the exposure to fluctuations in exchange rates, forward exchange contracts and cross currency swaps are used.

The State’s exposure to foreign exchange risk is not considered material due to the effectiveness of risk management strategies.

		General Government Sector		Total State Sector
		2019 $M	2018 $M	2019 $M	2018 $M
47. Net fair value of financial instruments
The carrying amounts of the GGS and TSS financial assets and financial liabilities by category are:
	2018 Category
Financial assets
Amortised cost
Cash and deposits	Cash	1,868	1,302	2,291	1,205
Trade and other receivables*	Loans and receivables	4,503	4,743	4,562	4,406
Loans and advances (excluding Onlendings)	Loans and receivables	873	835	980	950
Term deposits and other investments at amortised cost	Held-to-maturity	227	258	286	258
Fair value through profit or loss - designated upon initial recognition Investments managed by QIC Limited	FVTPL	1,999	1,905	38,616	38,837
Other investments and securities	FVTPL	343	311	22,248	21,271
Share investments in listed entities	FVTPL	—	—	297	238
Onlendings	FVTPL	—	—	9,852	9,425
Fair value through profit or loss - mandatorily measured at FVTPL Fixed rate notes*	Held-to-maturity	29,346	29,766	—	—
Share investments other*	Cost	—	7	—	7
Fair value through comprehensive income - debt instruments Securities and bonds	Available-for-sale	435	398	435	418
Fair value through comprehensive income - equity instruments
Investments in public sector entities	Available-for-sale	23,049	23,203	—	—
Investments in other entities	Available-for-sale	1	1	1	1

		62,644	62,729	79,567	77,015

Financial liabilities
Amortised cost		42,867	41,261	12,941	11,673
Fair value through profit and loss - designated upon initial recognition		—	—	107,501	101,309
Fair value through profit and loss - held for trading		121	122	850	408

		42,988	41,383	121,292	113,389

Net gains/(losses) on financial assets at FVOCI recognised in equity		11	(1)	11	(1)

*	Refer to Note 1(e) for details of reclassifications and remeasurements upon adoption of AASB 9 relating to these financial assets

The carrying amounts of GGS and Total State Sector’s financial assets and liabilities, including cash, deposits, receivables and payables, equate approximately to their net fair value, except as outlined below.

General Government Sector	Carrying amount 2019 $M	Fair value 2019 $M	Carrying amount 2018 $M	Fair value 2018 $M
Financial Liabilities
QTC borrowings	29,468	33,612	29,256	31,534

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13, except the GGS equity investments in PNFCs and PFCs that are measured at fair value as the Government’s proportional share of the carrying amount of net assets of the PNFC and PFC Sector entities on a GAAP basis.

The three levels of fair value hierarchy reflect the significance of the inputs used to determine the valuation of these instruments.

•	Level 1: represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

•	Level 2: represents fair value measurements that are substantially derived from inputs (other than quoted prices included within Level 1) that are observable, either directly or indirectly; and

•	Level 3: represents fair value measurements that are substantially derived from inputs that are not based on observable market data.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-69

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

Level 1

The fair value of financial assets and liabilities with standard terms and conditions and traded in an active market is based on unadjusted quoted market prices. Financial instruments in this category include certain equity and debt investments where quoted prices are available from an active market, such as publicly traded derivatives, short-term and tradeable bank deposits, actively traded Commonwealth and semi-government bonds and futures contracts and investments in certain unit trusts.

Level 2

The fair value of financial assets and liabilities is determined by using quoted market prices in active markets for similar instruments or quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly (prices) or indirectly (derived from prices) observable from market data, other than quoted prices included in Level 1. Financial instruments in this category include fixed interest deposits, fixed term notes, floating rate notes, commercial paper, non-actively traded corporate, government and semi-government bonds, certain money market securities, onlendings, treasury notes, medium-term notes, client deposits, unit trusts and other derivatives such as over-the-counter derivatives, forward exchange contracts, commodity swaps, interest rate and cross currency swaps and some electricity derivatives.

Level 3

Where financial instruments are measured using valuation techniques based on unobservable inputs or observable inputs to which significant adjustments have been applied, such instruments are included in Level 3 of the fair value hierarchy. These may include some unit trusts, power purchase agreements and other electricity derivative contracts.

Valuation policies and procedures of the GGS and TSS are developed and reviewed by management of respective agencies. Major valuation techniques adopted by the GGS and TSS include market comparison techniques, option valuation models, forecasting, estimated discounted cash flow techniques, and extrapolation, scalar and translation techniques. There have been no material changes in the above valuation techniques used during the year.

Significant valuation inputs used to value financial instruments categorised within Level 2 and Level 3 of the fair value hierarchy are:

•	Broker quotes or market prices for similar instruments;

•	Expected cash flows;

•	Interest rates;

•	Exchange rates;

•	Market indices;

•	Credit spreads;

•	Forward curve prices;

•	Extrapolation rates;

•	Scalar and translation factors;

•	Market volatility;

•	Renewable Energy Targets; and

•	Emerging technologies.

The following table presents the GGS and TSS financial assets and liabilities recognised and measured at fair value.

	Level 1 $M	Level 2 $M	Level 3 $M	Total $M
General Government Sector
2019
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	187	—	187
Other Investments	159	1,841	29,497	31,498
Financial assets at fair value through equity
Corporate bonds	435	—	—	435

Total assets	595	2,028	29,497	32,120

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	—	—	121	121

Total liabilities	—	—	121	121

2018
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	188	—	188
Other Investments	139	1,693	156	1,988
Available-for-sale financial assets
Corporate bonds	398	—	—	398

Total assets	538	1,881	156	2,575

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	—	—	122	122

Total liabilities	—	—	122	122

5-70	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

	Level 1 $M	Level 2 $M	Level 3 $M	Total $M
Total State Sector

2019
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	187	—	187
Derivatives	203	456	35	695
Securities and bonds	15,315	1,071	—	16,386
Shares	297	—	—	297
Loans	—	9,852	—	9,852
Other Investments	1,222	25,339	17,011	43,573
Financial assets at fair value through equity
Corporate bonds	435	—	—	435

Total assets	17,472	36,905	17,046	71,423

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	294	648	178	1,119
Deposits	—	5,219	—	5,219
Government securities issued	91,135	10,532	—	101,667
Borrowings	—	346	—	346

Total liabilities	91,428	16,745	178	108,351

2018
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	188	—	188
Derivatives	97	292	23	412
Securities and bonds	11,457	3,121	—	14,579
Shares	238	—	—	238
Loans	—	9,425	—	9,425
Other Investments	803	29,893	14,186	44,882
Available-for-sale financial assets
Corporate bonds	398	—	—	398

Total assets	12,994	42,920	14,209	70,122

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	160	187	153	500
Deposits	—	4,684	—	4,684
Government securities issued	86,316	9,892	—	96,208
Borrowings	—	325	—	325

Total liabilities	86,476	15,087	153	101,716

Classification of instruments into fair value hierarchy levels is reviewed annually and the GGS and TSS recognise any transfers between levels of the fair value hierarchy during the reporting period in which the transfer has occurred.

Floating rate notes were transferred from Level 2 to Level 1 during the year ended 30 June 2019 and 30 June 2018. There were certain derivatives transferred out of Level 3 to Level 2 in 2019 due to the availability of additional observable forward prices. There were no derivative instruments of the TSS transferred out of Level 3 to Level 2 in 2018.

The following table presents the net changes in Level 3 instruments:

	General Government Sector		Total State Sector
	2019 $M	2018 $M	2019 $M	2018 $M

Opening balance asset / (liability)	34	123	14,056	14,959
Purchases	—	—	222	(2,030)
Sales	(2,710)	—	(1,586)	(1)
Settlements	—	—	1,590	(155)
Movements in equity	—	—	(34)	(119)
Movements recognised in profit or loss	1,564	(90)	1,271	1,416
Transfers into Level 3	30,488	—	1,338	(15)
Transfers out of Level 3	—	—	12	—

Closing balance asset / (liability)	29,375	34	16,869	14,056

The sensitivity of the State’s financial instruments is disclosed in Note 46.

48. Retirement benefit obligations

Retirement benefit liabilities include the following final salary defined benefit schemes:

•	State Public Sector Superannuation Scheme (QSuper);

•	Pensions provided in accordance with the Judges’ (Pensions and Long Leave) Act 1957 (Judges’ Scheme); and

•	Energy Super Fund (ESF)

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-71

Notes to the Financial Statements

48. Retirement benefit obligations continued

QSuper and Judges’ Schemes

The State Public Sector Superannuation Fund (QSuper) defined benefit scheme provides accrued benefits based on a member’s salary, contribution rate and length of membership. State Government budget-dependent agencies, together with certain statutory bodies and GOCs (excluding principally the Queensland electricity supply industry), make employer contributions as required.

QSuper is a regulated defined benefit scheme under the prudential supervision of the Australian Prudential Regulation Authority (APRA) and is subject to the legislation under the Superannuation Industry (Supervision) Act 1993 and Regulations. The provisions of the Superannuation (State Public Sector) Act 1990 and the Superannuation (State Public Sector) Deed 1990 govern the operation of QSuper. The QSuper Board of Trustees is responsible for the management of QSuper.

The QSuper scheme is assessed annually by the State Actuary. The latest actuarial review of the QSuper scheme was as at 30 June 2019 and was presented in a report dated 26 November 2019.

The QSuper defined benefit account is closed to new members.

The Judges’ Scheme provides defined benefit pension entitlements to serving judges, Crime and Corruption Commission Queensland Commissioners and Parole Board President and the Deputy Presidents and is governed by the provisions of the Judges (Pensions and Long Leave) Act 1957, the Crime and Corruption Act 2001 and the Corrective Services Act 2006. The Judges’ Scheme is a wholly unfunded scheme.

These schemes expose the State to the following:

•

Inflation risk - the defined benefit obligations are linked to employees’ salaries and therefore the net liability position can be adversely affected by an increase in the defined benefit obligation resulting from unexpected wage inflation. Similarly, the proportion of the defined benefit obligation linked to the consumer price index (pensions) is also subject to the risk of unexpected price inflation;

•	Interest rate risk - a decrease in the discount rate will increase the defined benefit obligations;

•	Investment risk resulting from the mismatch between the current investment strategy and the liabilities; and

•	Demographic risk resulting from unexpected employee movements.

QSuper also incorporates defined contribution categories, for which the State has no further legal or constructive obligation other than to pay contributions. These liabilities and assets have been accounted for in accordance with the standards relevant to defined contribution schemes. In particular, no assets or liabilities relating to the funded defined contribution scheme have been included in the Balance Sheet. The expense relating to these schemes is the amount of employer contributions.

Energy Super Fund

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Energy Super Fund (ESF). The ESF was formed on 1 April 2011 with the merger of the Electricity Supply Industry Superannuation Fund (QLD) (ESI Super) and Superannuation Plan for Electrical Contractors (SPEC Super). Members are entitled to benefits from the fund on retirement, resignation, retrenchment, disability or death.

ESF is regulated by APRA under the Superannuation Industry (Supervision) Act 1993.

The defined benefit account of this fund is a funded plan which provides defined lump sum benefits based on years of service and average final salary. Employer contributions to the defined benefit section of the plan are based on recommendations by the plan’s actuary. The actuary has adopted the aggregate funding method to ensure that the benefit entitlements of members and other beneficiaries are fully funded by the time they become payable. This funding method seeks to have benefits funded by a total contribution which is expected to be a constant percentage of members’ salaries and wages over their working lifetimes. Actuarial assessments are made at no more than three yearly intervals, with the most recent actuarial assessment undertaken as at 30 June 2016 by Sunsuper Financial Services Pty Ltd.

The ESF does not impose a legal liability on employer agencies to cover any deficits that may exist in the Fund. If the Fund were to be wound up, there would be no legal obligation on employer agencies to make good any shortfall. The Trust Deed of the Fund states that if the Fund is terminated, after payment of all costs and member benefits in respect for the period up to the date of termination, any remaining assets are to be distributed by the Trustees of the Fund, acting on the advice of the actuary, to participating employers.

Employer agencies may benefit from any surplus in the Fund in the form of a contribution reduction or contribution holiday. Any reduction in contributions would normally be implemented only after advice from the Fund’s actuary.

The defined benefit account of this Fund is closed to new members.

	General Government Sector		Total State Sector
	2019 $M	2018 $M	2019 $M	2018 $M

Present value of the defined benefit obligation

QSuper DB	32,876	31,615	32,876	31,615
Judges	973	827	973	827
ESF	—	—	921	772

Total present value of the defined benefit obligation	33,849	32,442	34,770	33,214

Fair value of plan assets

QSuper DB	6,863	6,442	6,863	6,442
ESF	—	—	1,185	1,140

Total fair value of the plan assets	6,863	6,442	8,048	7,582

5-72	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2019 $M	2018 $M	2019 $M	2018 $M
48. Retirement benefit obligations continued

Defined benefit obligation Liability/(Asset) recognised in Balance Sheet

QSuper DB	26,013	25,173	26,013	25,173
Judges	973	827	973	827
ESF	—	—	(263)	(368)

Liability/(Asset) recognised in Balance Sheet	26,986	26,000	26,723	25,632

Reconciliation of the present value of the defined benefit obligation

Opening balance	32,442	31,857	33,214	32,716
Current service cost	1,018	905	1,050	938
Contributions by plan participants	215	209	225	218
Interest cost	801	818	831	852
Benefits paid (including contributions tax)	(2,076)	(1,984)	(2,102)	(2,143)
Actuarial (gain)/loss	1,448	638	1,553	634

Closing balance	33,849	32,442	34,770	33,214

Reconciliation of the fair value of plan assets

Opening balance	6,442	5,810	7,582	7,004
Return on plan assets at discount rate	160	150	202	196
Return on plan assets above discount rate (actuarial gain)	377	537	392	584
Employer contributions - State share of beneficiary payments	1,725	1,700	1,725	1,700
Employer contributions	—	—	4	3
Contributions by plan participants	215	209	225	218
Benefits paid (including contributions tax)	(2,055)	(1,964)	(2,081)	(2,123)

Closing balance	6,863	6,442	8,048	7,582

Present value of the obligation by funding policy

Present value of the obligation - wholly unfunded	973	827	973	827
Present value of the obligation - wholly/partly funded	26,013	25,173	25,749	24,805

	26,986	26,000	26,723	25,632

Amounts recognised in Operating Statement

Current service cost (including employer contributions)	1,018	905	1,050	938
Superannuation interest cost	642	667	630	656

Total amounts recognised in Operating Statement	1,660	1,572	1,680	1,594

Remeasurements of net defined benefit obligation
Actuarial gain/(loss) due to changes in demographic assumptions	(184)	(407)	(184)	(407)
Actuarial gain/(loss) due to changes in financial assumptions	(2,121)	(575)	(2,225)	(575)
Actuarial gain/(loss) due to changes in experience adjustments	856	344	856	348
Return on plan assets above discount rate	377	537	392	584

Amounts recognised in Statement of Changes in Net Assets (Equity)	(1,072)	(101)	(1,161)	(50)

Plan Asset Allocations

The State Public Sector Superannuation Scheme holds investments with the following asset allocations:

	2019 Quoted $M	2019 Unquoted $M	2018 Quoted $M	2018 Unquoted $M
Global equities	5,088	—	4,565	—
Global private equity	—	98	—	113
Global real estate	—	1,183	—	1,240
Cash and fixed interest	—	494	—	524

Total	5,088	1,775	4,565	1,877

QSuper plan assets are those held within the QSuper Trust Fund only. QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to value accurately and are immaterial in proportion to the value of the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again, the exact values attributable to these tenancies are difficult to determine accurately, nor do they represent a material proportion of the fair value of plan assets.

No plan assets are held in respect of the Judges’ Scheme.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-73

Notes to the Financial Statements

48.	Retirement benefit obligations continued

Plan Asset Allocations continued

	2019 $M	2018 $M
The major categories of Energy Super Fund plan assets are as follows:
Global equities	581	571
Cash and fixed interest	202	171
Real estate	95	114
Other	308	284

	1,185	1,140

	2019 $M	2018 $M	2019 $M	2018 $M
	QSuper DB	QSuper DB	ESF	ESF
Actual return on plan assets	537	688	57	93

	QSuper DB	ESF
Estimate of State share of benefits (employer contributions) to be paid in 2019-20	1,745	2

Principal actuarial assumptions at:	2019	2018	2019	2018	2019	2018
	QSuper DB	QSuper DB	Judges	Judges	ESF	ESF
Discount rate (gross)	1.30%	2.60%	1.30%	2.60%	2.4 -3.3%	3.7 -3.9%
Future inflationary salary increases	2.50%	3.10%	2.50%	3.10%	3.0 -4.0%	3.0 -4.0%
Expected CPI increases	1.50%	2.10%	N/A	N/A	N/A	N/A

At 30 June 2019, the weighted average duration of the QSuper defined benefit obligation is 9.3 years (8.2 years, 2018).

Sensitivity Analysis for each significant actuarial assumption

	2019 $M	2019 $M
	QSuper DB	Judges
Change in defined benefit obligation brought about by a 1% increase in:
Discount rate	(2,859)	(143)
Future inflationary salary increases	3,011	177
Expected CPI increases	219	N/A

The sensitivity analysis shown above represents the effects of notional changes in each of the key parameters underlying the obligations, while holding all other assumptions constant. The sensitivity analysis may not be representative of the actual change in the defined benefit obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions are correlated. They are not intended to represent any particular probability of occurrence.

In presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the Balance Sheet.

QSuper funding arrangements and funding policy that affect future contributions

QSuper defined benefit category members are required to contribute a percentage of salary. Standard member contributions range between 2-6% of salary.

Unlike typical regulated defined benefit schemes, only the employee contributions are held within the QSuper Fund. Employer contributions received from employing authorities are held separate from the QSuper Fund in the Long Term Asset portfolio held by QTC. The State makes a last minute contribution to the QSuper Fund when a member exits the defined benefit scheme. Employer contributions to the Fund are decided by the QSuper Board based on the recommendation of the Actuary (90% of benefit payments) as per the relevant actuarial investigation for funding purposes.

Under the Debt Action Plan announced in the 2015-16 Budget, the Government has suspended for five years, commencing in 2015-16, the investment of defined benefit employer contributions.

The Long Term Asset portfolio held by the Government, within the TSS, to fund the employee entitlement liabilities includes interest rate and inflation linked portfolios intended to partially hedge the corresponding liability risks.

Employee numbers

The number of full time equivalent employees in the GGS at 30 June 2019 relating to the GGS entities listed in Note 50 totalled 234,224 (2018: 229,450). The number of full time equivalent employees for 2019 calculated using the same scope as Budget Paper 2 (Table 5.2) is 228,282 (2018: 223,711).

The number of Total State full time equivalent employees at 30 June 2019 relating to the consolidated entities listed in Note 50 totalled 255,063 (2018: 249,520).

5-74	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

49.	Related parties and Ministerial remuneration

Key Management Personnel

All Ministers in the Queensland Cabinet are considered to be Key Management Personnel (KMP) of the State (including the GGS).

The aggregate remuneration of all Ministers (according to the period of time each Member of Parliament served as Minister) is as follows:

	2019 $M	2018 $M
Short-term benefits	6	6
Post-service benefits	1	1

Total	7	7

Short-term benefits include base and additional salary entitlements, motor vehicle allowances, personal use of motor vehicles, chauffeur services and other entitlements. Post-service benefits comprise Government superannuation contributions for Ministers.

There are no material transactions between the State and Key Management Personnel and their related entities.

Transactions between the GGS and entities within the PNFC and PFC sectors

Note 1(b) describes the reporting relationship between the GGS and entities within the PNFC and PFC sectors. These entities are partially consolidated and are disclosed as Investments in public sector entities in Note 25(b). Names of these individual entities can be found in Note 50.

The following are the major transactions and balances (>$100 million) between the GGS and other public sector entities:

Revenue and assets

The GGS records dividend and income tax equivalent income from entities within the PNFC and PFC sectors as per Note 7 and the related receivables per Note 24(a). Deferred tax equivalent income from the PNFC and PFC sectors is shown on the Operating Statement and deferred tax equivalent assets and liabilities are shown on the Balance Sheet.

The State has cash fund balances with QTC which are disclosed in Note 23.

The GGS holds fixed rate notes from QTC which earn interest that is included in Note 6, and incurs a market value adjustment included in Note 16. The carrying value in the Balance Sheet is disclosed in Note 25(a). The rate on the fixed rate notes is also discussed in Note 46(c)(i).

The GGS receives competitive neutrality fees from entities within the PNFC sector which are included in guarantee fees per Note 3. GGS payroll tax revenue per Note 3 includes $116 million (2018: $105 million) from entities within PNFC and PFC sectors.

Expenses and liabilities

The GGS has borrowings with QTC. Note 13 discloses the interest expense which is predominantly with QTC and the borrowing balances are shown in Note 37(c). Further information on the terms of the QTC loans can be found in Note 46(c)(i).

Under the State’s cash management regime, GOCs advance surplus cash to the GGS. The GGS pays interest on these advances at the QTC Cash Fund rate. The balance outstanding on these GOC advances is per Note 37(b).

The GGS has a Transport Service Contract expense with Queensland Rail, disclosed in Note 11, and pays Community Service Obligations to Electricity and Water PNFC entities as per Note 14.

Workers’ compensation premiums are paid to WorkCover by the GGS as per Note 9.

Equity injections and withdrawals

During the year, the GGS transferred $480 million in infrastructure assets relating to the Moreton Bay Rail Link to Queensland Rail. In addition, $180 million in equity was paid to establish the Government’s renewable and low-emissions electricity generator CleanCo, partly funded by a return of $160 million in equity from Stanwell Corporation. In addition, $60 million was invested in Port of Townsville and $30 million in Ports North. Dividends treated as capital returns are disclosed in Note 19.

50.	Controlled entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:

•	net operating result in excess of $5 million; or

•	net assets in excess of $75 million.

However, in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department or if they are funded for the delivery of services.

When financial results are available in respect of non-material entities, they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended 30 June 2019. The list has been classified by activity sectors as outlined in Note 1(c).

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-75

Notes to the Financial Statements

50.	Controlled entities continued

Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.

The GGS has 100% ownership and voting power in other Queensland public sector entities, classified as either Public Non-financial Corporations or Public Financial Corporations below.

General Government

Departments of Government

Aboriginal and Torres Strait Islander Partnerships Agriculture and Fisheries

Child Safety, Youth and Women Communities, Disability Services and Seniors Education

* Australian Music Examinations Board

Employment, Small Business and Training

Environment and Science

* Corporate Administration Agency - shared service provider

* Arts Queensland

Housing and Public Works

* Building and Asset Services - commercialised business unit

* QFleet - commercialised business unit

* CITEC - commercialised business unit

* Queensland Shared Services - shared service provider

Innovation, Tourism Industry Development and the Commonwealth Games Justice and Attorney-General

Local Government, Racing and Multicultural Affairs

Natural Resources, Mines and Energy

Premier and Cabinet

* Screen Qld Pty Ltd

Public Safety Business Agency

Queensland Corrective Services

Queensland Fire and Emergency Services

Queensland Health

Queensland Police Service

Queensland Treasury

State Development, Manufacturing, Infrastructure and Planning

* Economic Development Queensland - commercialised business unit

Transport and Main Roads

* RoadTek - commercialised business unit

Youth Justice (Established as at 1 June 2019)

Other General Government entities

Anti-Discrimination Commission

Board of the Queensland Museum

* Queensland Museum Foundation Trust

Crime and Corruption Commission

Cross River Rail Delivery Authority

Electoral Commission of Queensland

Gold Coast 2018 Commonwealth Games Corporation (Abolished as at 31 December 2018)

Gold Coast Waterways Authority

Hospital and Health Services

Cairns and Hinterland

Central Queensland

Central West

Children’s Health Queensland

Darling Downs

Gold Coast

Mackay

Metro North

Metro South

North West

South West

Sunshine Coast

Torres and Cape

Townsville

West Moreton

Wide Bay

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

* Queensland Library Foundation

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Office of the Health Ombudsman

Office of the Information Commissioner

Office of the Inspector-General of Emergency Management

Office of the Ombudsman

Prostitution Licensing Authority

Public Service Commission

Queensland Agricultural Training Colleges

Queensland Art Gallery Board of Trustees

* Queensland Art Gallery I Gallery of Modern Art (QAGOMA) Foundation

Queensland Audit Office

Queensland Building and Construction Commission

Queensland Curriculum and Assessment Authority

Queensland Family and Child Commission

Queensland Mental Health Commission

Queensland Performing Arts Trust

Queensland Racing Integrity Commission

Queensland Reconstruction Authority

Queensland Rural and Industry Development Authority (previously QRAA)

Residential Tenancies Authority South Bank Corporation

TAFE Queensland

* Aviation Australia Pty Ltd

The Council of the Queensland Institute of Medical Research

The Public Trustee of Queensland

Tourism and Events Queensland

* Gold Coast Events Management Ltd

Trade and Investment Queensland

5-76	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

50.	Controlled entities continued

Public Non-financial Corporations

CleanCo Queensland (Incorporated as at 11 October 2018)

CS Energy Limited

* Aberdare Collieries Pty Ltd

* Callide Energy Pty Ltd

* CS Energy Group Holdings Pty Ltd

* CS Energy Group Operations Holdings Pty Ltd

* CS Energy Kogan Creek Pty Ltd

* CS Energy Oxyfuel Pty Ltd

* CS Kogan (Australia) Pty Ltd

* Kogan Creek Power Pty Ltd

* Kogan Creek Power Station Pty Ltd

Energy Queensland Limited

* Energex Limited Australia

* Ergon Energy Corporation Limited

* Ergon Energy Queensland Pty Ltd

* SPARQ Solutions Pty Ltd

* Varnsdorf Pty Ltd

* VH Operations Pty Ltd

* Yurika Pty Ltd

* Metering Dynamics Pty Ltd

* Ergon Energy Telecommunications Pty Ltd

Far North Queensland Ports Corporation Limited

Gladstone Area Water Board

Gladstone Ports Corporation Limited

* Gladstone Marine Pilot Services Pty Ltd

Mount Isa Water Board

North Queensland Bulk Ports Corporation Limited

* Ports Corporation of Queensland Limited (dormant)

* Mackay Ports Limited (dormant)

Port of Townsville Limited

Powerlink Queensland

* Harold Street Holdings Pty Ltd

* Powerlink Transmission Services Pty Ltd

Queensland Bulk Water Supply Authority (trading as Seqwater)

Queensland Rail

* Queensland Rail Limited

* On Track Insurance Pty Ltd

Queensland Treasury Holdings Pty Ltd (controlled entity of Queensland Treasury)

* Brisbane Port Holdings Pty Ltd

* City North Infrastructure Pty Ltd (dormant)

* DBCT Holdings Pty Ltd

* Network Infrastructure Company Pty Ltd (dormant)

* Queensland Airport Holdings (Cairns) Pty Ltd (dormant)

* Queensland Airport Holdings (Mackay) Pty Ltd (dormant)

* Queensland Lottery Corporation Pty Ltd

Stadiums Queensland

Stanwell Corporation Limited

* Energy Portfolio 1 Pty Ltd (dormant)

* Glen Wilga Coal Pty Ltd (dormant)

* Goondi Energy Pty Ltd

* Mica Creek Pty Ltd

* SCL North West Pty Ltd

* Tarong Energy Corporation Pty Ltd (dormant)

* Tarong Fuel Pty Ltd

* Tarong North Pty Ltd

* TEC Coal Pty Ltd

* TN Power Pty Ltd

SunWater Limited

* Burnett Water Pty Ltd

* Eungella Water Pipeline Pty Ltd

* North West Queensland Water Pipeline Pty Ltd

Public Financial Corporations

QIC Limited (non-trading entities are not included in this list)

* QIC (UK) Management Limited

* QIC European Investment Services Limited

* QIC Infrastructure Management No.2 Pty Ltd

* QIC Infrastructure Management Pty Ltd

* QIC Investments No. 1 Pty Ltd

* QIC Investments No. 2 Pty Ltd

* QIC Investments No. 3 Pty Ltd

* QIC Private Capital Pty Ltd

* QIC Retail Pty Ltd

* QICP Pty Ltd

* QIC US Management, Inc.

* QIC Corporate Management, Inc.

* QIC Global Infrastructure (US), Inc.

* QIC Non-Member Manager LLC

* QIC Properties US, Inc.

* QIC QGIF GP Co No. 1 Inc

* QIC US Investment Services Inc

* QIC US Private Equity, LLC

* QIC US Private Equity No. 2 LLC

* QIC US Regional Shopping Center Fund GP LLC

* QIC US Shopping Centre Fund No.1 GP LLC

* South Bay Managing Member LLC

The National Injury Insurance Agency, Queensland

Queensland Treasury Corporation

WorkCover Queensland

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-77

Notes to the Financial Statements

51.	Reconciliation to GFS

The following reconciliations to GFS are determined in accordance with the ABS GFS Manual.

(a)	Reconciliation to GFS Net Operating Balance

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2019
Net result from transactions
Net operating balance (as per Operating Statement)		992	1,669	(1,944)	(1,802)	(1,086)
Convergence differences
Other operating expenses - onerous contract	a	—	(1)	—	—	(1)
Other property expenses - income transferred by Public Enterprises as dividends	b	—	(1,694)	(109)	1,802	—

Total convergence differences		—	(1,695)	(109)	1,802	(1)

GFS Net Operating Balance		992	(26)	(2,053)	—	(1,087)

2018
Net result from transactions
Net operating balance (as per Operating Statement)		1,750	1,882	(1,810)	(1,909)	(86)
Convergence differences
Other operating expenses - onerous contract	a	—	(2)	—	—	(2)
Other property expenses - income transferred by Public Enterprises as dividends	b	—	(1,849)	(60)	1,909	—

Total convergence differences		—	(1,851)	(60)	1,909	(2)

GFS Net Operating Balance		1,750	31	(1,870)	—	(89)

Notes:

The convergence differences comprise:

a.

The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the TSS.

b.

GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the TSS as they arise from intersector transactions.

An elimination difference arises in respect of social benefits of $38 million (2018: $38 million) in the GGS and $141 million (2018: $133 million) in the TSS. In accordance with the ABS GFS Manual, certain transactions within and between the GGS and the PNFC sector are not eliminated on consolidation of the GGS or TSS, whereas under AASB 10, intragroup transactions are eliminated in full. These benefits are grossed up for GFS reporting in sales of goods and services and other operating expenses and there is no net effect on the Net operating balance.

(b) Reconciliation to GFS Fiscal Balance

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2019
Fiscal Balance (as per Operating Statement)		(2,191)	1,471	(1,893)	(1,812)	(4,425)

Convergence differences
Relating to net operating balance		—	(1,695)	(109)	1,802	(1)
Purchases of non-financial assets	a	(143)	—	—	—	(143)
Sales of non-financial assets	a	88	—	—	—	88
Change in net inventories	a, b	48	—	—	—	48

GFS Fiscal Balance		(2,198)	(224)	(2,002)	(10)	(4,434)

2018
Fiscal Balance (as per Operating Statement)		(587)	1,785	(1,783)	(1,917)	(2,501)

Convergence differences
Relating to net operating balance		—	(1,851)	(60)	1,909	(2)
Purchases of non-financial assets	a	(103)	—	—	—	(103)
Sales of non-financial assets	a	50	—	—	—	50
Change in net inventories	a, b	13	—	—	—	13

GFS Fiscal Balance		(626)	(66)	(1,843)	(8)	(2,543)

Notes:

The convergence differences comprise:

a.

GFS treats purchases and sales of land inventories and assets held for rental and subsequently held for sale as purchases and sales of non-financial assets. These are reflected in changes in net inventories for AASB 1049.

b.	For AASB 1049, change in net inventories includes total changes in the balance of land inventories and assets held for rental and subsequently held for sale.

5-78	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(c) Reconciliation to GFS Total Change in Net Worth

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2019
Comprehensive result - total change in net worth before transactions with owners as owners (as per Operating Statement)		6,467	1,861	(696)	(5,349)	2,283

Convergence differences
Income transferred from Public Enterprises as dividends	a	—	(1,694)	(109)	1,802	—
Relating to other economic flows
Net gain on investments in other entities	b	(105)	—	—	105	—
Deferred income tax equivalents	c	162	(188)	26	—	—
Net restoration costs	d	—	20	—	—	20
Onerous contracts	e	—	38	—	—	38
Remeasurement of shares and other contributed capital	f	—	(37)	779	(742)	—

Total convergence differences		57	(1,861)	696	1,165	57

GFS Total Change in Net Worth		6,524	—	—	(4,184)	2,341

2018
Comprehensive result - total change in net worth before transactions with owners as owners (as per Operating Statement)		50	3,004	284	(2,586)	752

Convergence differences
Income transferred from Public Enterprises as dividends	a	—	(1,849)	(60)	1,909	—
Relating to other economic flows
Net gain on investments in other entities	b	400	—	—	(400)	—
Deferred income tax equivalents	c	(445)	418	27	—	—
Net restoration costs	d	—	18	—	—	18
Onerous contracts	e	—	(24)	—	—	(24)
Remeasurement of shares and other contributed capital	f	—	(1,567)	(251)	1,818	—

Total convergence differences		(46)	(3,004)	(284)	3,327	(7)

GFS Total Change in Net Worth		4	—	—	741	745

Notes:

The convergence differences comprise:

a.

GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the TSS as they arise from intersector transactions.

b.

The measurement of equity investments in other public sector entities differs for GFS in that, for example, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

c.

GFS does not recognise deferred income tax equivalents at all, whereas the Operating Statement recognises the deferred income tax equivalents and classifies them as other economic flows. The differences do not flow through to the TSS as they arise from intersector transactions.

d.	GFS does not recognise restoration costs, whereas restoration costs have been recognised in the Operating Statement. This difference flows through to the TSS.

e.

The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the TSS

f.	GFS measures net worth as assets less liabilities less shares/contributed equity (remeasured). Shares/contributed equity are not deducted under Australian Accounting Standards.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-79

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(d) Reconciliation to GFS Net Worth

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2019
Net Worth (as per Balance Sheet)		201,505	19,637	3,412	(32,806)	191,747

Convergence differences
Financial assets
Investment in other entities	a	6,346	—	—	(6,346)	—
Non-financial assets
Restoration assets	b	(2)	(136)	—	—	(138)
Deferred tax assets	c	(6,204)	(477)	(51)	6,732	—
Liabilities
Deferred tax liabilities	d	528	6,084	119	(6,732)	—
Restoration provision	e	1	623	—	—	624
Provision for onerous contracts	f	—	185	—	—	185
Shares and other contributed equity	g	—	(25,916)	(3,480)	29,395	—

Total convergence differences		670	(19,637)	(3,412)	23,050	671

GFS Net Worth		202,175	—	—	(9,757)	192,418

2018
Net Worth (as per Balance Sheet)		195,038	18,987	4,216	(28,777)	189,464

Convergence differences
Financial assets
Investment in other entities	a	6,451	—	—	(6,451)	—
Non-financial assets
Restoration assets	b	(2)	(69)	—	—	(70)
Deferred tax assets	c	(6,420)	(536)	(46)	7,002	—
Liabilities
Deferred tax liabilities	d	582	6,331	88	(7,002)	—
Restoration provision	e	1	535	—	—	537
Provision for onerous contracts	f	—	147	—	—	147
Shares and other contributed equity	g	—	(25,396)	(4,259)	29,655	—

Total convergence differences		613	(18,987)	(4,216)	23,203	613

GFS Net Worth		195,651	—	—	(5,574)	190,077

Notes:

The convergence differences comprise:

a.

The measurement of equity investments in other public sector entities differs for GFS in that, for example, net restoration provisions, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

	General Government Sector
	2019 $M	2018 $M
Reconciliation of GAAP GGS investments in other public sector entities to GFS
Investments in other public sector entities under GAAP	23,049	23,203
Add net deferred tax equivalent liabilities reported by PNFC and PFC	5,676	5,838
Add provisions for onerous contracts recorded by PNFC and PFC	185	147
Add net restoration costs	486	468

Investments in other public sector entities under GFS	29,395	29,655

b.	GFS does not recognise restoration assets, whereas restoration assets have been recognised in the Balance Sheet. This difference flows through to the TSS.

c.

GFS does not recognise deferred tax assets, whereas deferred tax assets are classified as non-financial assets in the Balance Sheet. The difference does not flow through to the TSS as it arises from intersector transactions.

d.

GFS does not recognise deferred tax liabilities, whereas deferred tax liabilities are classified as non-financial liabilities in the Balance Sheet. The difference does not flow through to the TSS as it arises from intersector transactions.

e.	GFS does not recognise restoration provisions, whereas restoration provisions have been recognised in the Balance Sheet. This difference flows through to the TSS.

f.	GFS does not recognise a provision for onerous contracts, whereas a provision for onerous contracts is recognised in the Balance Sheet. This difference flows through to the TSS.

g.	GFS measures net worth as assets less liabilities less shares/contributed equity. Shares/contributed equity are not deducted under Australian Accounting Standards.

5-80	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(e) Reconciliation to GFS Cash Surplus/(Deficit)

	Notes	GGS $M	PNFC $M	PFC $M	Elims $M	Total State Sector $M
2019
Cash surplus/(deficit)		302	(429)	(1,400)	8	(1,520)

Convergence differences
Acquisitions under finances leases and similar arrangements	a	(955)	(0)	—	—	(955)

GFS Cash Surplus/(Deficit)		(653)	(429)	(1,400)	8	(2,475)

2018
Cash surplus/(deficit)		337	207	(1,246)	22	(680)

Convergence differences
Acquisitions under finances leases and similar arrangements	a	(584)	—	—	—	(584)

GFS Cash Surplus/(Deficit)		(247)	207	(1,246)	22	(1,264)

Notes:

a.

The convergence differences arise because GFS recognises a notional cash outflow relating to new finance leases and similar arrangements in calculating cash surplus/(deficit), whereas the Cash Flow Statement does not recognise notional cash flows. This total difference flows through to the TSS.

	General Government Sector		Total State Sector
	2019	2018	2019	2018
	$M	$M	$M	$M
52. Expenses from transactions by function

General public services	5,682	5,449	10,420	9,688
Public order and safety	5,228	4,982	5,156	4,913
Economic affairs	1,802	1,709	7,825	7,123
Environmental protection	1,079	848	997	833
Housing and community amenities	1,049	948	1,807	1,652
Health	17,993	16,790	17,882	16,694
Recreation, culture and religion	833	1,579	913	1,650
Education	14,298	13,608	14,173	13,463
Social protection	4,603	4,654	5,015	4,992
Transport	6,275	5,770	6,525	6,090

	58,842	56,337	70,712	67,099

53. Sector assets by function

General public services[1]	45,113	47,063	63,002	62,806
Public order and safety	8,610	8,219	8,307	7,958
Economic affairs	11,062	11,353	43,233	42,471
Environmental protection	76,818	72,467	76,780	72,457
Housing and community amenities	18,725	18,329	32,381	32,095
Health	15,731	15,109	15,685	15,064
Recreation, culture and religion	4,296	4,329	5,032	5,005
Education	23,116	21,579	23,104	21,449
Social protection	2,164	2,001	3,353	2,699
Transport	75,115	70,234	84,666	79,874

	280,750	270,683	355,543	341,879

[1]	For GGS, includes fixed rate notes and investments in other public sector entities. For TSS, includes investments managed by QIC, securities and bonds.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-81

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison

 Operating Statement

		Variance Notes	Published Budget 2019 $M	Actual 2019 $M	Change $M	Change %
	Continuing Operations Revenue from Transactions
	Taxation revenue		14,155	14,165	10	0.1%
	Grants revenue	1	27,701	28,307	606	2.2%
	Sales of goods and services		5,731	5,789	59	1.0%
	Interest income		2,201	2,191	(10)	-0.5%
	Dividend and income tax equivalent income	2	2,217	2,786	568	25.6%
	Other revenue	3	5,733	6,596	864	15.1%
	Continuing Operations Total Revenue from Transactions		57,738	59,834	2,096	3.6%

Less	Continuing Operations Expenses from Transactions
	Employee expenses	4	23,807	24,019	212	0.9%
	Superannuation expenses
	Superannuation interest cost	4	667	642	(25)	-3.8%
	Other superannuation expenses	4	2,887	3,012	126	4.3%
	Other operating expenses	5	15,774	16,490	717	4.5%
	Depreciation and amortisation		3,429	3,451	22	0.6%
	Other interest expense	6	1,474	1,581	106	7.2%
	Grants expenses		9,552	9,647	96	1.0%
	Continuing Operations Total Expenses from Transactions		57,590	58,842	1,252	2.2%

Equals	Net Operating Balance		148	992	844	1.5%

Add	Continuing Operations Other Economic Flows - Included in Operating Result
	Gain/(loss) on sale of assets/settlement of liabilities		6	42	36
	Revaluation increments/(decrements) and impairment (losses)/ reversals		(23)	(307)	(284)
	Asset write-downs		(101)	(167)	(66)
	Actuarial adjustments to liabilities		114	(398)	(512)
	Deferred income tax equivalents		(1)	(70)	(69)
	Dividends and tax equivalents treated as capital returns		110	102	(8)
	Other		(20)	(21)	(1)
	Continuing Operations Total Other Economic Flows - Included in Operating Result	7	85	(819)	(905)

Equals	Operating Result from Continuing Operations		233	173	(61)

Add	Other Economic Flows - Other Movements in Equity
	Adjustments to opening balances		—	48	48
	Revaluations		2,716	6,246	3,530
	Other		1	—	(1)
	Total Other Economic Flows - Other Movements in Equity	8	2,717	6,294	3,578

Equals	Comprehensive Result / Total Change in Net Worth		2,950	6,467	3,517

	KEY FISCAL AGGREGATES
	Net Operating Balance		148	992	844

Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets		5,927	5,764	(163)
	Less Sales of non-financial assets		345	312	(33)
	Less Depreciation		3,429	3,451	22
	Plus Change in inventories		(4)	61	65
	Plus Other movement in non-financial assets		1,032	1,121	89
	Equals Total Net Acquisition/(Disposal) of Non-Financial Assets		3,181	3,182	1
Equals	Fiscal Balance		(3,033)	(2,191)	842

5-82	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Balance Sheet

	Variance Notes	Published Budget 2019 $M	Actual 2019 $M	Change $M	Change %
Assets
Financial Assets
Cash and deposits	9	303	1,868	1,565	515.9%
Receivables and loans
Receivables		4,182	4,503	321	7.7%
Advances paid		703	667	(36)	-5.1%
Loans paid		243	206	(37)	-15.1%
Securities other than shares	10	30,063	32,351	2,288	7.6%
Shares and other equity investment
Investments in public sector entities	11	23,812	23,049	(764)	-3.2%
Investments in other entities		8	1	(7)	-89.9%
Investments accounted for using equity method		147	149	2	1.6%
Total Financial Assets		59,460	62,793	3,333	5.6%

Non-Financial Assets
Inventories		542	597	55	10.1%
Assets held for sale		56	145	90	161.2%
Investment properties		367	353	(14)	-3.9%
Property, plant and equipment	12	206,181	209,380	3,199	1.6%
Intangibles		877	816	(62)	-7.0%
Deferred tax asset		6,472	6,204	(268)	-4.1%
Other non-financial assets		258	463	206	79.9%
Total Non-Financial Assets		214,752	217,957	3,205	1.5%

Total Assets		274,211	280,750	6,539	2.4%

Liabilities
Payables	13	4,088	5,142	1,054	25.8%
Employee benefit obligations
Superannuation liability	14	23,414	26,986	3,572	15.3%
Other employee benefits	15	5,888	7,428	1,540	26.2%
Deposits held		2	—	(2)
Advances	16	1,814	2,692	878	48.4%
Borrowing with QTC		29,735	29,468	(267)	-0.9%
Leases and other loans		2,556	2,612	56	2.2%
Securities other than shares		19	121	102	537.2%
Deferred tax liability		547	528	(20)	-3.6%
Provisions	17	2,583	3,217	633	24.5%
Other liabilities		928	1,052	124	13.3%
Total Liabilities		71,575	79,246	7,670	10.7%

Net Assets		202,636	201,505	(1,132)	-0.6%

Net Worth
Accumulated surplus		91,473	88,883	(2,590)	-2.8%
Reserves		111,163	112,621	1,458	1.3%
Total Net Worth		202,636	201,505	(1,132)	-0.6%

KEY FISCAL AGGREGATES
Net Financial Worth		(12,115)	(16,452)	(4,337)
Net Financial Liabilities		35,928	39,501	3,573
Net Debt		2,815	(198)	(3,013)

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-83

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Cash flow Statement

	Variance Notes	Published Budget 2019 $M	Actual 2019 $M	Change $M	Change %
Cash Flows from Operating Activities
Cash received
Taxes received		14,153	14,127	(26)	-0.2%
Grants and subsidies received	18	27,712	28,572	859	3.1%
Sales of goods and services		5,947	6,027	79	1.3%
Interest receipts		2,199	2,173	(26)	-1.2%
Dividends and income tax equivalents	19	2,619	3,027	408	15.6%
Other receipts	20	7,007	8,034	1,027	14.7%
		59,637	61,959	2,322	3.9%
Cash paid
Payments for employees	21	(27,701)	(27,348)	353	-1.3%
Payments for goods and services	22	(17,635)	(17,889)	(254)	1.4%
Grants and subsidies		(9,492)	(9,391)	101	-1.1%
Interest paid	23	(1,474)	(1,568)	(94)	6.4%
Other payments		—	(9)	(9)	100.0%
		(56,303)	(56,206)	97	-0.2%

Net Cash Flows from Operating Activities		3,334	5,754	2,419	72.6%

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets	24	(5,927)	(5,764)	163	-2.8%
Sales of non-financial assets		345	312	(33)	-9.5%
		(5,582)	(5,452)	130	-2.3%
Financial Assets (Policy Purposes)
Equity acquisitions		(60)	(270)	(210)	347.8%
Equity disposals		110	164	54	49.2%
Advances and Concessional Loans Paid		(174)	(165)	10	-5.5%
Advances and Concessional Loans Received		72	113	42	58.0%
	25	(53)	(158)	(105)	196.7%
Financial Assets (Liquidity Purposes)
Purchases of investments		(2,386)	(2,817)	(431)	18.1%
Sales of investments		5,262	3,735	(1,527)	-29.0%
	26	2,877	918	(1,958)	-68.1%

Net Cash Flows from Investing Activities		(2,759)	(4,691)	(1,932)	70.0%

Cash Flows from Financing Activities
Cash received
Advances received	27	133	3,070	2,937	2202.2%
Proceeds of borrowing		245	174	(71)	-29%
		378	3,245	2,866	757.5%
Cash paid
Advances paid	27	(544)	(3,127)	(2,583)	475.1%
Borrowing repaid		(638)	(615)	24	-3.7%
Deposits withdrawn		(47)	—	47	-100.0%
		(1,229)	(3,741)	(2,512)	204.4%
Net Cash Flows from Financing Activities		(851)	(497)	354	-41.6%
Net increase/(decrease) in Cash and Deposits Held		(275)	566	841	-305.5%
Cash and deposits at the beginning of the financial year		579	1,302	724	125.1%
Cash and Deposits Held at the End of the Financial Year		303	1,868	1,565	515.9%

KEY FISCAL AGGREGATES
Net Cash from Operating Activities		3,334	5,754	2,419
Net Cash Flow from Investments in Non-Financial Assets		(5,582)	(5,452)	130
CASH SURPLUS/(DEFICIT)		(2,248)	302	2,550

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)		(2,248)	302	2,550
Acquisitions under finance leases and similar arrangements		(864)	(955)	(91)	10.5%
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements		(3,112)	(653)	2,459

5-84	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Explanations of major variances between AASB 1049 actual amounts and corresponding original budget amounts for GGS

Operating Statement

1

Grant revenue was $606 million higher than the 2018-19 Budget estimate reflecting an increase in Commonwealth grants payments for National Health Reform Agreement funding, the bring forward of the 2019-20 Financial Assistance Grants for on-passing to local councils, and additional disaster recovery funding, as well as up-front funding for a three year agreement to assist primary producers affected by the North and Far North Queensland monsoon trough in early 2019.

These additional Commonwealth grants were partially offset by a decline in GST receipts due to lower than expected growth in the national GST pool.

2

Dividend and income tax equivalent income was $568 million higher in 2018-19 than forecast in the 2018-19 Budget. Dividends increased $251 million driven by improved earnings from the electricity generation and network businesses, which benefited from favourable wholesale energy market conditions and higher electricity generation due to demand. Similarly, tax equivalent income was $317 million higher than budgeted, mainly due to the better than forecast operating result of the State’s electricity businesses, including recognition of the gain by Stanwell Corporation on sale of reversionary rights upon entering a long term coal supply agreement with Coronado Curragh Pty Ltd.

3	Other revenue increased $864 million over the 2018-19 Budget estimate mainly due to improved coal royalties resulting from higher coal prices continuing for longer than expected.

4

Employee expenses and superannuation expenses increased by a combined $313 million over the 2018-19 Budget estimate due in part to additional health services activity and higher accruals for defined benefit superannuation.

5

Other operating expenses were $717 million higher than the 2018-19 Budget. The increase in operating costs is partly due to additional costs associated with the State’s self-insurance fund (QGIF), including settlement for the Stolen Wages class action claim made on behalf of Aboriginal and Torres Strait Islander people who were subject to the Protections Act controls, and higher than expected sexual abuse and medical indemnity claims, plus higher outsourced service delivery to support the slower than anticipated transition of specialist disability services clients to the NDIS.

6	The $106 million increase in other interest expenses mainly relates to interest on GOC advances and borrowing with QTC.

7

Total other economic flows included in operating result were $905 million lower than the 2018-19 Budget. This variance is primarily due to actuarial adjustments to the Long Service Leave Central Scheme and QGIF and the fair value decrement on the fixed rate note investment with QTC.

8	Other movements in equity were $3.578 billion higher than expected at the 2018-19 Budget mainly due to:

•

increase in valuation of property, plant and equipment within the sector of $6.482 billion which is largely attributable to the upwards valuations of land under roads, road infrastructure and other non-financial assets;

•	offset by actuarial adjustments to the valuation of defined benefit superannuation liabilities (increasing liabilities by $2.391 billion).

Balance Sheet

9	Refer to Cash Flow Statement for movements in the cash balance.

10

Securities other than shares were $2.288 billion higher than the 2018-19 Budget due to the timing of the repatriation of the Defined Benefit Scheme surplus assets, lower than anticipated defined benefit payments and adoption of AASB 9 fair value measurement for the fixed rate note with QTC, from 1 July 2018.

11	The decline of $764 million in the investments in public sector entities is due to the combined movements in the net worth of PNFC and PFC sector entities.

12

The $3.199 billion increase in property, plant and equipment compared to the 2018-19 Budget is mainly due to the net impact of land under roads and road infrastructure revaluations made post the original budget estimate.

13

Payables were $1.054 billion higher than that forecast in the 2018-19 Budget. The increase is due to a number of factors, including overpaid GST revenue to be returned to the Commonwealth Government, funding payable to the National Disability Insurance Agency and capital payables for the Cross River Rail Authority and the Department of Education.

14

Superannuation liabilities were $3.572 billion higher than Budget largely due to lower Commonwealth bond yields and salary inflation assumptions compared to those used to estimate the defined benefit obligations at the time of the 2018-19 Budget.

15

Other employee entitlements obligations were $1.54 billion higher than the 2018-19 Budget primarily due to actuarial valuation adjustments to the long service leave scheme liabilities which were based on assumptions consistent with those used in the valuation of superannuation liabilities (refer to Note 14), as well as the impact of adopting a revised methodology for calculating long service leave liabilities.

16	Advances received from GOCs were $878 million higher than the 2018-19 Budget with the expansion of the cash management scheme.

17

The main driver for the $633 million increase in provisions from the 2018-19 Budget was higher than expected QGIF claims, including settlement costs for the Stolen Wages claim made on behalf of Aboriginal and Torres Strait Islander people who were subject to the Protections Act controls and higher than expected sexual abuse and medical indemnity claims. (Refer also Note 5).

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-85

Notes to the Financial Statements

54.	General Government Sector budget to actual comparison continued

Cash Flow Statement

18

In addition to the increase per the operating statement (refer variance note 1), grants and subsidies were higher than budgeted due to claims from the Commonwealth for health activity funding being settled.

19

Dividend and tax equivalent receipts are $408 million higher than expected at Budget mainly as a result of higher income tax equivalent receipts from the energy sector, in line with improved operating results, and an unbudgeted tax equivalent receipt from WorkCover Queensland following strong returns in the prior year.

20	Other receipts are $1.027 billion higher than Budget mainly due to higher than expected coal royalty and sundry revenue receipts.

21

Payments to employees are lower than budgeted mainly due to lower rates of retirement payments from the defined benefit fund. This variance contrasts with the increase in the Operating Statement expense which was largely due to non-cash accruals.

22

Payments for goods and services are $254 million higher than budgeted. The variance is lower than the Operating Statement (refer to variance note 5), as higher QGIF claims, mainly for Stolen Wages and Victims of sexual abuse, were provided for in 2018-19 but will be paid in the future.

23	Interest paid is $94 million higher than budget mainly due to the timing of withdrawals from the redraw facility and higher than expected balances in the GOC advances facility.

24	Purchases of non-financial assets are marginally lower than expected at Budget due to changes in the timing of capital program delivery across the sector as well as equity to output swaps.

25	Net cash outflows from policy purposes are $105 million higher than the 2018-19 Budget mainly due to lower equity returns from electricity GOCs.

26

Net cash inflows from liquidity purposes are $1.958 billion lower than the 2018-19 Budget mainly due to a change in the profile of repatriations from the defined benefit superannuation scheme and the investment, in the QTC redraw facility, of additional net cash flows from operating activities.

27	Net advances received are $354 million higher than the 2018-19 Budget. This is the result of the extension of the cash management strategy to further GOCs.

5-86	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Certification of Queensland State Government Financial Statements

General Government Sector and Total State Sector Consolidated Financial Statements

2018-19

Management Certificate

The foregoing GGS and TSS consolidated financial statements have been prepared pursuant to section 25(1)(a) and (b) of the Financial Accountability Act 2009 and other prescribed requirements.

In our opinion and in terms of section 25(3) of the Financial Accountability Act 2009, we certify that the GGS and TSS consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i)	the financial operations and cash flows of the Government of Queensland for the financial year; and

(ii)	the financial position of the Government of Queensland at 30 June 2019.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the GGS and TSS consolidated financial statements misleading or inaccurate.

Glenn Miller, CPA	Frankie Carroll, CA FCCA GAICD AITI	The Honourable Jackie Trad MP
Acting Head of Budget and	Under Treasurer	Deputy Premier
Financial Management	Queensland Treasury	Treasurer
Queensland Treasury		Minister for Aboriginal and Torres Strait Islander Partnerships

22 January 2020

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-87

INDEPENDENT AUDITOR’S REPORT

To the Treasurer of Queensland

Report on the audit of the financial report

Opinion

I have audited the accompanying consolidated financial report of the Queensland Government including the General Government Sector and Total State Sector.

In my opinion, the financial report:

a)	gives a true and fair view of the Queensland Government’s financial position as at 30 June 2019, and its financial performance and cash flows for the year then ended

b)	complies with the Financial Accountability Act 2009 and Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting.

The financial report comprises the balance sheets as at 30 June 2019, operating statements, statements of changes in net assets (equity), and cash flow statements for the year then ended, notes to the financial statements including summaries of significant accounting policies and other explanatory information, and the certificate given by the Treasurer, Under Treasurer and Acting Head of Budget and Financial Management.

Basis for opinion

I conducted my audit in accordance with the Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the Queensland Government in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General of Queensland Auditing Standards.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key audit matters

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the financial report of the current period. I addressed these matters in the context of my audit of the financial report as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters.

5-88	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Valuation of property, plant and equipment (Total State Sector $271.58 billion; General Government Sector $209.38 billion at 30 June 2019)

Refer to note 32 in the financial report.

Key audit matter	How my audit procedures addressed this key audit matter

Property, plant and equipment is the most material balance on the Balance Sheet and is reported at fair value in compliance with AASB13 Fair Value Measurement.

The valuation of some assets requires significant management judgement due to the uncertainties inherent in the valuation of these significant physical assets.

Complex valuation methodologies are applied to certain government assets including infrastructure assets, and some asset classes are difficult to value due to their nature. The inputs to valuation models are subjective and are reliant upon significant estimates and judgements.

Not all entities that are consolidated into the Whole of Government financial statements are required to report their material assets at fair value in their own general purpose financial statements. This increases the risk that material assets may not be reported at fair value in the consolidated financial statements.

For material assets that were reported at fair value in entity financial statements, my procedures included, but were not limited to:
• confirming, on a sample basis, the fair value of material assets included in the consolidated statements to the public sector entity’s audited financial statements
• confirming the appropriateness of the approach used to measure the fair value for each type of asset class, and identifying the significant judgements made by management in determining fair value
• confirming the appropriateness of disclosures made under AASB13 Fair Value Measurement by agreeing them to the entity’s audited financial statements.
For material assets that were not reported at fair value in entity financial statements, my procedures included, but were not limited to:
• assessing the methodology used to derive the fair values of those assets
• agreeing with component auditors the approach for auditing those values within materiality levels directed
• confirming with the component auditors the results of testing performed over the fair values and the significant judgements used by management
• assessing the impact of fair value adjustments on other balances in the financial statements, including depreciation and movements in the asset revaluation surplus
• assessing the reasonableness of values of remaining assets not reported at fair value to ensure that the values are not likely to be materially different to their fair value
• assessing the appropriateness of disclosures under AASB13 Fair Value Measurement.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-89

Valuation of defined benefit superannuation liability (Total State Sector $26.7 billion; General Government Sector $27 billion at 30 June 2019)

Refer to notes 36 and 48 in the financial report.

Key audit matter	How my audit procedures addressed this key audit matter

The Queensland Government defined benefit superannuation liability is a material amount on the Balance Sheet.

The underlying model used to value the liability is complex and involves a significant degree of management judgement and estimation in the selection of long-term assumptions, including salary growth, discount rates and expected CPI increases, to which the valuation of the scheme is highly sensitive.

The State Public Sector Superannuation Fund (QSuper) defined benefit scheme is assessed annually by the State Actuary.

My procedures included, but were not limited to:
• obtaining management’s actuarial report and, with the assistance of an independent actuary,
¡ assessing the appropriateness of the methodology used by the State Actuary
¡ assessing the reasonableness of underlying assumptions and judgements used in estimating the liability, including comparison against accepted industry benchmarks
¡ confirming the accuracy of the value reported in the consolidated financial statements
• assessing the appropriateness and adequacy of related disclosures in the financial statements against the requirements of applicable Australian accounting standards.

Consolidation of financial information

Key audit matter	How my audit procedures addressed this key audit matter

The consolidated financial statements require the consolidation of financial information from a large number of public sector entities.

Entities may apply different financial reporting frameworks or apply accounting standards and accounting policies differently in the preparation of their individual financial statements.

My procedures included, but were not limited to:
• verifying the completeness of material public sector entities included in the consolidated financial statements

•  obtaining assurance over the completeness and accuracy of the financial information of individual entities consolidated in the financial statements by agreeing the financial information back to the audited financial statements for material public sector entities

•  verifying compliance with the ABS GFS manual with respect to accounting treatment and disclosures in the financial statements and the classification of entities into the relevant sectors of government

5-90	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Key audit matter	How my audit procedures addressed this key audit matter

AASB1049 Whole of Government and General Government Sector Financial Reporting requires restatement or reclassification of certain information prepared under generally accepted accounting principles (GAAP) to comply with the requirements of the Government Financial Statistics (GFS) requirements developed by the Australian Bureau of Statistics.	• assessing the quality of the process used to identify and eliminate transactions and balances occurring between public sector entities and sectors of government
• reviewing material manual adjustments and reclassification of amounts for reasonableness
• for those public sector entities not consolidated into the financial statements, we confirmed that they did not exceed the thresholds for reporting and therefore were not material.

Other information

Other information comprises the information included in the Queensland Government’s Report on State Finances for the year ended 30 June 2019 but does not include the financial report and my auditor’s report thereon.

The Treasurer, through Queensland Treasury, is responsible for the other information.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion thereon.

In connection with my audit of the financial report, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or my knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact.

I have nothing to report in this regard.

Responsibilities of the department for the financial report

The Treasurer, through Queensland Treasury, is responsible for the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009 and Australian Accounting Standard 1049 Whole of Government and General Government Sector Financial Reporting, and for such internal control as is determined necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error. AASB 1049 requires compliance with other applicable Australian Accounting Standards.

The Treasurer, through Queensland Treasury, is also responsible for disclosing matters related to going concern and using the going concern basis of accounting in the preparation of the financial statements, unless this is assessed as not being appropriate.

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-91

Auditor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

As part of an audit in accordance with the Australian Auditing Standards, I exercise professional judgement and maintain professional scepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the financial report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Queensland Government’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Treasurer.

•	Conclude on the appropriateness of the Queensland Government’s use of the going concern basis of accounting.

•

Evaluate the overall presentation, structure and content of the financial report, including the disclosures, and whether the financial report represents the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the financial report. I am responsible for the direction, supervision and performance of the audit of the group. I remain solely responsible for my audit opinion.

I communicate with the Treasurer, through Queensland Treasury, regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

From the matters communicated, I determine those matters that were of most significance in the audit of the financial report of the current period and are therefore the key audit matters. I describe these matters in my auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

5-92	Audited Consolidated Financial Statements 2018–19 – Queensland Government

Report on other legal and regulatory requirements

In accordance with s.42 of the Auditor-General Act 2009, for the year ended 30 June 2019:

a)	I received all the information and explanations I required.

b)	In my opinion, the prescribed requirements in relation to the establishment and keeping of accounts were complied with in all material respects.

24 January 2020

Karen Johnson	Queensland Audit Office
Acting Auditor-General	Brisbane

Audited Consolidated Financial Statements 2018–19 – Queensland Government	5-93